REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Southern Company
We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company and Subsidiary Companies (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements (pages 40 to 94) present fairly, in all material respects, the financial position of Southern Company and Subsidiary Companies at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, on January 1, 2009 the Company changed its method of accounting for Preferred and Preference Stock of Subsidiaries to conform to Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment to ARB No. 51, and, retrospectively, adjusted all periods presented in the consolidated financial statements for the change.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 25, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 25, 2009
(May 8, 2009 as to the effects of the retrospective adoption of Financial Accounting Standards
Board Statement No. 160 as described in Note 1 to the financial statements)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Southern Company and Subsidiary Companies 2008 Annual Report
OVERVIEW
Business Activities
The primary business of Southern Company (the Company) is electricity sales in the Southeast by the traditional operating companies – Alabama Power, Georgia Power, Gulf Power, and Mississippi Power – and Southern Power. The four traditional operating companies are vertically integrated utilities providing electric service in four Southeastern states. Southern Power constructs, acquires, owns, and manages generation assets and sells electricity at market-based rates in the wholesale market.
Many factors affect the opportunities, challenges, and risks of Southern Company’s electricity business. These factors include the traditional operating companies’ ability to maintain a constructive regulatory environment, to maintain energy sales in the midst of the current economic downturn, and to effectively manage and secure timely recovery of rising costs. Each of the traditional operating companies has various regulatory mechanisms that operate to address cost recovery. Since 2005, the traditional operating companies have completed a number of regulatory proceedings that provide for the timely recovery of costs. Appropriately balancing required costs and capital expenditures with customer prices will continue to challenge the Company for the foreseeable future.
Another major factor is the profitability of the competitive market-based wholesale generating business and federal regulatory policy, which may impact Southern Company’s level of participation in this market. Southern Power continues to execute its strategy through a combination of acquiring and constructing new power plants and by entering into power purchase agreements (PPAs) with investor owned utilities, independent power producers, municipalities, and electric cooperatives. The Company continues to face regulatory challenges related to transmission and market power issues at the national level.
Southern Company’s other business activities include leveraged lease projects, telecommunications, and energy-related services. Management continues to evaluate the contribution of each of these remaining activities to total shareholder return and may pursue acquisitions and dispositions accordingly.
Key Performance Indicators
In striving to maximize shareholder value while providing cost-effective energy to more than four million customers, Southern Company continues to focus on several key indicators. These indicators include customer satisfaction, plant availability, system reliability, and earnings per share (EPS), excluding charges related to leveraged leases. Southern Company’s financial success is directly tied to the satisfaction of its customers. Key elements of ensuring customer satisfaction include outstanding service, high reliability, and competitive prices. Management uses customer satisfaction surveys and reliability indicators to evaluate the Company’s results.
Peak season equivalent forced outage rate (Peak Season EFOR) is an indicator of fossil/hydro plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours. The fossil/hydro 2008 Peak Season EFOR of 1.68% was better than the target. The nuclear generating fleet also uses Peak Season EFOR as an indicator of availability and efficient generation fleet operations during the peak season. The nuclear 2008 Peak Season EFOR of 1.98% was slightly better than the target. Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures. The performance for 2008 was better than the target for these reliability measures.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Southern Company’s investments include three leveraged lease transactions whose tax deductions have been challenged by the Internal Revenue Service (IRS). Ongoing settlement negotiations with the IRS resulted in a charge to income of $83 million, or 11 cents per share, in 2008. Southern Company management uses EPS, excluding leveraged lease charges, to evaluate the performance of Southern Company’s ongoing business activities. Southern Company believes the presentation of earnings and EPS excluding the leveraged lease charges is useful for investors because it provides investors with additional information for purposes of comparing Southern Company’s performance for such periods. The presentation of this additional information is not meant to be considered a substitute for financial measures prepared in accordance with generally accepted accounting principles.
Southern Company’s 2008 results compared with its targets for some of these key indicators are reflected in the following chart:

	2008 Target	2008 Actual
Key Performance Indicator	Performance	Performance
	Top quartile in
Customer Satisfaction	customer surveys	Top quartile
Peak Season EFOR — fossil/hydro	2.75% or less	1.68%
Peak Season EFOR — nuclear	2.00% or less	1.98%
Basic EPS	$2.28 — $2.36	$2.26
EPS, excluding leveraged lease charges	—	$2.37
See RESULTS OF OPERATIONS herein for additional information on the Company’s financial performance. The financial performance achieved in 2008 reflects the continued emphasis that management places on these indicators as well as the commitment shown by employees in achieving or exceeding management’s expectations.
Earnings
Southern Company’s net income after dividends on preferred and preference stock of subsidiaries was $1.74 billion in 2008, an increase of $8 million from the prior year. Compared with the prior year, increases in retail rates and increases in revenues from market-response rates to large commercial and industrial customers were mostly offset by higher asset depreciation, milder summer temperatures compared to 2007, higher non-fuel operations and maintenance expenses, charges related to the leveraged lease business, and exiting the synthetic fuel business in 2007. Net income after dividends on preferred and preference stock of subsidiaries was $1.73 billion in 2007 and $1.57 billion in 2006, reflecting a 10.2% increase and a 1.1% decrease, respectively, over the prior year. Basic EPS was $2.26 in 2008, $2.29 in 2007, and $2.12 in 2006. Diluted EPS, which factors in additional shares related to stock-based compensation, was $2.25 in 2008, $2.28 in 2007, and $2.10 in 2006.
Dividends
Southern Company has paid dividends on its common stock since 1948. Dividends paid per share of common stock were $1.6625 in 2008, $1.595 in 2007, and $1.535 in 2006. In January 2009, Southern Company declared a quarterly dividend of 42 cents per share. This is the 245th consecutive quarter that Southern Company has paid a dividend equal to or higher than the previous quarter. The Company targets a dividend payout ratio of approximately 65% to 70% of net income. For 2008, the actual payout ratio was 73.5% while the payout ratio of net income excluding leveraged lease charges was 70.1%.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
RESULTS OF OPERATIONS
Electricity Business
Southern Company’s electric utilities generate and sell electricity to retail and wholesale customers in the Southeast. A condensed statement of income for the electricity business follows:

		Increase (Decrease)
	Amount	from Prior Year
	2008	2008	2007	2006
	(in millions)
Electric operating revenues	$17,000	$1,860	$1,052	$810

Fuel	6,817	973	701	655
Purchased power	815	300	(28)	(188)
Other operations and maintenance	3,584	111	183	70
Depreciation and amortization	1,414	199	51	27
Taxes other than income taxes	794	56	23	39

Total electric operating expenses	13,424	1,639	930	603

Operating income	3,576	221	122	207
Other income (expense), net	145	24	68	(9)
Interest expense	772	8	47	71
Income taxes	1,037	87	1	50

Net income	$1,912	$150	$142	$77
Dividends on preferred and preference stock of subsidiaries	65	17	14	4

Net income after dividends on preferred and preference stock of subsidiaries	$1,847	$133	$128	$73

Electric Operating Revenues
Details of electric operating revenues were as follows:

	Amount
	2008	2007	2006
	(in millions)
Retail — prior year	$12,639	$11,801	$11,165
Estimated change in —
Rates and pricing	668	161	9
Sales growth	—	60	115
Weather	(106)	54	35
Fuel and other cost recovery	854	563	477

Retail — current year	14,055	12,639	11,801
Wholesale revenues	2,400	1,988	1,822
Other electric operating revenues	545	513	465

Electric operating revenues	$17,000	$15,140	$14,088

Percent change	12.3%	7.5%	6.1%

Retail revenues increased $1.4 billion, $838 million, and $636 million in 2008, 2007, and 2006, respectively. The significant factors driving these changes are shown in the preceding table. The increase in rates and pricing in 2008 was primarily due to Alabama Power’s increase under its Rate Stabilization and Equalization Plan (Rate RSE), as ordered by the Alabama Public Service Commission (PSC), and Georgia Power’s increase under its 2007 retail rate

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
plan, as ordered by the Georgia PSC. See Note 3 to the financial statements under “Alabama Power Retail Regulatory Matters” and “Georgia Power Retail Regulatory Matters” for additional information. Also contributing to the 2008 increase was an increase in revenues from market-response rates to large commercial and industrial customers at Georgia Power. The 2007 increase in rates and pricing when compared to the prior year was primarily due to Alabama Power’s increase under its Rate RSE, as ordered by the Alabama PSC. Partially offsetting the 2007 increase was a decrease in revenues from market-response rates to large commercial and industrial customers at Georgia Power. The 2006 increase in rates and pricing when compared to the prior year was not material. See “Energy Sales” below for a discussion of changes in the volume of energy sold, including changes related to sales growth and weather.
Electric rates for the traditional operating companies include provisions to adjust billings for fluctuations in fuel costs, including the energy component of purchased power costs. Under these provisions, fuel revenues generally equal fuel expenses, including the fuel component of purchased power, and do not affect net income. The traditional operating companies may also have one or more regulatory mechanisms to recover other costs such as environmental, storm damage, new plants, and PPAs.
Wholesale revenues consist of PPAs with investor-owned utilities and electric cooperatives, unit power sales contracts, and short-term opportunity sales. Short-term opportunity sales are made at market-based rates that generally provide a margin above the Company’s variable cost to produce the energy. Southern Company’s average wholesale contract extends more than 14 years and, as a result, the Company has significantly limited its remarketing risk.
In 2008, wholesale revenues increased $412 million primarily as a result of a 21.8% increase in the average cost of fuel per net kilowatt-hour (KWH) generated, as well as revenues resulting from new and existing PPAs and revenues derived from contracts for Southern Power’s Plant Oleander Unit 5 and Plant Franklin Unit 3 placed in operation in December 2007 and June 2008, respectively. The 2008 increase was partially offset by a decrease in short-term opportunity sales and weather-related generation load reductions.
In 2007, wholesale revenues increased $166 million primarily as a result of a 9.9% increase in the average cost of fuel per net KWH generated. Excluding fuel, wholesale revenues were flat when compared to the prior year.
In 2006, wholesale revenues increased $155 million primarily as a result of a 10.0% increase in the average cost of fuel per net KWH generated, as well as revenues resulting from new PPAs in 2006. In addition, Southern Company assumed four PPAs through the acquisitions of Plants DeSoto and Rowan in June and September 2006, respectively. The 2006 increase was partially offset by a decrease in short-term opportunity sales.
Revenues associated with PPAs and opportunity sales were as follows:

	2008	2007	2006
	(in millions)
Other power sales —
Capacity and other	$538	$533	$499
Energy	1,319	989	841

Total	$1,857	$1,522	$1,340

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Capacity revenues under unit power sales contracts, principally sales to Florida utilities, reflect the recovery of fixed costs and a return on investment. Unit power KWH sales decreased 2.1% in 2008, decreased 0.8% in 2007, and increased 0.2% in 2006. Fluctuations in oil and natural gas prices, which are the primary fuel sources for unit power sales customers, influence changes in these sales. However, because the energy is generally sold at variable cost, these fluctuations have a minimal effect on earnings. The capacity and energy components of the unit power sales contracts were as follows:

	2008	2007	2006
	(in millions)
Unit power sales —
Capacity	$223	$202	$208
Energy	320	264	274

Total	$543	$466	$482

Energy Sales
Changes in revenues are influenced heavily by the change in the volume of energy sold from year to year. KWH sales for 2008 and the percent change by year were as follows:

	KWHs	Percent Change

	2008	2008	2007	2006
	(in billions)
Residential	52.3	(2.0)%	1.8%	2.5%
Commercial	54.4	(0.4)	3.2	2.2
Industrial	52.7	(3.7)	(0.7)	(0.2)
Other	0.9	(2.9)	4.4	(7.6)

Total retail	160.3	(2.1)	1.4	1.4
Wholesale	39.3	(3.4)	5.9	3.7

Total energy sales	199.6	(2.3)	2.3	1.9

KWH sales by quarter for 2008 compared to the same periods in 2007 were as follows:

	KWHs			Percent Change

			Total			Total
Quarter Ended	Retail	Wholesale	Energy Sales	Retail	Wholesale	Energy Sales
	(in millions)
March 2008	38,576	9,590	48,166	1.4%	(1.9)%	0.7%
June 2008	39,882	10,049	49,931	(1.2)	1.0	(0.7)
September 2008	45,800	10,969	56,769	(4.6)	(2.2)	(4.1)
December 2008	36,001	8,760	44,761	(3.3)	(10.6)	(4.8)
Changes in retail energy sales are comprised of changes in electricity usage by customers, changes in weather, and changes in the number of customers. Retail energy sales in 2008 decreased 3.4 billion KWHs as a result of a 1.4% decrease in electricity usage mainly due to a slowing economy that worsened during the fourth quarter. The 2008 decrease in residential sales resulted primarily from lower home occupancy rates in Southern Company’s service area when compared to 2007. Throughout the year, reduced demand in the textile sector; the lumber sector; and the stone, clay, and glass sector contributed to the decrease in 2008 industrial sales. Additional weakness in the fourth quarter 2008 affected all major industrial segments. Significantly less favorable weather in 2008 when compared to

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
2007 also contributed to the 2008 decrease in retail energy sales. These decreases were partially offset by customer growth of 0.6%. Retail energy sales in 2007 increased 2.3 billion KWHs as a result of 1.3% customer growth and favorable weather in 2007 when compared to 2006. The 2007 decrease in industrial sales primarily resulted from reduced demand and closures within the textile sector, as well as decreased demand in the primary metals sector and the stone, clay, and glass sector. Retail energy sales in 2006 increased 2.3 billion KWHs as a result of customer growth of 1.7%, sustained economic growth primarily in the residential and commercial customer classes, and favorable weather in 2006 when compared to 2005.
Wholesale energy sales decreased by 1.4 billion KWHs in 2008, increased by 2.3 billion KWHs in 2007, and increased by 1.4 billion KWHs in 2006. The decrease in wholesale energy sales in 2008 was primarily related to longer planned maintenance outages at a fossil unit in 2008 as compared to 2007 which reduced the availability of this unit for wholesale sales. Lower short-term opportunity sales primarily related to higher coal prices also contributed to the 2008 decrease. These decreases were partially offset by Plant Oleander Unit 5 and Plant Franklin Unit 3 being placed in operation in December 2007 and June 2008, respectively. The increase in wholesale energy sales in 2007 was primarily related to new PPAs acquired by Southern Company through the acquisition of Plant Rowan in September 2006, as well as new contracts with EnergyUnited Electric Membership Corporation that commenced in September 2006 and January 2007. An increase in KWH sales under existing PPAs also contributed to the 2007 increase. The increase in wholesale energy sales in 2006 was related primarily to the new PPAs discussed previously under “Electric Operating Revenues.”
Fuel and Purchased Power Expenses
Fuel costs constitute the single largest expense for the electric utilities. The mix of fuel sources for generation of electricity is determined primarily by demand, the unit cost of fuel consumed, and the availability of generating units. Additionally, the electric utilities purchase a portion of their electricity needs from the wholesale market. Details of Southern Company’s electricity generated and purchased were as follows:

	2008	2007	2006
Total generation (billions of KWHs)	198	206	201
Total purchased power (billions of KWHs)	11	8	8

Sources of generation (percent) —
Coal	68	70	70
Nuclear	15	14	15
Gas	16	15	13
Hydro	1	1	2

Cost of fuel, generated (cents per net KWH) —
Coal	3.27	2.60	2.40
Nuclear	0.50	0.50	0.47
Gas	7.58	6.64	6.63

Average cost of fuel, generated (cents per net KWH)	3.52	2.89	2.63
Average cost of purchased power (cents per net KWH)	7.85	7.20	6.82

In 2008, fuel and purchased power expenses were $7.6 billion, an increase of $1.3 billion or 20.0% above 2007 costs. This increase was primarily the result of a $1.3 billion net increase in the average cost of fuel and purchased power partially resulting from a 25.8% increase in the cost of coal per net KWH generated and a 14.2% increase in the cost of gas per net KWH generated.
In 2007, fuel and purchased power expenses were $6.4 billion, an increase of $673 million or 11.8% above 2006 costs. This increase was primarily the result of a $543 million net increase in the average cost of fuel and purchased power partially resulting from a 51.4% decrease in hydro generation as a result of a severe drought. Also contributing to this increase was a $130 million increase related to higher net KWHs generated and purchased.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
In 2006, fuel and purchased power expenses were $5.7 billion, an increase of $467 million or 8.9% above the prior year costs. This increase was primarily the result of a $367 million net increase in the average cost of fuel and purchased power and a $100 million increase related to higher net KWHs generated and purchased.
Over the last several years, coal prices have been influenced by a worldwide increase in demand from developing countries, as well as increases in mining and fuel transportation costs. In the first half of 2008, coal prices reached unprecedented high levels primarily due to increased demand following more moderate pricing in 2006 and 2007. Despite these fluctuations, fuel inventories have been adequate and fuel supply markets have been sufficient to meet expected fuel requirements. Demand for natural gas in the United States also increased in 2007 and the first half of 2008. However, natural gas supplies increased in the last half of 2008 as a result of increased production and higher storage levels due in part to weak industrial demand. Both coal and natural gas prices moderated in the second half of 2008 as the result of a recessionary economy. During 2008, uranium prices continued to moderate from the highs set during 2007. While worldwide uranium production levels appear to have increased slightly since 2007, secondary supplies and inventories were still required to meet worldwide reactor demand.
Fuel expenses generally do not affect net income, since they are offset by fuel revenues under the traditional operating companies’ fuel cost recovery provisions. See FUTURE EARNINGS POTENTIAL – “PSC Matters –Fuel Cost Recovery” herein for additional information. Likewise, Southern Power’s PPAs generally provide that the purchasers are responsible for substantially all of the cost of fuel.
Other Operations and Maintenance Expenses
Other operations and maintenance expenses were $3.6 billion, $3.5 billion, and $3.3 billion, increasing $111 million, $183 million, and $70 million in 2008, 2007, and 2006, respectively. Discussion of significant variances for components of other operations and maintenance expenses follows.
Other production expenses at fossil, hydro, and nuclear plants increased $63 million, $128 million, and $3 million in 2008, 2007, and 2006, respectively. Production expenses fluctuate from year to year due to variations in outage schedules and normal increases in costs. Other production expenses increased in 2008 primarily due to a $64 million increase related to expenses incurred for maintenance outages at generating units and a $30 million increase related to labor and materials expenses, partially offset by a $15 million decrease in nuclear refueling costs. See Note 1 to the financial statements under “Property, Plant, and Equipment” for additional information regarding nuclear refueling costs. The 2008 increase was also partially offset by a $24 million decrease related to new facilities, mainly lower costs associated with the 2007 write-off of Southern Power’s integrated coal gasification combined cycle (IGCC) project with the Orlando Utilities Commission. Other production expenses increased in 2007 primarily due to a $40 million increase related to expenses incurred for maintenance outages at generating units and a $29 million increase related to new facilities, mainly costs associated with the write-off of Southern Power’s IGCC project and the acquisitions of Plants DeSoto and Rowan by Southern Power in June and September 2006, respectively. A $25 million increase related to labor and materials expenses and a $22 million increase in nuclear refueling costs also contributed to the 2007 increase. The 2006 increase in other production expenses when compared to the prior year was not material.
Transmission and distribution expenses increased $4 million, $21 million, and $30 million in 2008, 2007, and 2006, respectively. Transmission and distribution expenses fluctuate from year to year due to variations in maintenance schedules and normal increases in costs. The 2008 increase in transmission and distribution expenses was not material when compared to the prior year. Transmission and distribution expenses increased in 2007 primarily as a result of increases in labor and materials costs and maintenance associated with additional investment to meet customer growth. Transmission and distribution expenses increased in 2006 primarily due to expenses associated

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
with recovery of prior year storm costs through natural disaster recovery clauses in accordance with an accounting order approved by the Alabama PSC and maintenance associated with additional investment in distribution to meet customer growth.
Customer sales and service expenses increased $32 million, $7 million, and $9 million in 2008, 2007, and 2006, respectively. Customer sales and service expenses increased in 2008 primarily as a result of an increase in customer account expenses, including a $13 million increase in uncollectible accounts expense, a $9 million increase in meter reading and related supervision expenses, and an $8 million increase for records and collections. The 2007 and 2006 increases in customer sales and service expenses were not material when compared to the prior years.
Administrative and general expenses increased $10 million, $28 million, and $29 million in 2008, 2007, and 2006, respectively. The 2008 increase in administrative and general expenses was not material when compared to the prior year. Administrative and general expenses increased in 2007 primarily as a result of a $16 million increase in legal costs and expenses associated with an increase in employees. Also contributing to the 2007 increase was a $14 million increase in accrued expenses for the litigation and workers’ compensation reserve, partially offset by an $8 million decrease in property damage expense. Administrative and general expenses increased in 2006 primarily as a result of a $17 million increase in salaries and wages and a $24 million increase in pension expense, partially offset by a $16 million reduction in medical expenses.
Depreciation and Amortization
Depreciation and amortization increased $199 million in 2008 primarily as a result of an increase in plant in service related to environmental, transmission, and distribution projects mainly at Alabama Power and Georgia Power and generation projects at Georgia Power. An increase in depreciation rates at Georgia Power and Southern Power also contributed to the 2008 increase, as well as the expiration of a rate order previously allowing Georgia Power to levelize certain purchased power capacity costs and the completion of Plant Oleander Unit 5 in December 2007 and Plant Franklin Unit 3 in June 2008.
Depreciation and amortization increased $51 million in 2007 primarily as a result of an increase in plant in service related to environmental, transmission, and distribution projects mainly at Alabama Power and Georgia Power. An increase in the amortization expense of a regulatory liability recorded in 2003 in connection with the Mississippi PSC’s accounting order on Plant Daniel capacity also contributed to the 2007 increase. Partially offsetting the 2007 increase was a reduction in amortization expense due to a Georgia Power regulatory liability related to the levelization of certain purchased power capacity costs as ordered by the Georgia PSC under the terms of the retail rate order effective January 1, 2005. See Note 1 to the financial statements under “Depreciation and Amortization” for additional information.
Depreciation and amortization increased $27 million in 2006 primarily as a result of the acquisitions of Plants DeSoto, Rowan, and Oleander in June 2006, September 2006, and June 2005, respectively, and an increase in the amortization expense of the Mississippi Power regulatory liability related to Plant Daniel capacity. An increase in depreciation rates at Southern Power also contributed to the 2006 increase. Partially offsetting the 2006 increase was a reduction in the amortization expense of a Georgia Power regulatory liability related to the levelization of certain purchased power capacity costs.
Taxes Other Than Income Taxes
Taxes other than income taxes increased $56 million in 2008 primarily as a result of increases in franchise fees and municipal gross receipt taxes associated with increases in revenues from energy sales, as well as increases in property taxes associated with property tax actualizations and additional plant in service. Taxes other than income taxes increased $23 million in 2007 primarily as a result of increases in franchise and municipal gross receipts taxes

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
associated with increases in revenues from energy sales, partially offset by a decrease in property taxes resulting from the resolution of a dispute with Monroe County, Georgia. Taxes other than income taxes increased $39 million in 2006 primarily as a result of increases in franchise and municipal gross receipts taxes associated with increases in revenues from energy sales, as well as increases in property taxes associated with additional plant in service.
Other Income (Expense), Net
Other income (expense), net increased $24 million in 2008 primarily as a result of an increase in allowance for equity funds used during construction related to additional investments in environmental equipment at generating plants at Alabama Power, Georgia Power, and Gulf Power, as well as additional investments in transmission and distribution projects mainly at Alabama Power and Georgia Power. Other income (expense), net increased $68 million in 2007 primarily as a result of an increase in allowance for equity funds used during construction related to additional investments in environmental equipment at generating plants and transmission and distribution projects mainly at Alabama Power and Georgia Power. The 2006 decrease in other income (expense), net when compared to the prior year was not material.
Interest Expense
Total interest charges and other financing costs increased by $8 million in 2008 primarily as a result of a $65 million increase associated with $1.8 billion in additional debt outstanding at December 31, 2008 compared to December 31, 2007. Also contributing to the 2008 increase was $5 million in other interest costs. The 2008 increase was partially offset by $55 million related to lower average interest rates on existing variable rate debt and $7 million of additional capitalized interest as compared to 2007.
Total interest charges and other financing costs increased by $47 million in 2007 primarily as a result of a $59 million increase associated with $703 million in additional debt outstanding at December 31, 2007 compared to December 31, 2006 and higher interest rates associated with the issuance of new long-term debt. Also contributing to the 2007 increase was $7 million related to higher average interest rates on existing variable rate debt and $19 million in other interest costs. The 2007 increase was partially offset by $38 million of additional capitalized interest as compared to 2006.
Total interest charges and other financing costs increased by $71 million in 2006 primarily due to a $73 million increase associated with $723 million in additional debt outstanding at December 31, 2006 compared to December 31, 2005 and higher interest rates associated with the issuance of new long-term debt. Also contributing to the 2006 increase was $7 million associated with higher average interest rates on existing variable rate debt, partially offset by $6 million of additional capitalized interest associated with construction projects and $3 million in lower other interest costs.
Income Taxes
Income taxes increased $87 million in 2008 primarily due to higher pre-tax earnings as compared to 2007 and a 2007 deduction for a Georgia Power land donation. The 2008 increase was partially offset by an increase in allowance for equity funds used during construction, which is not taxable. See Note 5 to the financial statements under “Effective Tax Rate” for additional information.
Income taxes were relatively flat in 2007 as higher pre-tax earnings as compared to 2006 were largely offset due to a deduction for a Georgia Power land donation; an increase in allowance for equity funds used during construction, which is not taxable; and an increase in the Internal Revenue Code of 1986, as amended (Internal Revenue Code), Section 199 production activities deduction.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Income taxes increased $50 million in 2006 primarily due to higher pre-tax earnings as compared to 2005 and the impact of a 2005 accounting order approved by the Alabama PSC to return certain regulatory liabilities related to deferred taxes to Alabama Power’s retail customers.
Dividends on Preferred and Preference Stock of Subsidiaries
Dividends on preferred and preference stock of subsidiaries increased $17 million in 2008 primarily as a result of issuances of $320 million and $150 million of preference stock in the third and fourth quarters of 2007, respectively, partially offset by the redemption of $125 million of preferred stock in January 2008.
Dividends on preferred and preference stock of subsidiaries increased $14 million in 2007 primarily as a result of a $470 million increase associated with additional preference stock outstanding at December 31, 2007 compared to December 31, 2006.
The 2006 increase in dividends of preferred and preference stock of subsidiaries when compared to the prior year was not material.
Other Business Activities
Southern Company’s other business activities include the parent company (which does not allocate operating expenses to business units), investments in leveraged lease and synthetic fuel projects, telecommunications, and energy-related services. These businesses are classified in general categories and may comprise one or more of the following subsidiaries: Southern Company Holdings invests in various energy-related projects, including leveraged lease and synthetic fuel projects that receive tax benefits, which have contributed significantly to the economic results of these investments; SouthernLINC Wireless provides digital wireless communications for use by Southern Company and its subsidiary companies and also markets these services to the public and provides fiber cable services within the Southeast.
Southern Company’s investment in synthetic fuel projects ended at December 31, 2007. A condensed statement of income for Southern Company’s other business activities follows:

		Increase (Decrease)
	Amount	from Prior Year
	2008	2008	2007	2006
		(in millions)
Operating revenues	$127	$(86)	$(55)	$(8)

Other operations and maintenance	165	(44)	(29)	(59)
Depreciation and amortization	29	(1)	(6)	(3)
Taxes other than income taxes	3	—	—	(1)

Total operating expenses	197	(45)	(35)	(63)

Operating income (loss)	(70)	(41)	(20)	55
Equity in income (losses) of unconsolidated subsidiaries	10	35	35	62
Leveraged lease income (losses)	(85)	(125)	(29)	(5)
Other income (expense), net	12	(29)	73	(19)
Interest expense	94	(28)	(27)	48
Income taxes	(122)	(7)	53	136

Net income (loss)	$(105)	$(125)	$33	$(91)

Operating Revenues
Southern Company’s non-electric operating revenues from these other businesses decreased $86 million in 2008 primarily as a result of a $60 million decrease associated with Southern Company terminating its investment in synthetic fuel projects at December 31, 2007 and a $21 million decrease in revenues at SouthernLINC Wireless related to lower average revenue per subscriber and fewer subscribers due to increased competition in the industry. Also contributing to the 2008 decrease was a $5 million decrease in revenues from Southern Company’s energy-related services business. The $55 million decrease in 2007 primarily resulted from a $14 million decrease in fuel procurement service revenues following a contract termination, a $13 million decrease in revenues at SouthernLINC Wireless related to lower average revenue per subscriber and fewer subscribers due to increased competition in the industry, and an $11 million decrease in revenues from Southern Company’s energy-related services business. The $8 million decrease in 2006 primarily resulted from a $21 million decrease in revenues at SouthernLINC Wireless related to lower average revenue per subscriber and lower equipment and accessory sales. The 2006 decrease was partially offset by a $12 million increase in fuel procurement service revenues.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Other Operations and Maintenance Expenses
Other operations and maintenance expenses for these other businesses decreased $44 million in 2008 primarily as a result of $11 million of lower coal expenses related to Southern Company terminating its investment in synthetic fuel projects at December 31, 2007; $9 million of lower sales expenses at SouthernLINC Wireless related to lower sales volume; and $5 million of lower parent company expenses related to advertising, litigation, and property insurance costs. Other operations and maintenance expenses decreased $29 million in 2007 primarily as a result of $11 million of lower production expenses related to the termination of Southern Company’s membership interest in one of the synthetic fuel entities and $8 million attributed to the wind-down of one of the Company’s energy-related services businesses. Other operations and maintenance expenses decreased $59 million in 2006 primarily as a result of $32 million of lower production expenses related to the termination of Southern Company’s membership interest in one of the synthetic fuel entities, $13 million attributed to the wind-down of one of the Company’s energy-related services businesses, and $7 million of lower expenses resulting from the March 2006 sale of a subsidiary that provided rail car maintenance services.
Equity in Income (Losses) of Unconsolidated Subsidiaries
Southern Company made investments in two synthetic fuel production facilities that generated operating losses. These investments allowed Southern Company to claim federal income tax credits that offset these operating losses and made the projects profitable. Equity in income of unconsolidated subsidiaries increased $35 million in 2008 as a result of Southern Company terminating its investment in synthetic fuel projects at December 31, 2007. Equity in losses of unconsolidated subsidiaries decreased $35 million in 2007 as a result of terminating Southern Company’s membership interest in one of the synthetic fuel entities which reduced the amount of the Company’s share of the losses and, therefore, the funding obligation for the year. Also contributing to the 2007 decrease were adjustments to the phase-out of the related federal income tax credits, partially offset by higher operating expenses due to idled production in 2006 and decreased production in 2007 in anticipation of exiting the business. Equity in losses of unconsolidated subsidiaries decreased $62 million in 2006 as a result of terminating Southern Company’s membership interest in one of the synthetic fuel entities which reduced the amount of the Company’s share of the losses and, therefore, the funding obligation for the year. The 2006 decrease also resulted from lower operating expenses while the production facilities at the other synthetic fuel entity were idled from May to September 2006 due to higher oil prices.
Leveraged Lease Income (Losses)
Southern Company has several leveraged lease agreements which relate to international and domestic energy generation, distribution, and transportation assets. Southern Company receives federal income tax deductions for depreciation and amortization, as well as interest on long-term debt related to these investments. Leveraged lease losses increased $125 million in 2008 as a result of Southern Company’s decision to participate in a settlement with the IRS related to deductions for several sale-in-lease-out (SILO) transactions and the resulting application of Financial Accounting Standards Board (FASB) Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2). See Note 3 to the financial statements under “Income Tax Matters — Leveraged Leases” for further information. Leveraged lease income decreased $29 million in 2007 as a result of the adoption of FSP 13-2, as well as an expected decline in leveraged lease income over the terms of the leases. The 2006 decrease in leveraged lease income when compared to the prior year was not material.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Other Income (Expense), Net
Other income (expense), net for these other businesses decreased $29 million in 2008 primarily as a result of the 2007 gain on a derivative transaction in the synthetic fuel business which settled on December 31, 2007. Other income (expense), net increased $73 million in 2007 primarily as a result of a $60 million increase related to changes in the value of derivative transactions in the synthetic fuel business and a $16 million increase related to the 2006 impairment of investments in the synthetic fuel entities, partially offset by the release of $6 million in certain contractual obligations associated with these investments in 2006. Other income (expense), net decreased $19 million in 2006 primarily as a result of a $25 million decrease related to changes in the value of derivative transactions in the synthetic fuel business and the previously mentioned impairment and release of contractual obligations.
Interest Expense
Total interest charges and other financing costs for these other businesses decreased $28 million in 2008 primarily as a result of $29 million associated with lower average interest rates on existing variable rate debt and a $4 million decrease attributed to lower interest rates associated with new debt issued to replace maturing securities. At December 31, 2008, these other businesses had $92 million in additional debt outstanding compared to December 31, 2007. The 2008 decrease was partially offset by a $5 million increase in other interest costs. Total interest charges and other financing costs decreased by $27 million in 2007 primarily as a result of $16 million of losses on debt that was reacquired in 2006. Also contributing to the 2007 decrease was $97 million less debt outstanding at December 31, 2007 compared to December 31, 2006, lower interest rates associated with the issuance of new long-term debt, and a $4 million decrease in other interest costs. Total interest charges and other financing costs increased by $48 million in 2006 primarily as a result of a $19 million increase associated with $149 million in additional debt outstanding at December 31, 2006 as compared to December 31, 2005 and higher interest rates associated with the issuance of new long-term debt. Also contributing to the increase were $12 million associated with higher average interest rates on existing variable rate debt, a $6 million loss on the early redemption of long-term debt payable to affiliated trusts in January 2006, and a $16 million loss on the repayment of long-term debt payable to affiliated trusts in December 2006. The 2006 increase was partially offset by $4 million in lower other interest costs.
Income Taxes
Income taxes for these other businesses decreased $7 million in 2008 primarily as a result of leveraged lease losses discussed previously under “Leveraged Lease Income (Losses),” partially offset by a $36 million decrease in net synthetic fuel tax credits as a result of Southern Company terminating its investment in synthetic fuel projects at December 31, 2007. Income taxes increased $53 million in 2007 primarily as a result of a $30 million decrease in net synthetic fuel tax credits as a result of terminating Southern Company’s membership interest in one of the synthetic fuel entities in 2006 and increasing the synthetic fuel tax credit reserves due to an anticipated phase-out of synthetic fuel tax credits due to higher oil prices. Income taxes increased $136 million in 2006 primarily as a result of a $111 million decrease in net synthetic fuel tax credits as a result of terminating Southern Company’s membership interest in one of the synthetic fuel entities, curtailing production at the other synthetic fuel entity from May to September 2006, and increasing the synthetic fuel tax credit reserves due to an anticipated phase-out of synthetic fuel tax credits due to higher oil prices. See Note 5 to the financial statements under “Effective Tax Rate” for further information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Effects of Inflation
The traditional operating companies and Southern Power are subject to rate regulation and party to long-term contracts that are generally based on the recovery of historical costs. When historical costs are included, or when inflation exceeds projected costs used in rate regulation or in market-based prices, the effects of inflation can create an economic loss since the recovery of costs could be in dollars that have less purchasing power. In addition, the income tax laws are based on historical costs. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss or the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt, preferred securities, preferred stock, and preference stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed in the traditional operating companies’ approved electric rates.
FUTURE EARNINGS POTENTIAL
General
The four traditional operating companies operate as vertically integrated utilities providing electricity to customers within their service areas in the Southeastern United States. Prices for electricity provided to retail customers are set by state PSCs under cost-based regulatory principles. Prices for wholesale electricity sales, interconnecting transmission lines, and the exchange of electric power are regulated by the Federal Energy Regulatory Commission (FERC). Retail rates and earnings are reviewed and may be adjusted periodically within certain limitations. Southern Power continues to focus on long-term capacity contracts, optimized by limited energy trading activities. See ACCOUNTING POLICIES – “Application of Critical Accounting Policies and Estimates – Electric Utility Regulation” herein and Note 3 to the financial statements for additional information about regulatory matters.
The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of Southern Company’s future earnings depends on numerous factors that affect the opportunities, challenges, and risks of Southern Company’s primary business of selling electricity. These factors include the traditional operating companies’ ability to maintain a constructive regulatory environment that continues to allow for the recovery of all prudently incurred costs during a time of increasing costs. Other major factors include the profitability of the competitive wholesale supply business and federal regulatory policy which may impact Southern Company’s level of participation in this market. Future earnings for the electricity business in the near term will depend, in part, upon maintaining energy sales during the current economic downturn, which is subject to a number of factors. These factors include weather, competition, new energy contracts with neighboring utilities and other wholesale customers, energy conservation practiced by customers, the price of electricity, the price elasticity of demand, and the rate of economic growth or decline in the service area. In addition, the level of future earnings for the wholesale supply business also depends on numerous factors including creditworthiness of customers, total generating capacity available in the Southeast, and the successful remarketing of capacity as current contracts expire. Recent recessionary conditions have negatively impacted sales growth for the traditional operating companies and may negatively impact wholesale capacity revenues at Southern Power. The timing and extent of the economic recovery will impact future earnings.
Southern Company system generating capacity increased 659 megawatts due to Southern Power’s completion of Franklin Unit 3 in June 2008. In general, Southern Company has constructed or acquired new generating capacity only after entering into long-term capacity contracts for the new facilities or to meet requirements of Southern Company’s regulated retail markets, both of which are optimized by limited energy trading activities. See FUTURE EARNINGS POTENTIAL — “Construction Projects” herein for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
As part of its ongoing effort to adapt to changing market conditions, Southern Company continues to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, partnerships, acquisitions involving other utility or non-utility businesses or properties, disposition of certain assets, internal restructuring, or some combination thereof. Furthermore, Southern Company may engage in new business ventures that arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations, risks, and financial condition of Southern Company.
Environmental Matters
Compliance costs related to the Clean Air Act and other environmental statutes and regulations could affect earnings if such costs cannot continue to be fully recovered in rates on a timely basis. Environmental compliance spending over the next several years may exceed amounts estimated. Some of the factors driving the potential for such an increase are higher commodity costs, market demand for labor, and scope additions and clarifications. The timing, specific requirements, and estimated costs could also change as environmental statutes and regulations are adopted or modified. See Note 3 to the financial statements under “Environmental Matters” for additional information.
New Source Review Actions
In November 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court for the Northern District of Georgia against certain Southern Company subsidiaries, including Alabama Power and Georgia Power, alleging that these subsidiaries had violated the New Source Review (NSR) provisions of the Clean Air Act and related state laws at certain coal-fired generating facilities. Through subsequent amendments and other legal procedures, the EPA filed a separate action in January 2001 against Alabama Power in the U.S. District Court for the Northern District of Alabama after Alabama Power was dismissed from the original action. In these lawsuits, the EPA alleged that NSR violations occurred at eight coal-fired generating facilities operated by Alabama Power and Georgia Power. The civil actions request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The action against Georgia Power has been administratively closed since the spring of 2001, and the case has not been reopened.
In June 2006, the U.S. District Court for the Northern District of Alabama entered a consent decree between Alabama Power and the EPA, resolving a portion of the Alabama Power lawsuit relating to the alleged NSR violations at Plant Miller. The consent decree required Alabama Power to pay $100,000 to resolve the government’s claim for a civil penalty and to donate $4.9 million of sulfur dioxide emission allowances to a nonprofit charitable organization. It also formalized specific emissions reductions to be accomplished by Alabama Power, consistent with other Clean Air Act programs that require emissions reductions. In August 2006, the district court in Alabama granted Alabama Power’s motion for summary judgment and entered final judgment in favor of Alabama Power on the EPA’s claims related to all of the remaining plants: Plants Barry, Gaston, Gorgas, and Greene County.
The plaintiffs appealed the district court’s decision to the U.S. Court of Appeals for the Eleventh Circuit, where the appeal was stayed, pending the U.S. Supreme Court’s decision in a similar case against Duke Energy. The Supreme Court issued its decision in the Duke Energy case in April 2007, and in December 2007, the Eleventh Circuit vacated the district court’s decision in the Alabama Power case and remanded the case back to the district court for consideration of the legal issues in light of the Supreme Court’s decision in the Duke Energy case. On July 24, 2008, the U.S. District Court for the Northern District of Alabama granted partial summary judgment in favor of Alabama Power regarding the proper legal test for determining whether projects are routine maintenance, repair, and replacement and therefore are excluded from NSR permitting. The decision did not resolve the case, and the ultimate outcome of these matters cannot be determined at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Southern Company believes that the traditional operating companies complied with applicable laws and the EPA regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $37,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in either of these cases could require substantial capital expenditures or affect the timing of currently budgeted capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. Such expenditures could affect future results of operations, cash flows, and financial condition if such costs are not recovered through regulated rates.
Carbon Dioxide Litigation
New York Case
In July 2004, three environmental groups and attorneys general from eight states, each outside of Southern Company’s service territory, and the corporation counsel for New York City filed complaints in the U.S. District Court for the Southern District of New York against Southern Company and four other electric power companies. The complaints allege that the companies’ emissions of carbon dioxide, a greenhouse gas, contribute to global warming, which the plaintiffs assert is a public nuisance. Under common law public and private nuisance theories, the plaintiffs seek a judicial order (1) holding each defendant jointly and severally liable for creating, contributing to, and/or maintaining global warming and (2) requiring each of the defendants to cap its emissions of carbon dioxide and then reduce those emissions by a specified percentage each year for at least a decade. The plaintiffs have not, however, requested that damages be awarded in connection with their claims. Southern Company believes these claims are without merit and notes that the complaint cites no statutory or regulatory basis for the claims. In September 2005, the U.S. District Court for the Southern District of New York granted Southern Company’s and the other defendants’ motions to dismiss these cases. The plaintiffs filed an appeal to the U.S. Court of Appeals for the Second Circuit in October 2005, but no decision has been issued. The ultimate outcome of these matters cannot be determined at this time.
Kivalina Case
On February 26, 2008, the Native Village of Kivalina and the City of Kivalina filed a suit in the U.S. District Court for the Northern District of California against several electric utilities (including Southern Company), several oil companies, and a coal company. The plaintiffs are the governing bodies of an Inupiat village in Alaska. The plaintiffs contend that the village is being destroyed by erosion allegedly caused by global warming that the plaintiffs attribute to emissions of greenhouse gases by the defendants. The plaintiffs assert claims for public and private nuisance and contend that the defendants have acted in concert and are therefore jointly and severally liable for the plaintiffs’ damages. The suit seeks damages for lost property values and for the cost of relocating the village, which is alleged to be $95 million to $400 million. On June 30, 2008, all defendants filed motions to dismiss this case. Southern Company believes that these claims are without merit and notes that the complaint cites no statutory or regulatory basis for the claims. The ultimate outcome of this matter cannot be determined at this time.
Environmental Statutes and Regulations
General
Southern Company’s operations are subject to extensive regulation by state and federal environmental agencies under a variety of statutes and regulations governing environmental media, including air, water, and land resources. Applicable statutes include the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Emergency Planning & Community Right-to-Know Act; the Endangered Species Act; and related federal and state regulations. Compliance with these environmental requirements involves significant capital and operating

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
costs, a major portion of which is expected to be recovered through existing ratemaking provisions. Through 2008, Southern Company had invested approximately $6.3 billion in capital projects to comply with these requirements, with annual totals of $1.6 billion, $1.5 billion, and $661 million for 2008, 2007, and 2006, respectively. The Company expects that capital expenditures to assure compliance with existing and new statutes and regulations will be an additional $1.4 billion, $737 million, and $871 million for 2009, 2010, and 2011, respectively. The Company’s compliance strategy can be affected by changes to existing environmental laws, statutes, and regulations, the cost, availability, and existing inventory of emission allowances, and the Company’s fuel mix. Environmental costs that are known and estimable at this time are included in capital expenditures discussed under FINANCIAL CONDITION AND LIQUIDITY — “Capital Requirements and Contractual Obligations” herein.
Compliance with any new federal or state legislation or regulations related to global climate change, air quality, combustion byproducts, including coal ash, or other environmental and health concerns could also significantly affect Southern Company. Although new or revised environmental legislation or regulations could affect many areas of Southern Company’s operations, the full impact of any such changes cannot be determined at this time.
Air Quality
Compliance with the Clean Air Act and resulting regulations has been and will continue to be a significant focus for Southern Company. Through 2008, the Company had spent approximately $5.4 billion in reducing sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions and in monitoring emissions pursuant to the Clean Air Act. Additional controls are currently being installed at several plants to further reduce air emissions, maintain compliance with existing regulations, and meet new requirements.
In 2004, the EPA designated nonattainment areas under an eight-hour ozone standard. Areas within Southern Company’s service area that were designated as nonattainment under the eight-hour ozone standard included Macon (Georgia), Birmingham (Alabama), and a 20-county area within metropolitan Atlanta. The Macon and Birmingham areas have since been redesignated as attainment areas by the EPA, and maintenance plans to address future exceedances of the standard have been approved for both areas. State plans for bringing the Atlanta area into attainment with this standard were due to the EPA in 2007; however, in December 2006, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA rules designed to provide states with the guidance necessary to develop those plans. State plans could require additional reductions in NOx emissions from power plants. On March 12, 2008, the EPA issued a final rule establishing a more stringent eight-hour ozone standard which will likely result in designation of new nonattainment areas within Southern Company’s service territory. The EPA is expected to publish those designations in 2010 and require state implementation plans for any nonattainment areas by 2013.
During 2005, the EPA’s annual fine particulate matter nonattainment designations became effective for several areas within Southern Company’s service area in Alabama and Georgia. State plans for addressing the nonattainment designations for this standard were due by April 5, 2008 but have not been finalized. These state plans could require further reductions in SO2 and NOx emissions from power plants. In September 2006, the EPA published a final rule which increased the stringency of the 24-hour average fine particulate matter air quality standard. On December 18, 2008, the EPA designated the Birmingham, Alabama area as nonattainment for the 24-hour standard. A state implementation plan for this nonattainment area is due in 2012.
The EPA issued the final Clean Air Interstate Rule (CAIR) in March 2005. This cap-and-trade rule addresses power plant SO2 and NOx emissions that were found to contribute to nonattainment of the eight-hour ozone and fine particulate matter standards in downwind states. Twenty-eight eastern states, including each of the states within Southern Company’s service area, are subject to the requirements of the rule. The rule calls for additional

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
reductions of NOx and/or SO2 to be achieved in two phases, 2009/2010 and 2015. On July 11, 2008, in response to petitions brought by certain states and regulated industries challenging particular aspects of CAIR, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision vacating CAIR in its entirety and remanding it to the EPA for further action consistent with its opinion. On December 23, 2008, however, the U.S. Court of Appeals for the District of Columbia Circuit altered its July decision in response to a rehearing petition and remanded CAIR to the EPA without vacatur, thereby leaving CAIR compliance requirements in place while the EPA develops a revised rule.  States in the Southern Company service territory have completed plans to implement CAIR.  Emission reductions are being accomplished by the installation of emission controls at Southern Company’s coal-fired facilities and/or by the purchase of emission allowances. The full impact of the court’s remand and the outcome of the EPA’s future rulemaking in response cannot be determined at this time.
The Clean Air Visibility Rule (formerly called the Regional Haze Rule) was finalized in July 2005. The goal of this rule is to restore natural visibility conditions in certain areas (primarily national parks and wilderness areas) by 2064. The rule involves (1) the application of Best Available Retrofit Technology (BART) to certain sources built between 1962 and 1977 and (2) the application of any additional emissions reductions which may be deemed necessary for each designated area to achieve reasonable progress by 2018 toward the natural conditions goal. Thereafter, for each 10-year planning period, additional emissions reductions will be required to continue to demonstrate reasonable progress in each area during that period. For power plants, the Clean Air Visibility Rule allows states to determine that CAIR satisfies BART requirements for SO2 and NOx. Extensive studies were performed for each of the Company’s affected units to demonstrate that additional particulate matter controls are not necessary under BART. The states of Alabama and Mississippi have determined that no additional SO2 controls beyond CAIR are needed to satisfy reasonable progress. At the request of the State of Georgia, additional analyses were performed for certain units in Georgia to demonstrate that no additional SO2 controls were required to demonstrate reasonable progress. States have completed or are currently completing implementation plans that contain strategies for BART and any other measures required to achieve the first phase of reasonable progress.
The impacts of the eight-hour ozone nonattainment designations, the fine particulate matter nonattainment designations, and the Clean Air Visibility Rule on the Company cannot be determined at this time and will depend on the resolution of any pending legal challenges and the development and implementation of rules at the state level. For example, the State of Georgia has approved a “multi-pollutant rule” that requires plant-specific emission controls on all but the smallest generating units in Georgia to be installed according to a schedule set forth in the rule. The rule is designed to ensure reductions in emissions of SO2, NOx, and mercury in Georgia.
The Company has developed and continually updates a comprehensive environmental compliance strategy to assess compliance obligations associated with the continuing and new environmental requirements discussed above. As part of this strategy, the Company plans to install additional SO2 and NOx emission controls within the next several years to ensure continued compliance with applicable air quality requirements.
In March 2005, the EPA published the final Clean Air Mercury Rule, a cap-and-trade program for the reduction of mercury emissions from coal-fired power plants. The final Clean Air Mercury Rule was challenged in the U.S. Court of Appeals for the District of Columbia Circuit. The petitioners alleged that the EPA was not authorized to establish a cap-and-trade program for mercury emissions and instead the EPA must establish maximum achievable control technology standards for coal-fired electric utility steam generating units. On February 8, 2008, the court ruled in favor of the petitioners and vacated the Clean Air Mercury Rule. The Company’s overall environmental compliance strategy relies primarily on a combination of SO2 and NOx controls to reduce mercury emissions. Any significant changes in the strategy will depend on the outcome of any appeals and/or future federal and state rulemakings. Future rulemakings necessitated by the court’s decision could require emission reductions more stringent than those required by the Clean Air Mercury Rule.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Water Quality
In July 2004, the EPA published its final technology-based regulations under the Clean Water Act for the purpose of reducing impingement and entrainment of fish, shellfish, and other forms of aquatic life at existing power plant cooling water intake structures. The rules require baseline biological information and, perhaps, installation of fish protection technology near some intake structures at existing power plants. In January 2007, the U.S. Court of Appeals for the Second Circuit overturned and remanded several provisions of the rule, including the use of cost-benefit analysis, to the EPA for revisions. The decision has been appealed to the U.S. Supreme Court. The full impact of these regulations will depend on subsequent legal proceedings, further rulemaking by the EPA, the results of studies and analyses performed as part of the rules’ implementation, and the actual requirements established by state regulatory agencies and, therefore, cannot be determined at this time.
Environmental Remediation
Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of waste and releases of hazardous substances. Under these various laws and regulations, the traditional operating companies could incur substantial costs to clean up properties. The traditional operating companies conduct studies to determine the extent of any required cleanup and have recognized in their respective financial statements the costs to clean up known sites. Amounts for cleanup and ongoing monitoring costs were not material for any year presented. The traditional operating companies may be liable for some or all required cleanup costs for additional sites that may require environmental remediation. See Note 3 to the financial statements under “Environmental Matters – Environmental Remediation” for additional information.
Global Climate Issues
Federal legislative proposals that would impose mandatory requirements related to greenhouse gas emissions and renewable energy standards continue to be strongly considered in Congress, and the reduction of greenhouse gas emissions has been identified as a high priority by the current Administration. The ultimate outcome of these proposals cannot be determined at this time; however, mandatory restrictions on the Company’s greenhouse gas emissions could result in significant additional compliance costs that could affect future unit retirement and replacement decisions and results of operations, cash flows, and financial condition if such costs are not recovered through regulated rates.
In April 2007, the U.S. Supreme Court ruled that the EPA has authority under the Clean Air Act to regulate greenhouse gas emissions from new motor vehicles. The EPA is currently developing its response to this decision. Regulatory decisions that will follow from this response may have implications for both new and existing stationary sources, such as power plants. The ultimate outcome of these rulemaking activities cannot be determined at this time; however, as with the current legislative proposals, mandatory restrictions on the Company’s greenhouse gas emissions could result in significant additional compliance costs that could affect future unit retirement and replacement decisions and results of operations, cash flows, and financial condition if such costs are not recovered through regulated rates.
In addition, some states are considering or have undertaken actions to regulate and reduce greenhouse gas emissions. For example, on June 25, 2008, Florida’s Governor signed comprehensive energy-related legislation that includes authorization for the Florida Department of Environmental Protection to adopt rules for a cap-and-trade regulatory program to address greenhouse gas emissions from electric utilities, conditioned upon their ratification by the legislature no sooner than the 2010 legislative session.  This legislation also authorizes the Florida PSC to adopt a renewable portfolio standard for public utilities, subject to legislative ratification. The impact of this and any similar legislation on Southern Company will depend on the future development, adoption, legislative ratification,

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
implementation, and potential legal challenges to rules governing greenhouse gas emissions and mandates regarding the use of renewable energy, and the ultimate outcome cannot be determined at this time.
International climate change negotiations under the United Nations Framework Convention on Climate Change also continue. Current efforts focus on a potential successor to the Kyoto Protocol for the post 2012 timeframe, with a conclusion to this round of negotiations targeted for the end of 2009. The outcome and impact of the international negotiations cannot be determined at this time.
The Company is actively evaluating and developing electric generating technologies with lower greenhouse gas emissions. These include new nuclear generation, including proposed construction of two additional generating units at Plant Vogtle in Georgia; proposed construction of an advanced IGCC unit with approximately 50% carbon capture in Kemper County, Mississippi; and renewables investments, including the proposed conversion of Plant Mitchell in Georgia from coal-fired to biomass generation. The Company is currently considering additional projects and is pursuing research into the costs and viability of other renewable technologies for the Southeast.
FERC Matters
Market-Based Rate Authority
Each of the traditional operating companies and Southern Power has authorization from the FERC to sell power to non-affiliates, including short-term opportunity sales, at market-based prices. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate.
In December 2004, the FERC initiated a proceeding to assess Southern Company’s generation dominance within its retail service territory. The ability to charge market-based rates in other markets is not an issue in the proceeding. Any new market-based rate sales by any subsidiary of Southern Company in Southern Company’s retail service territory entered into during a 15-month refund period that ended in May 2006 could be subject to refund to a cost-based rate level.
In November 2007, the presiding administrative law judge issued an initial decision regarding the methodology to be used in the generation dominance tests. The proceedings are ongoing. The ultimate outcome of this generation dominance proceeding cannot now be determined, but an adverse decision by the FERC in a final order could require the traditional operating companies and Southern Power to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates, and could also result in total refunds of up to $19.7 million, plus interest. Southern Company and its subsidiaries believe that there is no meritorious basis for an adverse decision in this proceeding and are vigorously defending themselves in this matter.
In June 2007, the FERC issued its final rule in Order No. 697 regarding market-based rate authority. The FERC generally retained its current market-based rate standards. Responding to a number of requests for rehearing, the FERC issued Order No. 697-A on April 21, 2008 and Order No. 697-B on December 12, 2008. These orders largely affirmed the FERC’s prior revision and codification of the regulations governing market-based rates for public utilities. In accordance with the orders, Southern Company submitted to the FERC an updated market power analysis on September 2, 2008 related to its continued market-based rate authority. The ultimate outcome of this matter cannot now be determined.
On October 17, 2008, Southern Company filed with the FERC a revised market-based rate (MBR) tariff and a new cost-based rate (CBR) tariff.   The revised MBR tariff provides for a “must offer” energy auction whereby Southern Company offers all of its available energy for sale in a day-ahead auction and an hour-ahead auction with reserve prices not to exceed the CBR tariff price, after considering Southern Company’s native load requirements, reliability

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
obligations, and sales commitments to third parties. All sales under the energy auction would be at market clearing prices established under the auction rules. The new CBR tariff provides for a cost-based price for wholesale sales of less than a year. On December 18, 2008, the FERC issued an order conditionally accepting the MBR tariff subject to certain revisions to the auction proposal. On January 21, 2009, Southern Company made a compliance filing that accepted all the conditions of the MBR tariff order. When this order becomes final, Southern Company will have 30 days to implement the wholesale auction. On December 31, 2008, the FERC issued an order conditionally accepting the CBR tariff subject to providing additional information concerning one aspect of the tariff. On January 30, 2009, Southern Company filed a response addressing the FERC inquiry to the CBR tariff order. Implementation of the energy auction in accordance with the MBR tariff order is expected to adequately mitigate going forward any presumption of market power that Southern Company may have in the Southern Company retail service territory. The timing of when the FERC may issue the final orders on the MBR and CBR tariffs and the ultimate outcome of these matters cannot be determined at this time.
Generation Interconnection Agreements
In November 2004, generator company subsidiaries of Tenaska, Inc. (Tenaska), as counterparties to three previously executed interconnection agreements with subsidiaries of Southern Company, filed complaints at the FERC requesting that the FERC modify the agreements and that those Southern Company subsidiaries refund a total of $19 million previously paid for interconnection facilities. No other similar complaints are pending with the FERC.
In January 2007, the FERC issued an order granting Tenaska’s requested relief. Although the FERC’s order required the modification of Tenaska’s interconnection agreements, under the provisions of the order, Southern Company determined that no refund was payable to Tenaska. Southern Company requested rehearing asserting that the FERC retroactively applied a new principle to existing interconnection agreements. Tenaska requested rehearing of FERC’s methodology for determining the amount of refunds. The requested rehearings were denied, and Southern Company and Tenaska have appealed the orders to the U.S. Circuit Court for the District of Columbia. The final outcome of this matter cannot now be determined.
PSC Matters
Alabama Power
Effective January 2007 and thereafter, Rate RSE adjustments are based on forward-looking information for the applicable upcoming calendar year. Retail rate adjustments for any two-year period, when averaged together, cannot exceed 4% per year and any annual adjustment is limited to 5%. Retail rates remain unchanged when the retail return on common equity (ROE) is projected to be between 13.0% and 14.5%. If Alabama Power’s actual retail ROE is above the allowed equity return range, customer refunds will be required; however, there is no provision for additional customer billings should the actual retail ROE fall below the allowed equity return range.
On October 7, 2008, the Alabama PSC approved a corrective rate package primarily providing for adjustments associated with customer charges to certain existing rate structures. This package, effective in January 2009, is expected to generate additional annual revenues of approximately $168 million. Alabama Power agreed to a moratorium on any increase in 2009 under Rate RSE. Alabama Power also agreed to defer any increase in rates during 2009 under the portion of Rate Certificated New Plant which permits recovery of costs associated with environmental laws and regulations until 2010. The deferral of the retail rate adjustments will have no significant effect on Southern Company’s revenues or net income, but will have an immaterial impact on annual cash flows. On December 1, 2008, Alabama Power made its submission of projected data for calendar year 2009. See Note 3 to the financial statements under “Alabama Power Retail Regulatory Matters” for further information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Georgia Power
In December 2007, the Georgia PSC approved the retail rate plan for the years 2008 through 2010 (2007 Retail Rate Plan). Under the 2007 Retail Rate Plan, Georgia Power’s earnings will continue to be evaluated against a retail ROE range of 10.25% to 12.25%. Two-thirds of any earnings above 12.25% will be applied to rate refunds with the remaining one-third applied to an environmental compliance cost recovery (ECCR) tariff. Georgia Power has agreed that it will not file for a general base rate increase during this period unless its projected retail ROE falls below 10.25%. Retail base rates increased by approximately $99.7 million effective January 1, 2008 to provide for cost recovery of transmission, distribution, generation, and other investments, as well as increased operating costs. In addition, the ECCR tariff was implemented to allow for the recovery of costs for required environmental projects mandated by state and federal regulations. The ECCR tariff increased rates by approximately $222 million effective January 1, 2008. Georgia Power is required to file a general rate case by July 1, 2010, in response to which the Georgia PSC would be expected to determine whether the 2007 Retail Rate Plan should be continued, modified, or discontinued. See Note 3 to the financial statements under “Georgia Power Retail Regulatory Matters” for additional information.
Fuel Cost Recovery
The traditional operating companies each have established fuel cost recovery rates approved by their respective state PSCs. Over the past several years, the traditional operating companies have continued to experience higher than expected fuel costs for coal, natural gas, and uranium. The traditional operating companies continuously monitor the under recovered fuel cost balance in light of these higher fuel costs. Each of the traditional operating companies received approval in 2007 and/or 2008 to increase its fuel cost recovery factor to recover existing under recovered amounts as well as projected future costs. At December 31, 2008, the amount of under recovered fuel costs included in the balance sheets was $1.2 billion compared to $1.1 billion at December 31, 2007.
Fuel cost recovery revenues as recorded on the financial statements are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, changing the billing factor has no significant effect on the Company’s revenues or net income, but does impact annual cash flow. Based on their respective state PSC orders, a portion of the under recovered regulatory clause revenues for Alabama Power and Georgia Power was reclassified from current assets to deferred charges and other assets in the balance sheets. See Note 1 to the financial statements under “Revenues” and Note 3 to the financial statements under “Alabama Power Retail Regulatory Matters”, “Georgia Power Retail Regulatory Matters”, and “Gulf Power Retail Regulatory Matters” for additional information.
Storm Damage Cost Recovery
Each traditional operating company maintains a reserve to cover the cost of damages from major storms to its transmission and distribution lines and generally the cost of uninsured damages to its generation facilities and other property. In addition, each of the traditional operating companies has been authorized by its state PSC to defer the portion of the major storm restoration costs that exceeded the balance in its storm damage reserve account. As of December 31, 2008, the under recovered balance in Southern Company’s storm damage reserve accounts totaled approximately $27 million, of which approximately $21 million and $6 million, respectively, are included in the balance sheets herein under “Other Current Assets” and “Other Regulatory Assets.”
See Notes 1 and 3 to the financial statements under “Storm Damage Reserves” and “Storm Damage Cost Recovery,” respectively, for additional information on these reserves. The final outcome of these matters cannot now be determined.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Mississippi Base Load Construction Legislation
In the 2008 regular session of the Mississippi legislature, a bill was passed and signed by the Governor on May 9, 2008 to enhance the Mississippi PSC’s authority to facilitate development and construction of base load generation in the State of Mississippi (Baseload Act). The Baseload Act authorizes, but does not require, the Mississippi PSC to adopt a cost recovery mechanism that includes in retail base rates, prior to and during construction, all or a portion of the prudently incurred pre-construction and construction costs incurred by a utility in constructing a base load electric generating plant. Prior to the passage of the Baseload Act, such costs would traditionally be recovered only after the plant was placed in service. The Baseload Act also provides for periodic prudence reviews by the Mississippi PSC and prohibits the cancellation of any such generating plant without the approval of the Mississippi PSC. In the event of cancellation of the construction of the plant without approval of the Mississippi PSC, the Baseload Act authorizes the Mississippi PSC to make a public interest determination as to whether and to what extent the utility will be afforded rate recovery for costs incurred in connection with such cancelled generating plant. The effect of this legislation on Southern Company cannot now be determined.
Mirant Matters
Mirant was an energy company with businesses that included independent power projects and energy trading and risk management companies in the U.S. and selected other countries. It was a wholly-owned subsidiary of Southern Company until its initial public offering in October 2000. In April 2001, Southern Company completed a spin-off to its shareholders of its remaining ownership, and Mirant became an independent corporate entity.
In July 2003, Mirant and certain of its affiliates filed for voluntary reorganization under Chapter 11 of the Bankruptcy Code. In January 2006, Mirant’s plan of reorganization became effective, and Mirant emerged from bankruptcy. As part of the plan, Mirant transferred substantially all of its assets and its restructured debt to a new corporation that adopted the name Mirant Corporation (Reorganized Mirant). Southern Company has certain contingent liabilities associated with guarantees of contractual commitments made by Mirant’s subsidiaries discussed in Note 7 to the financial statements under “Guarantees” and with various lawsuits discussed in Note 3 to the financial statements under “Mirant Matters.”
In December 2004, as a result of concluding an IRS audit for the tax years 2000 and 2001, Southern Company paid approximately $39 million in additional tax and interest related to Mirant tax items and filed a claim in Mirant’s bankruptcy case for that amount.  Through December 2008, Southern Company received from the IRS approximately $38 million in refunds related to Mirant. Southern Company believes it has a right to recoup the $39 million tax payment owed by Mirant from such tax refunds.  As a result, Southern Company intends to retain the tax refunds and reduce its claim against Mirant for the payment of Mirant taxes by the amount of such refunds.  MC Asset Recovery, a special purpose subsidiary of Reorganized Mirant, has objected to and sought to equitably subordinate the Southern Company tax claim in its fraudulent transfer litigation against Southern Company. Southern Company has reserved the remaining amount with respect to its Mirant tax claim.
If Southern Company is ultimately required to make any additional payments either with respect to the IRS audit or its contingent obligations under guarantees of Mirant subsidiaries, Mirant’s indemnification obligation to Southern Company for these additional payments, if allowed, would constitute unsecured claims against Mirant, entitled to stock in Reorganized Mirant. See Note 3 to the financial statements under “Mirant Matters — Mirant Bankruptcy.”
In June 2005, Mirant, as a debtor in possession, and The Official Committee of Unsecured Creditors of Mirant Corporation filed a complaint against Southern Company in the U.S. Bankruptcy Court for the Northern District of Texas, which was amended in July 2005, February 2006, May 2006, and March 2007. In January 2006, MC Asset Recovery was substituted as plaintiff. The fourth amended complaint (the complaint) alleges that Southern Company caused Mirant to engage in certain fraudulent transfers and to pay illegal dividends to Southern Company

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
prior to the spin-off. The complaint also seeks to recharacterize certain advances from Southern Company to Mirant for investments in energy facilities from debt to equity. The complaint further alleges that Southern Company is liable to Mirant’s creditors for the full amount of Mirant’s liability under an alter ego theory of recovery and that Southern Company breached its fiduciary duties to Mirant and its creditors, caused Mirant to breach its fiduciary duties to creditors, and aided and abetted breaches of fiduciary duties by Mirant’s directors and officers. The complaint also seeks recoveries under the theories of restitution and unjust enrichment. In addition, the complaint alleged a claim under the Federal Debt Collection Procedure Act (FDCPA) to avoid certain transfers from Mirant to Southern Company; however, on July 7, 2008, the court ruled that the FDCPA does not apply and that Georgia law should apply instead. The complaint seeks monetary damages in excess of $2 billion plus interest, punitive damages, attorneys’ fees, and costs. Finally, the complaint includes an objection to Southern Company’s pending claims against Mirant in the Bankruptcy Court (which relate to reimbursement under the separation agreements of payments such as income taxes, interest, legal fees, and other guarantees described in Note 7 to the financial statements) and seeks equitable subordination of Southern Company’s claims to the claims of all other creditors. Southern Company served an answer to the complaint in April 2007.
In February 2006, the Company’s motion to transfer the case to the U.S. District Court for the Northern District of Georgia was granted. In May 2006, Southern Company filed a motion for summary judgment seeking entry of judgment against the plaintiff as to all counts in the complaint. In December 2006, the U.S. District Court for the Northern District of Georgia granted in part and denied in part the motion. As a result, certain breach of fiduciary duty claims alleged in earlier versions of the complaint were barred; all other claims were allowed to proceed. On August 6, 2008, Southern Company filed a second motion for summary judgment. MC Asset Recovery filed its response to Southern Company’s motion for summary judgment on October 20, 2008. On February 5, 2009, the court denied the summary judgment motion in connection with the fraudulent conveyance and illegal dividend claims concerning certain advance return/loan repayments in 1999, dividends in 1999 and 2000, and transfers in connection with Mirant’s separation from Southern Company. The court granted Southern Company’s motion for summary judgment with respect to certain claims, including claims for restitution and unjust enrichment, claims that Southern Company aided and abetted Mirant’s directors’ breach of fiduciary duties to Mirant, and claims that Southern Company used Mirant as an alter ego. In addition, the court granted Southern Company’s motion in connection with the fraudulent transfer and illegal dividend claims concerning certain turbine termination payments. Southern Company believes there is no meritorious basis for the claims in the complaint and is vigorously defending itself in this action. See Note 3 to the financial statements under “Mirant Matters — MC Asset Recovery Litigation” for additional information. The ultimate outcome of these matters cannot be determined at this time.
Mirant Securities Litigation
In November 2002, Southern Company, certain former and current senior officers of Southern Company, and 12 underwriters of Mirant’s initial public offering were added as defendants in a class action lawsuit that several Mirant shareholders originally filed against Mirant and certain Mirant officers in May 2002. Several other similar lawsuits filed subsequently were consolidated into this litigation in the U.S. District Court for the Northern District of Georgia. The amended complaint is based on allegations related to alleged improper energy trading and marketing activities involving the California energy market, alleged false statements and omissions in Mirant’s prospectus for its initial public offering and in subsequent public statements by Mirant, and accounting-related issues previously disclosed by Mirant. The lawsuit purports to include persons who acquired Mirant securities between September 26, 2000 and September 5, 2002.
In July 2003, the court dismissed all claims based on Mirant’s alleged improper energy trading and marketing activities involving the California energy market. The other claims do not allege any improper trading and marketing activity, accounting errors, or material misstatements or omissions on the part of Southern Company but seek to impose liability on Southern Company based on allegations that Southern Company was a “control person”

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
as to Mirant prior to the spin-off date. Southern Company filed an answer to the consolidated amended class action complaint in September 2003. Plaintiffs also filed a motion for class certification.
During Mirant’s Chapter 11 proceeding, the securities litigation was stayed, with the exception of limited discovery. Since Mirant’s plan of reorganization has become effective, the stay has been lifted. In March 2006, the plaintiffs filed a motion for reconsideration requesting that the court vacate that portion of its July 2003 order dismissing the plaintiffs’ claims based upon Mirant’s alleged improper energy trading and marketing activities involving the California energy market. Southern Company and the other defendants opposed the plaintiffs’ motion. In March 2007, the court granted plaintiffs’ motion for reconsideration, reinstated the California energy market claims, and granted in part and denied in part defendants’ motion to compel certain class certification discovery. In March 2007, defendants filed renewed motions to dismiss the California energy claims on grounds originally set forth in their 2003 motions to dismiss, but which were not addressed by the court. In July 2007, certain defendants, including Southern Company, filed motions for reconsideration of the court’s denial of a motion seeking dismissal of certain federal securities laws claims based upon, among other things, certain alleged errors included in financial statements issued by Mirant. On August 6, 2008, the court entered an order in regard to the defendants’ motions to dismiss and for partial summary judgment. The court granted the defendants’ motion for partial summary judgment in two respects concluding that certain holders of Mirant stock do not have standing under the securities laws. The court denied the defendants’ other motions and granted leave to the plaintiffs to re-plead their claims against the defendants. In accordance with the court’s order, the plaintiffs filed an amended complaint. The plaintiffs added allegations based upon claims asserted against Southern Company in the MC Asset Recovery litigation. Southern Company and the remaining defendants filed motions to dismiss the amended complaint on October 9, 2008. On January 7, 2009, the trial judge dismissed all counts of the plaintiffs’ second amended complaint with prejudice. This matter is now concluded.
Income Tax Matters
Legislation
On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (ARRA). Major tax incentives in the ARRA include an extension of bonus depreciation and multiple renewable energy incentives. These incentives could have a significant impact on Southern Company’s future cash flow and net income. Additionally, the ARRA includes programs for renewable energy, transmission and smart grid enhancement, fossil energy and research, and energy efficiency and conservation. The ultimate impact cannot be determined at this time.
Georgia State Income Tax Credits
Georgia Power’s 2005 through 2008 income tax filings for the State of Georgia include state income tax credits for increased activity through Georgia ports. Georgia Power has also filed similar claims for the years 2002 through 2004. The Georgia Department of Revenue has not responded to these claims. In July 2007, Georgia Power filed a complaint in the Superior Court of Fulton County to recover the credits claimed for the years 2002 through 2004. An unrecognized tax benefit has been recorded related to these credits. If Georgia Power prevails, these claims could have a significant, and possibly material, positive effect on Southern Company’s net income. If Georgia Power is not successful, payment of the related state tax could have a significant, and possibly material, negative effect on Southern Company’s cash flow. The ultimate outcome of this matter cannot now be determined.
Internal Revenue Code Section 199 Domestic Production Deduction
The American Jobs Creation Act of 2004 created a tax deduction for a portion of income attributable to U.S. production activities as defined in the Internal Revenue Code Section 199 (production activities deduction). The

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
deduction is equal to a stated percentage of qualified production activities net income. The percentage is phased in over the years 2005 through 2010 with a 3% rate applicable to the years 2005 and 2006, a 6% rate applicable for years 2007 through 2009, and a 9% rate thereafter. The IRS has not clearly defined a methodology for calculating this deduction. However, Southern Company has agreed with the IRS on a calculation methodology and signed a closing agreement on December 11, 2008. Therefore, Southern Company reversed the unrecognized tax benefit and adjusted the deduction to conform to the agreement. The net impact of the reversal of the unrecognized tax benefits combined with the application of the new methodology had no material effect on the Company’s financial statements. See Note 5 to the financial statements under “Effective Tax Rate” for additional information.
Construction Projects
Integrated Coal Gasification Combined Cycle
On January 16, 2009, Mississippi Power filed for a Certificate of Public Convenience and Necessity with the Mississippi PSC to allow construction of a new electric generating plant located in Kemper County, Mississippi. The plant would utilize an advanced coal IGCC with an output capacity of 582 megawatts. The Kemper IGCC will use locally mined lignite (an abundant, lower heating value coal) from a proposed mine adjacent to the plant as fuel. This certificate, if approved by the Mississippi PSC, would authorize Mississippi Power to acquire, construct and operate the Kemper IGCC and related facilities. The Kemper IGCC, subject to federal and state environmental reviews and certain regulatory approvals, is expected to begin commercial operation in November 2013. As part of its filing, Mississippi Power has requested certain rate recovery treatment in accordance with the base load construction legislation. See FUTURE EARNINGS POTENTIAL — “PSC Matters – Mississippi Base Load Construction Legislation” herein for additional information.
Mississippi Power filed an application in June 2006 with the U.S. Department of Energy (DOE) for certain tax credits available to projects using clean coal technologies under the Energy Policy Act of 2005. The DOE subsequently certified the Kemper IGCC, and in November 2006 the IRS allocated Internal Revenue Code Section 48A tax credits of $133 million to Mississippi Power. The utilization of these credits is dependent upon meeting the certification requirements for the Kemper IGCC, including an in-service date no later than November 2013. Mississippi Power has secured all environmental reviews and permits necessary to commence construction of the Kemper IGCC and has entered into a binding contract for the steam turbine generator, completing two milestone requirements for the Section 48A credits.
On February 14, 2008, Mississippi Power also requested that the DOE transfer the remaining funds previously granted to a cancelled Southern Company project that would have been located in Orlando, Florida. On December 12, 2008, an agreement was reached to assign the remaining funds to the Kemper IGCC. The estimated construction cost of the Kemper IGCC is approximately $2.2 billion, which is net of $220 million related to funding to be received from the DOE related to project construction. The remaining DOE funding of $50 million is projected to be used for demonstration over the first few years of operation.
Beginning in December 2006, the Mississippi PSC has approved Mississippi Power’s requested accounting treatment to defer the costs associated with Mississippi Power’s generation resource planning, evaluation, and screening activities as a regulatory asset. On December 22, 2008, Mississippi Power requested an amendment to its original order that would allow these costs to continue to be charged to and remain in a regulatory asset until January 1, 2010. In its application, Mississippi Power reported that it anticipated spending approximately $61 million by or before May 31, 2009. At December 31, 2008, Mississippi Power had spent $42.3 million of the $61 million, of which $3.7 million related to land purchases capitalized. Of the remaining amount, $0.8 million was expensed and $37.8 million was deferred in other regulatory assets.
The final outcome of this matter cannot now be determined.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Nuclear
In August 2006, Southern Nuclear, on behalf of Georgia Power, Oglethorpe Power Corporation, the Municipal Electric Authority of Georgia, and the City of Dalton, Georgia, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, Owners), filed an application with the Nuclear Regulatory Commission (NRC) for an early site permit relating to two additional nuclear units on the site of Plant Vogtle. See Note 4 to the financial statements for additional information on these co-owners. On March 31, 2008, Southern Nuclear filed an application with the NRC for a combined construction and operating license (COL) for the new units.
On April 8, 2008, Georgia Power, acting for itself and as agent for the Owners, and a consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc. (collectively, Consortium) entered into an engineering, procurement, and construction agreement to design, engineer, procure, construct, and test two AP1000 nuclear units with electric generating capacity of approximately 1,100 megawatts each and related facilities, structures, and improvements at Plant Vogtle (Vogtle 3 and 4 Agreement).
The Vogtle 3 and 4 Agreement is an arrangement whereby the Consortium supplies and constructs the entire facility with the exception of certain items provided by the Owners. Under the terms of the Vogtle 3 and 4 Agreement, the Owners will pay a purchase price that will be subject to certain price escalation and adjustments, adjustments for change orders, and performance bonuses. Each Owner is severally (and not jointly) liable for its proportionate share, based on its ownership interest, of all amounts owed to the Consortium under the Vogtle 3 and 4 Agreement. Georgia Power’s proportionate share, based on its current ownership interest, is 45.7%. Under the terms of a separate joint development agreement, the Owners finalized their ownership percentages on July 2, 2008, except for allowed changes, under certain limited circumstances, during the Georgia PSC certification process.
On August 1, 2008, Georgia Power submitted an application for the Georgia PSC to certify the project. Hearings began November 3, 2008 and a final certification decision is expected in March 2009.
If certified by the Georgia PSC and licensed by the NRC, Vogtle Units 3 and 4 are scheduled to be placed in service in 2016 and 2017, respectively. The total plant value to be placed in service will also include financing costs for each of the Owners, the impacts of inflation on costs, and transmission and other costs that are the responsibility of the Owners. Georgia Power’s proportionate share of the estimated in-service costs, based on its current ownership interest, is approximately $6.4 billion, subject to adjustments and performance bonuses under the Vogtle 3 and 4 Agreement.
The Owners and the Consortium have agreed to certain liquidated damages upon the Consortium’s failure to comply with the schedule and performance guarantees. The Owners and the Consortium also have agreed to certain bonuses payable to the Consortium for early completion and unit performance. The Consortium’s liability to the Owners for schedule and performance liquidated damages and warranty claims is subject to a cap.
The obligations of Westinghouse Electric Company LLC and Stone & Webster, Inc. under the Vogtle 3 and 4 Agreement are guaranteed by Toshiba Corporation and The Shaw Group, Inc., respectively. In the event of certain credit rating downgrades of any Owner, such Owner will be required to provide a letter of credit or other credit enhancement.
The Vogtle 3 and 4 Agreement is subject to certification by the Georgia PSC. In addition, the Owners may terminate the Vogtle 3 and 4 Agreement at any time for their convenience, provided that the Owners will be required to pay certain termination costs and, at certain stages of the work, cancellation fees to the Consortium. The Consortium may terminate the Vogtle 3 and 4 Agreement under certain circumstances, including delays in receipt of the COL or

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
delivery of full notice to proceed, certain Owner suspension or delays of work, action by a governmental authority to permanently stop work, certain breaches of the Vogtle 3 and 4 Agreement by the Owners, Owner insolvency, and certain other events.
In connection with the certification application, Georgia Power has requested Georgia PSC approval to include the construction work in progress accounts for Plant Vogtle Units 3 and 4 in rate base and allow Georgia Power to recover financing costs during the construction period.
On February 11, 2009, the Georgia State Senate passed Senate Bill 31 that would allow the Company to recover financing costs for nuclear construction projects by including the related construction work in progress accounts in rate base during the construction period. A similar bill is being considered in the Georgia State House of Representatives.
Southern Company also is participating in NuStart Energy Development, LLC (NuStart Energy), a broad-based nuclear industry consortium formed to share the cost of developing a COL and the related NRC review. NuStart Energy was organized to complete detailed engineering design work and to prepare COL applications for two advanced reactor designs. COLs for the two reactor designs were submitted to the NRC during the fourth quarter of 2007. The COLs ultimately are expected to be transferred to one or more of the consortium companies; however, at this time, none of them have committed to build a new nuclear plant.
Southern Company is also exploring other possibilities relating to additional nuclear power projects, both on its own or in partnership with other utilities.
The final outcome of these matters cannot now be determined.
Nuclear Relicensing
The NRC operating licenses for Plant Vogtle Units 1 and 2 currently expire in January 2027 and February 2029, respectively. In June 2007, Georgia Power filed an application with the NRC to extend the licenses for Plant Vogtle Units 1 and 2 for an additional 20 years. Georgia Power anticipates the NRC may make a decision regarding the license extension for Plant Vogtle in 2009.
Other Matters
Georgia Power has initiated a voluntary attrition plan under which participating employees may elect to resign from their positions as of March 31, 2009. Approximately 700 employees who have indicated an interest in participating in the plan have been selected by Georgia Power and are permitted to resign and receive severance. Each participating employee who resigns under the plan will be entitled to receive a severance payment equal to his or her annual base salary, accrued vacation, and pro-rated bonus as of March 31, 2009. Southern Company will record a charge during the first quarter 2009 in connection with the plan. The ultimate amount of the charge will be dependent on the total number of employees who elect to resign under the plan. Such charge could have a material impact on Southern Company’s statements of income for the quarter ending March 31, 2009 and statements of cash flow for the six months ending June 30, 2009. The first quarter 2009 charge will generally be offset with lower salary costs for the remainder of the year and is not expected to have a material impact on Southern Company’s financial statements for the year ending December 31, 2009.
Southern Company is involved in various other matters being litigated, regulatory matters, and certain tax-related issues that could affect future earnings. In addition, Southern Company is subject to certain claims and legal actions arising in the ordinary course of business. Southern Company’s business activities are subject to extensive governmental regulation related to public health and the environment. Litigation over environmental issues and

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
claims of various types, including property damage, personal injury, common law nuisance, and citizen enforcement of environmental requirements such as opacity and air and water quality standards, has increased generally throughout the United States. In particular, personal injury claims for damages caused by alleged exposure to hazardous materials have become more frequent. The ultimate outcome of such pending or potential litigation against Southern Company and its subsidiaries cannot be predicted at this time; however, for current proceedings not specifically reported herein, management does not anticipate that the liabilities, if any, arising from such current proceedings would have a material adverse effect on Southern Company’s financial statements. See Note 3 to the financial statements for information regarding material issues.
ACCOUNTING POLICIES
Application of Critical Accounting Policies and Estimates
Southern Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. Significant accounting policies are described in Note 1 to the financial statements. In the application of these policies, certain estimates are made that may have a material impact on Southern Company’s results of operations and related disclosures. Different assumptions and measurements could produce estimates that are significantly different from those recorded in the financial statements. Senior management has discussed the development and selection of the critical accounting policies and estimates described below with the Audit Committee of Southern Company’s Board of Directors.
Electric Utility Regulation
Southern Company’s traditional operating companies, which comprised approximately 95% of Southern Company’s total operating revenues for 2008, are subject to retail regulation by their respective state PSCs and wholesale regulation by the FERC. These regulatory agencies set the rates the traditional operating companies are permitted to charge customers based on allowable costs. As a result, the traditional operating companies apply FASB Statement No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71), which requires the financial statements to reflect the effects of rate regulation. Through the ratemaking process, the regulators may require the inclusion of costs or revenues in periods different than when they would be recognized by a non-regulated company. This treatment may result in the deferral of expenses and the recording of related regulatory assets based on anticipated future recovery through rates or the deferral of gains or creation of liabilities and the recording of related regulatory liabilities. The application of SFAS No. 71 has a further effect on the Company’s financial statements as a result of the estimates of allowable costs used in the ratemaking process. These estimates may differ from those actually incurred by the traditional operating companies; therefore, the accounting estimates inherent in specific costs such as depreciation, nuclear decommissioning, and pension and postretirement benefits have less of a direct impact on the Company’s results of operations than they would on a non-regulated company.
As reflected in Note 1 to the financial statements, significant regulatory assets and liabilities have been recorded. Management reviews the ultimate recoverability of these regulatory assets and liabilities based on applicable regulatory guidelines and accounting principles generally accepted in the United States. However, adverse legislative, judicial, or regulatory actions could materially impact the amounts of such regulatory assets and liabilities and could adversely impact the Company’s financial statements.
Contingent Obligations
Southern Company and its subsidiaries are subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject them to environmental, litigation, income tax, and other risks. See FUTURE EARNINGS POTENTIAL herein and Note 3 to the financial statements for more information regarding certain of these contingencies. Southern Company periodically evaluates its exposure to such risks and, in

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
accordance with generally accepted accounting principles, records reserves for those matters where a non-tax-related loss is considered probable and reasonably estimable and records a tax asset or liability if it is more likely than not that a tax position will be sustained. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect Southern Company’s financial statements. These events or conditions include the following:
•	Changes in existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances, hazardous and solid wastes, and other environmental matters.

•	Changes in existing income tax regulations or changes in IRS or state revenue department interpretations of existing regulations.

•	Identification of additional sites that require environmental remediation or the filing of other complaints in which Southern Company or its subsidiaries may be asserted to be a potentially responsible party.

•	Identification and evaluation of other potential lawsuits or complaints in which Southern Company or its subsidiaries may be named as a defendant.

•	Resolution or progression of new or existing matters through the legislative process, the court systems, the IRS, the FERC, or the EPA.
Unbilled Revenues
Revenues related to the retail sale of electricity are recorded when electricity is delivered to customers. However, the determination of KWH sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, amounts of electricity delivered to customers, but not yet metered and billed, are estimated. Components of the unbilled revenue estimates include total KWH territorial supply, total KWH billed, estimated total electricity lost in delivery, and customer usage. These components can fluctuate as a result of a number of factors including weather, generation patterns, and power delivery volume and other operational constraints. These factors can be unpredictable and can vary from historical trends. As a result, the overall estimate of unbilled revenues could be significantly affected, which could have a material impact on the Company’s results of operations.
New Accounting Standards
Business Combinations
In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), “Business Combinations” (SFAS No. 141R). Southern Company adopted SFAS No. 141R on January 1, 2009. The adoption of SFAS No. 141R could have an impact on the accounting for any business combinations completed by Southern Company after January 1, 2009.
In December 2007, the FASB issued FASB Statement No. 160, “Non-controlling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary should be reported as equity in the consolidated financial statements and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Southern Company adopted SFAS No. 160 on January 1, 2009 and retrospectively applied the standard to prior periods. See Note 1 to the financial statements under “Reclassifications” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
FINANCIAL CONDITION AND LIQUIDITY
Overview
Southern Company’s financial condition remained stable at December 31, 2008. Throughout the recent turmoil in the financial markets, Southern Company has maintained adequate access to capital without drawing on any of its committed bank credit arrangements used to support its commercial paper programs and variable rate pollution control revenue bonds. Southern Company and the traditional operating companies have continued to issue commercial paper at reasonable rates. Southern Company intends to continue to monitor its access to short-term and long-term capital markets as well as its bank credit arrangements to meet future capital and liquidity needs. No material changes in bank credit arrangements have occurred although market rates for committed credit have increased and the Company may be subject to higher costs as its existing facilities are replaced or renewed. Southern Company’s interest cost for short-term debt has decreased as market short-term interest rates have declined. The ultimate impact on future financing costs as a result of the financial turmoil cannot be determined at this time. Southern Company experienced no material counterparty credit losses as a result of the turmoil in the financial markets. See “Sources of Capital” and “Financing Activities” herein for additional information.
Southern Company’s investments in pension and nuclear decommissioning trust funds declined in value as of December 31, 2008. Southern Company expects that the earliest that cash may have to be contributed to the pension trust fund is 2011 and such contribution could be significant; however, projections of the amount vary significantly depending on interpretations of and decisions related to federal legislation passed during 2008 as well as other key variables including future trust fund performance and cannot be determined at this time. Southern Company does not expect any changes to funding obligations to the nuclear decommissioning trusts at this time.
Net cash provided from operating activities in 2008 totaled $3.5 billion, an increase of $29 million as compared to 2007. Significant changes in operating cash flow for 2008 included a $264 million increase in the use of funds for fossil fuel inventory as compared to 2007. This use of funds was offset by an increase in cash of $312 million in accrued taxes primarily due to a difference between the periods in payments for federal taxes and property taxes. Net cash provided from operating activities in 2007 totaled $3.4 billion, an increase of $583 million as compared to 2006. The increase was primarily due to an increase in net income as previously discussed, an increase in cash collections from previously deferred fuel and storm damage costs, and a reduction in cash outflows compared to the previous year in fossil fuel inventory. In 2006, net cash provided from operating activities totaled $2.9 billion, an increase over the previous year of $292 million, primarily as a result of a decrease in under recovered storm restoration costs, a decrease in accounts payable from year-end 2005 amounts that included substantial hurricane-related expenditures, partially offset by an increase in fossil fuel inventory.
Net cash used for investing activities in 2008 totaled $4.1 billion primarily due to property additions to utility plant of $4.0 billion. Net cash used for investing activities in 2007 totaled $3.7 billion primarily due to property additions to utility plant of $3.5 billion. In 2006, net cash used for investing activities was $2.8 billion primarily due to property additions to utility plant of $3.0 billion, partially offset by proceeds from the sale of Southern Company Gas LLC and the receipt by Mississippi Power of capital grant proceeds related to Hurricane Katrina.
Net cash provided from financing activities totaled $878 million in 2008 primarily due to long-term debt issuances. Net cash provided from financing activities totaled $308 million in 2007 primarily due to replacement of short-term debt with longer term financing and cash raised from common stock programs. In 2006, net cash used for financing activities was $53 million.
Significant balance sheet changes in 2008 include an increase in total property, plant, and equipment of $2.5 billion and an increase in long-term debt, excluding amounts due within one year, of $2.7 billion used primarily for construction expenditures and general corporate purposes. Other significant balance sheet changes which are

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
primarily attributable to the decline in market value of the Company’s pension trust fund include a decrease of $2.4 billion in prepaid pension costs, an increase of $1.9 billion in other regulatory assets, and a decrease of $1.3 billion in other regulatory liabilities.
At the end of 2008, the closing price of Southern Company’s common stock was $37.00 per share, compared with book value of $17.08 per share. The market-to-book value ratio was 217% at the end of 2008, compared with 239% at year-end 2007.
Southern Company, each of the traditional operating companies, and Southern Power have received investment grade credit ratings from the major rating agencies with respect to debt, preferred securities, preferred stock, and/or preference stock. SCS has an investment grade corporate credit rating.
Sources of Capital
Southern Company intends to meet its future capital needs through internal cash flow and external security issuances. Equity capital can be provided from any combination of the Company’s stock plans, private placements, or public offerings. The amount and timing of additional equity capital to be raised in 2009, as well as in subsequent years, will be contingent on Southern Company’s investment opportunities.
The traditional operating companies and Southern Power plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which were primarily from operating cash flows, security issuances, term loans, short-term borrowings, and equity contributions from Southern Company. However, the type and timing of any financings, if needed, will depend upon prevailing market conditions, regulatory approval, and other factors. The issuance of securities by the traditional operating companies is generally subject to the approval of the applicable state PSC. In addition, the issuance of all securities by Mississippi Power and Southern Power and short-term securities by Georgia Power is generally subject to regulatory approval by the FERC. Additionally, with respect to the public offering of securities, Southern Company and certain of its subsidiaries file registration statements with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (1933 Act). The amounts of securities authorized by the appropriate regulatory authorities, as well as the amounts, if any, registered under the 1933 Act, are continuously monitored and appropriate filings are made to ensure flexibility in the capital markets.
Southern Company, each traditional operating company, and Southern Power obtain financing separately without credit support from any affiliate. See Note 6 to the financial statements under “Bank Credit Arrangements” for additional information. The Southern Company system does not maintain a centralized cash or money pool. Therefore, funds of each company are not commingled with funds of any other company.
Southern Company’s current liabilities frequently exceed current assets because of the continued use of short-term debt as a funding source to meet cash needs as well as scheduled maturities of long-term debt. To meet short-term cash needs and contingencies, Southern Company has substantial cash flow from operating activities and access to capital markets, including commercial paper programs (which are backed by bank credit facilities).
At December 31, 2008, Southern Company and its subsidiaries had approximately $417 million of cash and cash equivalents and $4.2 billion of unused credit arrangements with banks, of which $970 million expire in 2009, $25 million expire in 2011, and $3.2 billion expire in 2012. Approximately $84 million of the credit facilities expiring in 2009 allow for the execution of term loans for an additional two-year period, and $544 million allow for the execution of one-year term loans. Most of these arrangements contain covenants that limit debt levels and typically contain cross default provisions that are restricted only to the indebtedness of the individual company. Southern Company and its subsidiaries are currently in compliance with all such covenants. See Note 6 to the financial statements under “Bank Credit Arrangements” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Financing Activities
During 2008, Southern Company and its subsidiaries issued $2.5 billion of senior notes and $566 million of obligations related to pollution control revenue bonds. In addition, Georgia Power, Gulf Power, and Mississippi Power entered into long-term bank loans of $300 million, $110 million, and $80 million, respectively. Georgia Power and Gulf Power also entered into short-term bank loans of $100 million and $50 million, respectively. Interest rate hedges of $405 million notional amount were settled at a loss of $26 million related to the issuances. Southern Company issued $474 million of common stock through the Southern Company Investment Plan and employee and director stock plans. The security issuances were used to redeem or repay at maturity $1.5 billion of long-term debt, to reduce short-term indebtedness, to fund Southern Company’s ongoing construction program, and for general corporate purposes. Additionally, interest rate hedges of $100 million were settled early at a loss of $2 million related to counterparty credit issues.
Also in 2008, the traditional operating companies converted their entire $1.2 billion of obligations related to auction rate pollution control revenue bonds from auction rate modes to other interest rate modes. Initially, approximately $696 million of the auction rate pollution control revenue bonds were converted to fixed interest rate modes and approximately $553 million were converted to variable rate modes. In June 2008, approximately $98 million of the variable rate pollution control revenue bonds were converted to fixed interest rate modes.
During the third quarter 2008, Alabama Power, Georgia Power, and Mississippi Power were required to purchase a total of approximately $96 million of variable rate pollution control revenue bonds that were tendered by investors. Alabama Power and Mississippi Power remarketed all of their repurchased variable rate pollution control revenue bonds of $11 million and $8 million, respectively. Georgia Power remarketed $75 million of its $77 million of tendered bonds. The remaining $2 million were extinguished.
In the fourth quarter 2008, Georgia Power and Gulf Power converted a total of approximately $171 million of variable rate pollution control revenue bonds to fixed interest rate modes.
Subsequent to December 31, 2008, Georgia Power issued $500 million of Series 2009A 5.95% Senior Notes due February 1, 2039. The proceeds were used to repay $150 million of its Series U Floating Rate Senior Notes at maturity, to repay short-term indebtedness, and for other general corporate purposes. Georgia Power settled $100 million of hedges related to the issuance at a loss of approximately $16 million.
In addition to any financings that may be necessary to meet capital requirements and contractual obligations, Southern Company and its subsidiaries plan to continue, when economically feasible, a program to retire higher-cost securities and replace these obligations with lower-cost capital if market conditions permit.
Off-Balance Sheet Financing Arrangements
In 2001, Mississippi Power began the initial 10-year term of a lease agreement for a combined cycle generating facility built at Plant Daniel for approximately $370 million. In 2003, the generating facility was acquired by Juniper Capital L.P. (Juniper), a limited partnership whose investors are unaffiliated with Mississippi Power. Simultaneously, Juniper entered into a restructured lease agreement with Mississippi Power. Juniper has also entered into leases with other parties unrelated to Mississippi Power. The assets leased by Mississippi Power comprise less than 50% of Juniper’s assets. Mississippi Power is not required to consolidate the leased assets and related liabilities, and the lease with Juniper is considered an operating lease. The lease also provides for a residual value guarantee, approximately 73% of the acquisition cost, by Mississippi Power that is due upon termination of the lease in the event that Mississippi Power does not renew the lease or purchase the assets and that the fair market value is less than the unamortized cost of the assets. See Note 7 to the financial statements under “Operating Leases” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Credit Rating Risk
Southern Company does not have any credit arrangements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. There are certain contracts that could require collateral, but not accelerated payment, in the event of a credit rating change of certain subsidiaries to BBB and Baa2, or BBB- and/or Baa3 or below. These contracts are for physical electricity purchases and sales, fuel purchases, fuel transportation and storage, emissions allowances, energy price risk management, and construction of new generation. At December 31, 2008, the maximum potential collateral requirements under these contracts at a BBB and Baa2 rating were approximately $9 million and at a BBB- and/or Baa3 rating were approximately $395 million. At December 31, 2008, the maximum potential collateral requirements under these contracts at a rating below BBB- and/or Baa3 were approximately $1.8 billion. Generally, collateral may be provided by a Southern Company guaranty, letter of credit, or cash. Additionally, any credit rating downgrade could impact the Company’s ability to access capital markets, particularly the short-term debt market.
Market Price Risk
Southern Company is exposed to market risks, primarily commodity price risk and interest rate risk. To manage the volatility attributable to these exposures, the Company nets the exposures, where possible, to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to the Company’s policies in areas such as counterparty exposure and risk management practices. Company policy is that derivatives are to be used primarily for hedging purposes and mandates strict adherence to all applicable risk management policies. Derivative positions are monitored using techniques including, but not limited to, market valuation, value at risk, stress testing, and sensitivity analysis.
To mitigate future exposure to a change in interest rates, the Company enters into forward starting interest rate swaps and other derivatives that have been designated as hedges. Derivatives outstanding at December 31, 2008 have a notional amount of $1.4 billion and are related to anticipated debt issuances and various floating rate obligations over the next two years. The weighted average interest rate on $1.6 billion of long-term variable interest rate exposure that has not been hedged at January 1, 2009 was 2.45%. If Southern Company sustained a 100 basis point change in interest rates for all unhedged variable rate long-term debt, the change would affect annualized interest expense by approximately $16 million at January 1, 2009. For further information, see Notes 1 and 6 to the financial statements under “Financial Instruments.”
Due to cost-based rate regulation, the traditional operating companies continue to have limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. In addition, Southern Power’s exposure to market volatility in commodity fuel prices and prices of electricity is limited because its long-term sales contracts shift substantially all fuel cost responsibility to the purchaser. However, Southern Power has been and may continue to be exposed to market volatility in energy-related commodity prices as a result of sales of uncontracted generating capacity. To mitigate residual risks relative to movements in electricity prices, the traditional operating companies enter into physical fixed-price contracts for the purchase and sale of electricity through the wholesale electricity market and, to a lesser extent, into financial hedge contracts for natural gas purchases. The traditional operating companies continue to manage fuel-hedging programs implemented per the guidelines of their respective state PSCs.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
The changes in fair value of energy-related derivative contracts were as follows at December 31:

	2008	2007
	Changes	Changes
	Fair Value
	(in millions)
Contracts outstanding at the beginning of the period, assets (liabilities), net	$4	$(82)
Contracts realized or settled	(150)	80
Current period changes(a)	(139)	6

Contracts outstanding at the end of the period, assets (liabilities), net	$(285)	$4

(a)	Current period changes also include the changes in fair value of new contracts entered into during the period, if any.
The decrease in the fair value positions of the energy-related derivative contracts for the year-ended December 31, 2008 was $289 million, substantially all of which is due to natural gas positions. This change is attributable to both the volume and prices of natural gas. At December 31, 2008, Southern Company had a net hedge volume of 148.9 billion cubic feet (Bcf) with a weighted average contract cost approximately $1.97 per million British thermal units (mmBtu) above market prices, compared to 99.0 Bcf at December 31, 2007 with a weighted average contract cost approximately $0.01 per mmBtu above market prices. The majority of the natural gas hedges are recorded through the traditional operating companies’ fuel cost recovery clauses.
At December 31, the net fair value of energy-related derivative contracts by hedge designation was reflected in the financial statements as assets/(liabilities) as follows:

	2008	2007
	(in millions)
Regulatory hedges	$(288)	$—
Cash flow hedges	(1)	1
Non-accounting hedges	4	3

Total fair value	$(285)	$4

Energy-related derivative contracts which are designated as regulatory hedges relate to the traditional operating companies’ fuel hedging programs, where gains and losses are initially recorded as regulatory liabilities and assets, respectively, and then are included in fuel expense as they are recovered through the fuel cost recovery clauses. Gains and losses on energy-related derivatives designated as cash flow hedges are mainly used by Southern Power to hedge anticipated purchases and sales and are initially deferred in other comprehensive income before being recognized in income in the same period as the hedged transaction. Gains and losses on energy-related derivative contracts that are not designated or fail to qualify as hedges are recognized in the statements of income as incurred.
Unrealized pre-tax gains/(losses) recognized in income for energy-related derivative contracts that are not hedges were not material for any year presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
The maturities of the energy-related derivative contracts and the level of the fair value hierarchy in which they fall at December 31, 2008 are as follows:

	December 31, 2008
	Fair Value Measurements
	Total	Maturity
	Fair Value	Year 1	Years 2&3	Years 4&5
	(in millions)
Level 1	$—	$—	$—	$—
Level 2	(285)	(203)	(77)	(5)
Level 3	—	—	—	—

Fair value of contracts outstanding at end of period	$(285)	$(203)	$(77)	$(5)

As part of the adoption of FASB Statement No. 157, “Fair Value Measurements” to increase consistency and comparability in fair value measurements and related disclosures, the table above now uses the three-tier fair value hierarchy, as discussed in Note 10 to the financial statements, as opposed to the previously used descriptions “actively quoted,” “external sources,” and “models and other methods.” The three-tier fair value hierarchy focuses on the fair value of the contract itself, whereas the previous descriptions focused on the source of the inputs. Because Southern Company uses over-the-counter contracts that are not exchange traded but are fair valued using prices which are actively quoted, the valuations of those contracts now appear in Level 2; previously they were shown as “actively quoted.”
Southern Company is exposed to market risk in the event of nonperformance by counterparties to energy-related and interest rate derivative contracts. Southern Company’s practice is to enter into agreements with counterparties that have investment grade credit ratings by Moody’s and Standard & Poor’s or with counterparties who have posted collateral to cover potential credit exposure. Therefore, Southern Company does not anticipate market risk exposure from nonperformance by the counterparties. For additional information, see Notes 1 and 6 to the financial statements under “Financial Instruments.”
During 2006 and 2007, Southern Company had derivatives in place to reduce its exposure to a phase-out of certain income tax credits related to synthetic fuel production in 2007. In accordance with Internal Revenue Code Section 45K, these tax credits were subject to limitation as the annual average price of oil increased. Because these transactions were not designated as hedges, the gains and losses were recognized in the statements of income as incurred. These derivatives settled on January 1, 2008 and thus there was no income statement impact for the year ended December 31, 2008. For 2007 and 2006, the fair value gain/(loss) recognized in other income/(expense) to mark the transactions to market was $27 million and $(32) million, respectively. For further information, see Notes 1 and 6 to the financial statements under “Financial Instruments.”
Capital Requirements and Contractual Obligations
The construction program of Southern Company is currently estimated to be $5.7 billion for 2009, $5.1 billion for 2010, and $5.8 billion for 2011. These estimates include costs for new generation construction. Environmental expenditures included in these estimated amounts are $1.4 billion, $737 million, and $871 million for 2009, 2010, and 2011, respectively. The construction programs are subject to periodic review and revision, and actual construction costs may vary from these estimates because of numerous factors. These factors include: changes in business conditions; changes in load projections; changes in environmental statutes and regulations; changes in nuclear plants to meet new regulatory requirements; changes in FERC rules and regulations; PSC approvals; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
As a result of NRC requirements, Alabama Power and Georgia Power have external trust funds for nuclear decommissioning costs; however, Alabama Power currently has no additional funding requirements. For additional information, see Note 1 to the financial statements under “Nuclear Decommissioning.”
In addition, as discussed in Note 2 to the financial statements, Southern Company provides postretirement benefits to substantially all employees and funds trusts to the extent required by the traditional operating companies’ respective regulatory commissions.
Other funding requirements related to obligations associated with scheduled maturities of long-term debt and preferred securities, as well as the related interest, derivative obligations, preferred and preference stock dividends, leases, and other purchase commitments are as follows. See Notes 1, 6, and 7 to the financial statements for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Contractual Obligations

		2010-	2012-	After	Uncertain
	2009	2011	2013	2013	Timing(d)	Total
	(in millions)
Long-term debt(a) —
Principal	$617	$1,972	$2,745	$12,119	$—	$17,453
Interest	858	1,616	1,424	11,102	—	15,000
Preferred and preference stock dividends(b)	65	130	130	—	—	325
Other derivative obligations(c) —
Energy-related	224	78	5	—	—	307
Interest	21	—	—	—	—	21
Operating leases	143	212	81	146	—	582
Unrecognized tax benefits and interest(d)	145	—	—	—	16	161
Purchase commitments(e) —
Capital(f)	5,467	10,644	—	—	—	16,111
Limestone(g)	13	70	72	144	—	299
Coal	4,608	5,999	2,602	3,421	—	16,630
Nuclear fuel	187	301	275	43	—	806
Natural gas(h)	1,507	1,609	1,242	3,798	—	8,156
Purchased power	217	455	413	1,938	—	3,023
Long-term service agreements(i)	85	203	255	1,731	—	2,274
Trusts —
Nuclear decommissioning	3	7	7	53	—	70
Postretirement benefits(j)	56	116	—	—	—	172

Total	$14,216	$23,412	$9,251	$34,495	$16	$81,390

(a)	All amounts are reflected based on final maturity dates. Southern Company and its subsidiaries plan to continue to retire higher-cost securities and replace these obligations with lower-cost capital if market conditions permit. Variable rate interest obligations are estimated based on rates as of January 1, 2009, as reflected in the statements of capitalization. Fixed rates include, where applicable, the effects of interest rate derivatives employed to manage interest rate risk.

(b)	Preferred and preference stock do not mature; therefore, amounts are provided for the next five years only.

(c)	For additional information, see Notes 1 and 6 to the financial statements.

(d)	The timing related to the $16 million in unrecognized tax benefits and interest payments in individual years beyond 12 months cannot be reasonably and reliably estimated due to uncertainties in the timing of the effective settlement of tax positions. See Notes 3 and 5 to the financial statements for additional information.

(e)	Southern Company generally does not enter into non-cancelable commitments for other operations and maintenance expenditures. Total other operations and maintenance expenses for 2008, 2007, and 2006 were $3.8 billion, $3.7 billion, and $3.5 billion, respectively.

(f)	Southern Company forecasts capital expenditures over a three-year period. Amounts represent current estimates of total expenditures excluding those amounts related to contractual purchase commitments for nuclear fuel. At December 31, 2008, significant purchase commitments were outstanding in connection with the construction program.

(g)	As part of Southern Company’s program to reduce sulfur dioxide emissions from its coal plants, the traditional operating companies have begun construction of flue gas desulfurization projects and have entered into various long-term commitments for the procurement of limestone to be used in such equipment.

(h)	Natural gas purchase commitments are based on various indices at the time of delivery. Amounts reflected have been estimated based on the New York Mercantile Exchange future prices at December 31, 2008.

(i)	Long-term service agreements include price escalation based on inflation indices.

(j)	Southern Company forecasts postretirement trust contributions over a three-year period. Southern Company expects that the earliest that cash may have to be contributed to the pension trust fund is 2011 and such contribution could be significant; however, projections of the amount vary significantly depending on interpretations of and decisions related to federal legislation passed during 2008 as well as other key variables including future trust fund performance and cannot be determined at this time. Therefore, no amounts related to the pension trust fund are included in the table. See Note 2 to the financial statements for additional information related to the pension and postretirement plans, including estimated benefit payments. Certain benefit payments will be made through the related trusts. Other benefit payments will be made from Southern Company’s corporate assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Cautionary Statement Regarding Forward-Looking Statements
Southern Company’s 2008 Annual Report contains forward-looking statements. Forward-looking statements include, among other things, statements concerning the strategic goals for the wholesale business, retail sales growth, customer growth, storm damage cost recovery and repairs, fuel cost recovery and other rate actions, environmental regulations and expenditures, earnings growth, dividend payout ratios, access to sources of capital, projections for postretirement benefit and nuclear decommissioning trust contributions, financing activities, completion of construction projects, plans and estimated costs for new generation resources, impacts of adoption of new accounting rules, unrecognized tax benefits related to leveraged lease transactions, estimated sales and purchases under new power sale and purchase agreements, and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar terminology. There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include:
•	the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, implementation of the Energy Policy Act of 2005, environmental laws including regulation of water quality and emissions of sulfur, nitrogen, mercury, carbon, soot, or particulate matter and other substances, and also changes in tax and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending EPA civil actions against certain Southern Company subsidiaries, FERC matters, IRS audits, and Mirant matters;

•	the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate;

•	variations in demand for electricity, including those relating to weather, the general economy, population and business growth (and declines), and the effects of energy conservation measures;

•	available sources and costs of fuels;

•	effects of inflation;

•	ability to control costs;

•	investment performance of Southern Company’s employee benefit plans;

•	advances in technology;

•	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to fuel and storm restoration cost recovery;

•	regulatory approvals related to the potential Plant Vogtle expansion, including Georgia PSC and NRC approvals;

•	the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;

•	internal restructuring or other restructuring options that may be pursued;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries;

•	the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required;

•	the ability to obtain new short- and long-term contracts with neighboring utilities and other wholesale customers;

•	the direct or indirect effect on Southern Company’s business resulting from terrorist incidents and the threat of terrorist incidents;

•	interest rate fluctuations and financial market conditions and the results of financing efforts, including Southern Company’s and its subsidiaries’ credit ratings;

•	the ability of Southern Company and its subsidiaries to obtain additional generating capacity at competitive prices;

•	catastrophic events such as fires, earthquakes, explosions, floods, hurricanes, droughts, pandemic health events such as an avian influenza, or other similar occurrences;

•	the direct or indirect effects on Southern Company’s business resulting from incidents similar to the August 2003 power outage in the Northeast;

•	the effect of accounting pronouncements issued periodically by standard setting bodies; and

•	other factors discussed elsewhere herein and in other reports (including the Form 10-K) filed by the Company from time to time with the SEC.
Southern Company expressly disclaims any obligation to update any forward-looking statements.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2008, 2007, and 2006
Southern Company and Subsidiary Companies 2008 Annual Report

	2008	2007	2006

	(in millions)
Operating Revenues:
Retail revenues	$14,055	$12,639	$11,801
Wholesale revenues	2,400	1,988	1,822
Other electric revenues	545	513	465
Other revenues	127	213	268

Total operating revenues	17,127	15,353	14,356

Operating Expenses:
Fuel	6,818	5,856	5,152
Purchased power	815	515	543
Other operations and maintenance	3,748	3,670	3,519
Depreciation and amortization	1,443	1,245	1,200
Taxes other than income taxes	797	741	718

Total operating expenses	13,621	12,027	11,132

Operating Income	3,506	3,326	3,224
Other Income and (Expense):
Allowance for equity funds used during construction	152	106	50
Interest income	33	45	41
Equity in income (losses) of unconsolidated subsidiaries	11	(24)	(57)
Leveraged lease (losses) income	(85)	40	69
Impairment loss on equity method investments	—	—	(16)
Interest expense, net of amounts capitalized	(866)	(886)	(866)
Other income (expense), net	(29)	10	(58)

Total other income and (expense)	(784)	(709)	(837)

Earnings Before Income Taxes	2,722	2,617	2,387
Income taxes	915	835	780

Consolidated Net Income	1,807	1,782	1,607
Dividends on Preferred and Preference Stock of Subsidiaries	65	48	34

Consolidated Net Income After Dividends on Preferred and Preference Stock of Subsidiaries	$1,742	$1,734	$1,573

Common Stock Data:
Earnings per share–
Basic	$2.26	$2.29	$2.12
Diluted	2.25	2.28	2.10

Average number of shares of common stock outstanding — (in millions)
Basic	771	756	743
Diluted	775	761	748

Cash dividends paid per share of common stock	$1.6625	$1.595	$1.535

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008, 2007, and 2006
Southern Company and Subsidiary Companies 2008 Annual Report

	2008	2007	2006

	(in millions)

Operating Activities:
Consolidated net income	$1,807	$1,782	$1,607
Adjustments to reconcile consolidated net income to net cash provided from operating activities —
Depreciation and amortization	1,704	1,486	1,421
Deferred income taxes and investment tax credits	215	7	202
Deferred revenues	120	(2)	(1)
Allowance for equity funds used during construction	(152)	(106)	(50)
Equity in (income) losses of unconsolidated subsidiaries	(11)	24	57
Leveraged lease losses (income)	85	(40)	(69)
Pension, postretirement, and other employee benefits	21	39	46
Stock based compensation expense	20	28	28
Derivative fair value adjustments	(1)	(30)	32
Hedge settlements	15	10	13
Hurricane Katrina grant proceeds-property reserve	—	60	—
Other, net	(96)	52	49
Changes in certain current assets and liabilities —
Receivables	(176)	165	(69)
Fossil fuel stock	(303)	(39)	(246)
Materials and supplies	(23)	(71)	7
Other current assets	(36)	—	73
Accounts payable	(74)	105	(173)
Hurricane Katrina grant proceeds	—	14	120
Accrued taxes	293	(19)	(103)
Accrued compensation	36	(40)	(24)
Other current liabilities	20	10	(68)

Net cash provided from operating activities	3,464	3,435	2,852

Investing Activities:
Property additions	(3,961)	(3,545)	(2,994)
Investment in restricted cash from pollution control bonds	(96)	(157)	—
Distribution of restricted cash from pollution control bonds	69	78	—
Nuclear decommissioning trust fund purchases	(720)	(783)	(751)
Nuclear decommissioning trust fund sales	712	775	743
Proceeds from property sales	34	33	150
Hurricane Katrina capital grant proceeds	7	35	153
Investment in unconsolidated subsidiaries	(1)	(37)	(64)
Cost of removal net of salvage	(123)	(108)	(90)
Other	(47)	—	19

Net cash used for investing activities	(4,126)	(3,709)	(2,834)

Financing Activities:
Increase (decrease) in notes payable, net	(314)	(669)	683
Proceeds —
Long-term debt	3,686	3,826	1,564
Preferred and preference stock	—	470	150
Common stock	474	538	137
Redemptions —
Long-term debt	(1,469)	(2,566)	(1,366)
Preferred and preference stock	(125)	—	(15)
Payment of common stock dividends	(1,280)	(1,205)	(1,140)
Payment of dividends on preferred and preference stock of subsidiaries	(66)	(40)	(32)
Other	(28)	(46)	(34)

Net cash provided from (used for) financing activities	878	308	(53)

Net Change in Cash and Cash Equivalents	216	34	(35)
Cash and Cash Equivalents at Beginning of Year	201	167	202

Cash and Cash Equivalents at End of Year	$417	$201	$167

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 2008 and 2007
Southern Company and Subsidiary Companies 2008 Annual Report

Assets	2008	2007

	(in millions)

Current Assets:
Cash and cash equivalents	$417	$201
Restricted cash	103	68
Receivables —
Customer accounts receivable	1,054	1,000
Unbilled revenues	320	294
Under recovered regulatory clause revenues	646	716
Other accounts and notes receivable	301	348
Accumulated provision for uncollectible accounts	(26)	(22)
Fossil fuel stock, at average cost	1,018	710
Materials and supplies, at average cost	757	725
Vacation pay	140	135
Prepaid expenses	302	146
Other	326	411

Total current assets	5,358	4,732

Property, Plant, and Equipment:
In service	50,618	47,176
Less accumulated depreciation	18,286	17,413

	32,332	29,763
Nuclear fuel, at amortized cost	510	336
Construction work in progress	3,036	3,228

Total property, plant, and equipment	35,878	33,327

Other Property and Investments:
Nuclear decommissioning trusts, at fair value	864	1,132
Leveraged leases	897	984
Other	227	238

Total other property and investments	1,988	2,354

Deferred Charges and Other Assets:
Deferred charges related to income taxes	973	910
Prepaid pension costs	—	2,369
Unamortized debt issuance expense	208	191
Unamortized loss on reacquired debt	271	289
Deferred under recovered regulatory clause revenues	606	389
Other regulatory assets	2,637	768
Other	428	460

Total deferred charges and other assets	5,123	5,376

Total Assets	$48,347	$45,789

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 2008 and 2007
Southern Company and Subsidiary Companies 2008 Annual Report

Liabilities and Stockholders’ Equity	2008	2007

	(in millions)

Current Liabilities:
Securities due within one year	$617	$1,178
Notes payable	953	1,272
Accounts payable	1,250	1,214
Customer deposits	302	274
Accrued taxes —
Income taxes	197	52
Unrecognized tax benefits	131	165
Other	396	330
Accrued interest	196	218
Accrued vacation pay	179	171
Accrued compensation	447	408
Liabilities from risk management activities	261	63
Other	297	286

Total current liabilities	5,226	5,631

Long-term Debt (See accompanying statements)	16,816	14,143

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	6,080	5,839
Deferred credits related to income taxes	259	272
Accumulated deferred investment tax credits	455	479
Employee benefit obligations	2,057	1,492
Asset retirement obligations	1,183	1,200
Other cost of removal obligations	1,321	1,308
Other regulatory liabilities	262	1,613
Other	330	347

Total deferred credits and other liabilities	11,947	12,550

Total Liabilities	33,989	32,324

Redeemable Preferred Stock of Subsidiaries (See accompanying statements)	375	373

Total Stockholders’ Equity (See accompanying statements)	13,983	13,092

Total Liabilities and Stockholders’ Equity	$48,347	$45,789

Commitments and Contingent Matters (See notes)

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION
At December 31, 2008 and 2007
Southern Company and Subsidiary Companies 2008 Annual Report

		2008	2007	2008	2007

		(in millions)		(percent of total)
Long-Term Debt:
Long-term debt payable to affiliated trusts —
Maturity	Interest Rates
2042 through 2044	5.50% to 5.88%	$412	$412

Long-term senior notes and debt —
Maturity	Interest Rates
2008	2.54% to 7.00%	—	459
2009	4.10% to 7.00%	128	127
2010	4.70%	102	102
2011	4.00% to 5.57%	303	302
2012	4.85% to 6.25%	1,778	1,478
2013	4.35% to 6.00%	936	236
2014 through 2048	4.88% to 8.20%	8,437	7,824
Adjustable rates (at 1/1/09):
2008	4.94% to 5.00%	—	550
2009	2.3288% to 2.36%	440	440
2010	2.42% to 6.10%	1,034	202
2011	1.645% to 2.35%	490	—

Total long-term senior notes and debt		13,648	11,720

Other long-term debt —
Pollution control revenue bonds —
Maturity	Interest Rates
2016 through 2048	1.95% to 6.00%	2,030	812
Variable rates (at 1/1/09):
2011 through 2041	0.80% to 3.00%	1,257	2,170

Total other long-term debt		3,287	2,982

Capitalized lease obligations		106	101

Unamortized debt premium (discount), net		(20)	(19)

Total long-term debt (annual interest requirement — $858 million)		17,433	15,196
Less amount due within one year		617	1,053

Long-term debt excluding amount due within one year		16,816	14,143	53.9%	51.2%

CONSOLIDATED STATEMENTS OF CAPITALIZATION (continued)
At December 31, 2008 and 2007
Southern Company and Subsidiary Companies 2008 Annual Report

	2008	2007	2008	2007

	(in millions)		(percent of total)

Redeemable Preferred Stock of Subsidiaries:
Cumulative preferred stock
$100 par or stated value — 4.20% to 5.44%
Authorized — 20 million shares
Outstanding — 1 million shares	81	81
$1 par value — 4.95% to 5.83%
Authorized — 28 million shares
Outstanding — 12 million shares: $25 stated value	294	294
Outstanding — 2008: 0 shares	—	123
Outstanding — 2007: 1,250 shares: $100,000 stated capital

Total redeemable preferred stock of subsidiaries	375	498
Less amount due within one year	—	125

Total redeemable preferred stock of subsidiaries excluding amount due within one year
(annual dividend requirement — $20 million)	375	373	1.2	1.3

Stockholders’ Equity:
Common Stockholders’ Equity:
Common stock, par value $5 per share —	3,888	3,817
Authorized — 1 billion shares
Issued — 2008: 778 million shares
— 2007: 764 million shares
Treasury — 2008: 0.4 million shares
— 2007: 0.4 million shares
Paid-in capital	1,893	1,454
Treasury, at cost	(12)	(11)
Retained earnings	7,612	7,155
Accumulated other comprehensive income (loss)	(105)	(30)

Total common stockholders’ equity	13,276	12,385	42.6	44.9

Preferred and Preference Stock of Subsidiaries:
Non-cumulative preferred stock
$25 par value — 6.00% to 6.13%
Authorized — 60 million shares
Outstanding — 2 million shares	45	45
Preference stock
Authorized — 65 million shares
Outstanding — $1 par value — 5.63% to 6.50%	343	343
— 14 million shares (non-cumulative)
— $100 par or stated value — 6.00% to 6.50%	319	319
— 3 million shares (non-cumulative)

Total preferred and preference stock of subsidiaries
(annual dividend requirement — $45 million)	707	707	2.3	2.6

Total Stockholders’ Equity	13,983	13,092

Total Capitalization	$31,174	$27,608	100.0%	100.0%

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2008, 2007, and 2006
Southern Company and Subsidiary Companies 2008 Annual Report

	Common Stock				Accumulated	Preferred and
	Par	Paid-In		Retained	Other Comprehensive	Preference Stock
	Value	Capital	Treasury	Earnings	Income (Loss)	of Subsidiaries	Total

	(in millions)

Balance at December 31, 2005	$3,759	$1,085	$(359)	$6,332	$(128)	$98	$10,787
Net income	—	—	—	1,573	—	—	1,573
Other comprehensive income	—	—	—	—	19	—	19
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	—	52	—	52
Stock issued	—	11	168	—	—	148	327
Cash dividends	—	—	—	(1,140)	—	—	(1,140)
Other	—	—	(1)	—	—	—	(1)

Balance at December 31, 2006	3,759	1,096	(192)	6,765	(57)	246	11,617
Net income	—	—	—	1,734	—	—	1,734
Other comprehensive income	—	—	—	—	27	—	27
Stock issued	58	356	183	—	—	461	1,058
Adjustment to initially apply FIN 48, net of tax	—	—	—	(15)	—	—	(15)
Adjustment to initially apply FSP13-2, net of tax	—	—	—	(125)	—	—	(125)
Cash dividends	—	—	—	(1,204)	—	—	(1,204)
Other	—	2	(2)	—	—	—	—

Balance at December 31, 2007	3,817	1,454	(11)	7,155	(30)	707	13,092
Net income	—	—	—	1,742	—	—	1,742
Other comprehensive loss	—	—	—	—	(75)	—	(75)
Stock issued	71	438	—	—	—	—	509
Cash dividends	—	—	—	(1,279)	—	—	(1,279)
Other	—	1	(1)	(6)	—	—	(6)

Balance at December 31, 2008	$3,888	$1,893	$(12)	$7,612	$(105)	$707	$13,983

The accompanying notes are an integral part of these financial statements.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2008, 2007, and 2006
Southern Company and Subsidiary Companies 2008 Annual Report

	2008	2007	2006

	(in millions)

Consolidated Net Income	$1,807	$1,782	$1,607

Other comprehensive income (loss):
Qualifying hedges:
Changes in fair value, net of tax of $(19), $(3), and $(5), respectively	(30)	(5)	(8)
Reclassification adjustment for amounts included in net income, net of tax of $7, $6, and $-, respectively	11	9	1
Marketable securities:
Changes in fair value, net of tax of $(4), $3, and $4, respectively	(7)	4	8
Reclassification adjustment for amounts included in net income, net of tax of $-, $-, and $-, respectively	—	(1)	—
Pension and other postretirement benefit plans:
Benefit plan net gain (loss), net of tax of $(32), $13, and $-, respectively	(51)	20	—
Additional prior service costs from amendment to non-qualified pension plans, net of tax of $-, $(2), and $-, respectively	—	(2)	—
Change in additional minimum pension liability, net of tax of $-, $-, and $10, respectively	—	—	18
Reclassification adjustment for amounts included in net income, net of tax of $1, $1, and $-, respectively	2	2	—

Total other comprehensive income (loss)	(75)	27	19

Dividends on preferred and preference stock of subsidiaries	(65)	(48)	(34)

Consolidated Comprehensive Income	$1,667	$1,761	$1,592

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 2008 Annual Report
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General
The Southern Company (the Company) is the parent company of four traditional operating companies, Southern Power Company (Southern Power), Southern Company Services, Inc. (SCS), Southern Communications Services, Inc. (SouthernLINC Wireless), Southern Company Holdings, Inc. (Southern Holdings), Southern Nuclear Operating Company, Inc. (Southern Nuclear), and other direct and indirect subsidiaries. The traditional operating companies, Alabama Power Company (Alabama Power), Georgia Power Company (Georgia Power), Gulf Power Company (Gulf Power), and Mississippi Power Company (Mississippi Power), are vertically integrated utilities providing electric service in four Southeastern states. Southern Power constructs, acquires, owns, and manages generation assets and sells electricity at market-based rates in the wholesale market. SCS, the system service company, provides, at cost, specialized services to Southern Company and the subsidiary companies. SouthernLINC Wireless provides digital wireless communications for use by Southern Company and its subsidiary companies and also markets these services to the public and provides fiber cable services within the Southeast. Southern Holdings is an intermediate holding company subsidiary for Southern Company’s investments in leveraged leases and various other energy-related businesses. Southern Nuclear operates and provides services to Southern Company’s nuclear power plants.
The financial statements reflect Southern Company’s investments in the subsidiaries on a consolidated basis. The equity method is used for entities in which the Company has significant influence but does not control and for variable interest entities where the Company is not the primary beneficiary. All material intercompany transactions have been eliminated in consolidation.
The traditional operating companies, Southern Power, and certain of their subsidiaries are subject to regulation by the Federal Energy Regulatory Commission (FERC) and the traditional operating companies are also subject to regulation by their respective state public service commissions (PSC). The companies follow accounting principles generally accepted in the United States and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.
Reclassifications
Certain prior years’ data presented in the financial statements have been reclassified to conform to the current year presentation. The consolidated statements of income for the prior periods presented have been modified within the operating expenses section to combine the line items “Other operations” and “Maintenance” into a single line item entitled “Other operations and maintenance.” The statements of cash flows for the prior periods presented were modified within the operating activities section to present a separate line item for “Deferred revenues” previously included in “Other, net.” The consolidated balance sheet at December 31, 2007 has been modified within current liabilities to reflect the amount of “Unrecognized tax benefits” previously included within “Accrued taxes — Income taxes” and to present the amount of “Liabilities for risk management activities” previously included in “Other.” These reclassifications had no effect on total assets, net income, cash flows, or earnings per share.
Effective January 1, 2009, Southern Company and its subsidiaries adopted retrospectively Financial Accounting Standards Board (FASB) Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which is an amendment of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (SFAS No. 160). In connection with the adoption of SFAS No. 160, Southern Company evaluated the requirements of Emerging Issues Task Force Topic No. 98, “Classification and Measurement of Redeemable Securities” (Topic D-98) with respect to the presentation of preferred and preference stock of subsidiaries. Based on the guidance in Topic D-98 and SFAS No. 160, the preferred and preference stock at Georgia Power and the preference stock at Alabama Power and Gulf Power are required to be shown as “noncontrolling interests,” separately presented as a component of “Stockholders’ Equity” on Southern Company’s consolidated balance sheets, consolidated statements of capitalization, and consolidated statements of stockholders’ equity. The preferred stock of Alabama Power and Mississippi Power contains a feature that allows the holders to elect a majority of such subsidiary’s board of directors if dividends are not paid for four consecutive quarters. Because such a potential redemption-triggering event is not solely within the control of Alabama Power and Mississippi Power, this preferred stock is presented as “Redeemable Preferred Stock of Subsidiaries” in a manner consistent with temporary equity as defined in Topic D-98. The preferred and preference stock at Georgia Power and the preference stock at Alabama Power and Gulf Power do not contain such a provision that would allow the holders to elect a majority of such subsidiary’s board.
In addition, SFAS No. 160 requires that preferred and preference dividends of subsidiaries previously presented within Southern Company’s consolidated statements of income as a component of “Other Income and (Expense)” be presented as a deduction from “Consolidated Net Income” to arrive at “Consolidated Net Income After Dividends on Preferred and Preference Stock.” In Southern Company’s consolidated statements of cash flows, the preferred and preference dividends previously classified in operating activities are now classified in financing activities.
Related Party Transactions
Alabama Power and Georgia Power purchased synthetic fuel from Alabama Fuel Products, LLC (AFP), an entity in which Southern Holdings held a 30% ownership interest until July 2006, when its ownership interest was terminated. Total fuel purchases for January 2006 through June 2006 were $354 million. Synfuel Services, Inc. (SSI), another subsidiary of Southern Holdings, provided fuel transportation services to AFP that were ultimately reflected in the cost of the synthetic fuel billed to Alabama Power and Georgia Power. In connection with these services, the related revenues of approximately $62 million for January 2006 through June 2006, have been eliminated against fuel expense in the financial statements. SSI also provided additional services to AFP, as well as

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
to a related party of AFP. Revenues from these transactions totaled approximately $24 million for January 2006 through June 2006.
Subsequent to the termination of Southern Company’s membership interest in AFP, Alabama Power and Georgia Power continued to purchase an additional $6 million, $750 million, and $384 million in fuel from AFP in 2008, 2007, and 2006, respectively. SSI continued to provide fuel transportation services of $131 million in 2007 and $62 million in 2006, which were eliminated against fuel expense in the financial statements. SSI also provided other additional services to AFP and a related party of AFP totaling $47 million and $21 million in 2007 and 2006, respectively. The synthetic fuel investments and related party transactions were terminated on December 31, 2007.
Regulatory Assets and Liabilities
The traditional operating companies are subject to the provisions of FASB Statement No. 71, “Accounting for the Effects of Certain Types of Regulation” (SFAS No. 71). Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the balance sheets at December 31 relate to:

	2008	2007	Note
	(in millions)
Deferred income tax charges	$972	$911	(a	)
Asset retirement obligations-asset	236	50	(a	)
Asset retirement obligations-liability	(5)	(154)	(a	)
Other cost of removal obligations	(1,321)	(1,308)	(a	)
Deferred income tax credits	(260)	(275)	(a	)
Loss on reacquired debt	271	289	(b	)
Vacation pay	140	135	(c	)
Under recovered regulatory clause revenues	432	371	(d	)
Building lease	48	49	(d	)
Generating plant outage costs	45	46	(d	)
Under recovered storm damage costs	27	43	(d	)
Property damage reserves	(97)	(90)	(d	)
Fuel hedging (realized and unrealized) losses	314	25	(d	)
Fuel hedging (realized and unrealized) gains	(10)	(20)	(d	)
Other assets	164	88	(d	)
Environmental remediation-asset	67	67	(d	)
Environmental remediation-liability	(19)	(22)	(d	)
Deferred purchased power	(156)	(20)	(d	)
Other liabilities	(25)	(21)	(d	)
Overfunded retiree benefit plans	—	(1,288)	(e	)
Underfunded retiree benefit plans	2,068	547	(e	)

Total assets (liabilities), net	$2,891	$(577)

Note: The recovery and amortization periods for these regulatory assets and (liabilities) are as follows:

(a)	Asset retirement and removal liabilities are recorded, deferred income tax assets are recovered, and deferred tax liabilities are amortized over the related property lives, which may range up to 65 years. Asset retirement and removal liabilities will be settled and trued up following completion of the related activities.

(b)	Recovered over either the remaining life of the original issue or, if refinanced, over the life of the new issue, which may range up to 50 years.

(c)	Recorded as earned by employees and recovered as paid, generally within one year.

(d)	Recorded and recovered or amortized as approved by the appropriate state PSCs.

(e)	Recovered and amortized over the average remaining service period which may range up to 14 years. See Note 2 for additional information.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
In the event that a portion of a traditional operating company’s operations is no longer subject to the provisions of SFAS No. 71, such company would be required to write off or reclassify to accumulated other comprehensive income related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the traditional operating company would be required to determine if any impairment to other assets, including plant, exists and write down the assets, if impaired, to their fair values. All regulatory assets and liabilities are to be reflected in rates. See Note 3 under “Alabama Power Retail Regulatory Matters,” “Georgia Power Retail Regulatory Matters,” “Gulf Power Retail Regulatory Matters,” and “Storm Damage Cost Recovery” for additional information.
Revenues
Wholesale capacity revenues are generally recognized on a levelized basis over the appropriate contract periods. Energy and other revenues are recognized as services are provided. Unbilled revenues related to retail sales are accrued at the end of each fiscal period. Electric rates for the traditional operating companies include provisions to adjust billings for fluctuations in fuel costs, fuel hedging, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between these actual costs and amounts billed in current regulated rates. Under or over recovered regulatory clause revenues are recorded in the balance sheets and are recovered or returned to customers through adjustments to the billing factors.
Retail fuel cost recovery mechanisms vary by each traditional operating company, but in general, the process requires periodic filings with the appropriate state PSC. Alabama Power continuously monitors the under/over recovered balance and files for a revised fuel rate when management deems appropriate. Georgia Power is required to file a new fuel case no later than March 1, 2009. On February 19, 2009, the Georgia PSC approved Georgia Power’s request to delay the filing of that case until March 13, 2009. The new rates are expected to become effective on June 1, 2009. Gulf Power is required to notify the Florida PSC if the projected fuel cost over or under recovery exceeds 10% of the projected fuel revenue applicable for the period and indicate if an adjustment to the fuel cost recovery factor is being requested. Mississippi Power is required to file for an adjustment to the fuel cost recovery factor annually. See Note 3 under “Alabama Power Retail Regulatory Matters,” “Georgia Power Retail Regulatory Matters,” and “Gulf Power Retail Regulatory Matters” for additional information.
Southern Company has a diversified base of customers. No single customer or industry comprises 10% or more of revenues. For all periods presented, uncollectible accounts averaged less than 1% of revenues.
Fuel Costs
Fuel costs are expensed as the fuel is used. Fuel expense generally includes the cost of purchased emission allowances as they are used. Fuel expense also includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. See Note 3 under “Nuclear Fuel Disposal Costs” for additional information.
Income and Other Taxes
Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average life of the related property. Taxes that are collected from customers on behalf of governmental agencies to be remitted to these agencies are presented net on the statements of income.
In accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), Southern Company recognizes tax positions that are “more likely than not” of being sustained upon examination by the appropriate taxing authorities. See Note 5 under “Unrecognized Tax Benefits” for additional information on FIN 48.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Property, Plant, and Equipment
Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the interest capitalized and/or cost of funds used during construction.
Southern Company’s property, plant, and equipment consisted of the following at December 31:

	2008	2007
	(in millions)
Generation	$26,154	$23,879
Transmission	7,085	6,761
Distribution	13,856	13,134
General	2,750	2,619
Plant acquisition adjustment	43	43

Utility plant in service	49,888	46,436

IT equipment and software	240	230
Communications equipment	450	452
Other	40	58

Other plant in service	730	740

Total plant in service	$50,618	$47,176

The cost of replacements of property, exclusive of minor items of property, is capitalized. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred or performed with the exception of nuclear refueling costs, which are recorded in accordance with specific state PSC orders. Alabama Power accrues estimated nuclear refueling costs in advance of the unit’s next refueling outage. Georgia Power defers and amortizes nuclear refueling costs over the unit’s operating cycle before the next refueling. The refueling cycles for Alabama Power and Georgia Power range from 18 to 24 months for each unit. In accordance with a Georgia PSC order, Georgia Power also defers the costs of certain significant inspection costs for the combustion turbines at Plant McIntosh and amortizes such costs over 10 years, which approximates the expected maintenance cycle.
Depreciation and Amortization
Depreciation of the original cost of utility plant in service is provided primarily by using composite straight-line rates, which approximated 3.2% in 2008, 3.0% in 2007, and 3.0% in 2006. Depreciation studies are conducted periodically to update the composite rates. These studies are filed with the respective state PSC for the traditional operating companies. Accumulated depreciation for utility plant in service totaled $17.9 billion and $17.0 billion at December 31, 2008 and 2007, respectively. When property subject to composite depreciation is retired or otherwise disposed of in the normal course of business, its original cost, together with the cost of removal, less salvage, is charged to accumulated depreciation. For other property dispositions, the applicable cost and accumulated depreciation is removed from the balance sheet accounts and a gain or loss is recognized. Minor items of property included in the original cost of the plant are retired when the related property unit is retired.
Under Georgia Power’s retail rate plan for the three years ended December 31, 2007 (2004 Retail Rate Plan), Georgia Power was ordered to recognize Georgia PSC-certified capacity costs in rates evenly over the three years covered by the 2004 Retail Rate Plan. Georgia Power recorded credits to amortization of $19 million and $14 million in 2007 and 2006, respectively. See Note 3 under “Georgia Power Retail Regulatory Matters” for additional information.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
In May 2004, the Mississippi PSC approved Mississippi Power’s request to reclassify 266 megawatts of Plant Daniel units 3 and 4 capacity to jurisdictional cost of service effective January 1, 2004 and authorized Mississippi Power to include the related costs and revenue credits in jurisdictional rate base, cost of service, and revenue requirement calculations for purposes of retail rate recovery. Mississippi Power amortized the related regulatory liability pursuant to the Mississippi PSC’s order as follows: $6 million in 2007 and $13 million in 2006, resulting in increases to earnings in each of those years.
Depreciation of the original cost of other plant in service is provided primarily on a straight-line basis over estimated useful lives ranging from 3 to 25 years. Accumulated depreciation for other plant in service totaled $433 million and $429 million at December 31, 2008 and 2007, respectively.
Asset Retirement Obligations and Other Costs of Removal
Asset retirement obligations are computed as the present value of the ultimate costs for an asset’s future retirement and are recorded in the period in which the liability is incurred. The costs are capitalized as part of the related long-lived asset and depreciated over the asset’s useful life. The Company has received accounting guidance from the various state PSCs allowing the continued accrual of other future retirement costs for long-lived assets that the Company does not have a legal obligation to retire. Accordingly, the accumulated removal costs for these obligations will continue to be reflected in the balance sheets as a regulatory liability.
The liability recognized to retire long-lived assets primarily relates to the Company’s nuclear facilities, Plants Farley, Hatch, and Vogtle. The fair value of assets legally restricted for settling retirement obligations related to nuclear facilities as of December 31, 2008 was $864 million. In addition, the Company has retirement obligations related to various landfill sites, underground storage tanks, asbestos removal, and disposal of polychlorinated biphenyls in certain transformers. The Company also has identified retirement obligations related to certain transmission and distribution facilities, co-generation facilities, certain wireless communication towers, and certain structures authorized by the U.S. Army Corps of Engineers. However, liabilities for the removal of these assets have not been recorded because the range of time over which the Company may settle these obligations is unknown and cannot be reasonably estimated. The Company will continue to recognize in the statements of income allowed removal costs in accordance with its regulatory treatment. Any differences between costs recognized under FASB Statement No. 143 “Accounting for Asset Retirement Obligations” and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” and those reflected in rates are recognized as either a regulatory asset or liability, as ordered by the various state PSCs, and are reflected in the balance sheets. See “Nuclear Decommissioning” herein for further information on amounts included in rates.
Details of the asset retirement obligations included in the balance sheets are as follows:

	2008	2007
	(in millions)
Balance beginning of year	$1,203	$1,137
Liabilities incurred	4	1
Liabilities settled	(4)	(8)
Accretion	75	74
Cash flow revisions	(93)	(1)

Balance end of year	$1,185	$1,203

Nuclear Decommissioning
The Nuclear Regulatory Commission (NRC) requires licensees of commercial nuclear power reactors to establish a plan for providing reasonable assurance of funds for future decommissioning. Alabama Power and Georgia Power have external trust funds (the Funds) to comply with the NRC’s regulations. Use of the Funds is restricted to

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
nuclear decommissioning activities and the Funds are managed and invested in accordance with applicable requirements of various regulatory bodies, including the NRC, the FERC, and state PSCs, as well as the Internal Revenue Service (IRS). The Funds are invested in a tax-efficient manner in a diversified mix of equity and fixed income securities and are reported as of December 31, 2008 as trading securities pursuant to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115).
On January 1, 2008, the Company adopted FASB Statement No. 159, “Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (SFAS No. 159). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Southern Company elected the fair value option only for investment securities held in the Funds. The Funds are included in the balance sheets at fair value, as disclosed in Note 10.
Management elected to continue to record the Funds at fair value because management believes that fair value best represents the nature of the Funds. Management has delegated day-to-day management of the investments in the Funds to unrelated third party managers with oversight by Southern Company, Alabama Power, and Georgia Power management. The managers of the Funds are authorized, within broad limits, to actively buy and sell securities at their own discretion in order to maximize the investment return on the Funds’ investments. Because of the Company’s inability to choose to hold securities that have experienced unrealized losses until recovery of their value, all unrealized losses incurred during 2006 and 2007, prior to the adoption of SFAS No. 159, were considered other-than-temporary impairments under SFAS No. 115.
The adoption of SFAS No. 159 had no impact on the results of operations, cash flows, or financial condition of the Company. For all periods presented, all gains and losses, whether realized, unrealized, or identified as other-than-temporary, have been and will continue to be recorded in the regulatory liability for asset retirement obligations in the balance sheets and are not included in net income or other comprehensive income. Fair value adjustments, realized gains, and other-than-temporary impairment losses are determined on a specific identification basis.
At December 31, 2008, investment securities in the Funds totaled $862 million consisting of equity securities of $518 million, debt securities of $323 million, and $21 million of other securities. These amounts exclude receivables related to investment income and pending investment sales, and payables related to pending investment purchases.
At December 31, 2007, investment securities in the Funds totaled $1.1 billion consisting of equity securities of $788 million, debt securities of $312 million, and $32 million of other securities. Unrealized gains were $256 million for equity securities and $12 million for debt securities. Other-than-temporary impairments were $(28) million for equity securities and $(5) million for debt securities.
Sales of the securities held in the Funds resulted in cash proceeds of $712 million, $775 million, and $743 million, in 2008, 2007, and 2006, respectively, all of which were re-invested. For 2008, fair value reductions, including reinvested interest and dividends, was $(278) million, of which $(259) million related to securities held in the Funds at December 31, 2008. Realized gains and other-than-temporary impairment losses were $78 million and $(76) million, respectively, in 2007 and $40 million and $(30) million, respectively, in 2006. While the investment securities held in the Funds are reported as trading securities, the Funds continue to be managed with a long-term focus. Accordingly, all purchases and sales within the Funds are presented separately in the statement of cash flows as investing cash flows, consistent with the nature of and purpose for which the securities were acquired.
Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state PSCs. The NRC’s minimum external funding requirements are based on a generic estimate of the cost to decommission only the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC designed to ensure that, over time, the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
At December 31, 2008, the accumulated provisions for decommissioning were as follows:

	Plant Farley	Plant Hatch	Plant Vogtle
	(in millions)
External trust funds	$404	$280	$168
Internal reserves	26	—	—

Total	$430	$280	$168

Site study cost is the estimate to decommission a specific facility as of the site study year. The estimated costs of decommissioning based on the most current studies, which were performed in 2008 for Plant Farley and in 2006 for the Georgia Power plants, were as follows for Alabama Power’s Plant Farley and Georgia Power’s ownership interests in Plants Hatch and Vogtle:

	Plant Farley	Plant Hatch	Plant Vogtle

Decommissioning periods:
Beginning year	2037	2034	2027
Completion year	2065	2061	2051

	(in millions)
Site study costs:
Radiated structures	$1,060	$544	$507
Non-radiated structures	72	46	67

Total	$1,132	$590	$574

The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making these estimates.
For ratemaking purposes, Alabama Power’s decommissioning costs are based on the site study, and Georgia Power’s decommissioning costs are based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 2006. The estimates used in current rates are $495 million and $334 million for Plants Hatch and Vogtle, respectively. Amounts expensed were $3 million in 2008 and $7 million annually for 2007 and 2006 for Plant Vogtle. Significant assumptions used to determine these costs for ratemaking were an inflation rate of 4.5% and 2.9% for Alabama Power and Georgia Power, respectively, and a trust earnings rate of 7.0% and 4.9% for Alabama Power and Georgia Power, respectively. As a result of license extensions, amounts previously contributed to the external trust funds for Plants Hatch and Farley are currently projected to be adequate to meet the decommissioning obligations. Georgia Power filed an application with the NRC in June 2007 to extend the licenses for Plant Vogtle Units 1 and 2 for an additional 20 years. Georgia Power anticipates the NRC may make a decision regarding the license extension for Plant Vogtle in 2009.
Allowance for Funds Used During Construction (AFUDC) and Interest Capitalized
In accordance with regulatory treatment, the traditional operating companies record AFUDC, which represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new regulated facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The equity component of AFUDC is not included in calculating taxable income. Interest related to the construction of new facilities not included in the traditional operating companies’ regulated rates is capitalized in accordance with standard interest capitalization requirements. AFUDC and interest capitalized, net of income taxes were 11.2%, 8.4%, and 4.2% of net income for 2008, 2007, and 2006, respectively.
Cash payments for interest totaled $787 million, $798 million, and $875 million in 2008, 2007, and 2006, respectively, net of amounts capitalized of $71 million, $64 million, and $27 million, respectively.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Impairment of Long-Lived Assets and Intangibles
Southern Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on either a specific regulatory disallowance or an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by either the amount of regulatory disallowance or by estimating the fair value of the assets and recording a loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less the cost to sell in order to determine if an impairment loss is required. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change.
Storm Damage Reserves
Each traditional operating company maintains a reserve to cover the cost of damages from major storms to its transmission and distribution lines and generally the cost of uninsured damages to its generation facilities and other property. In accordance with their respective state PSC orders, the traditional operating companies accrued $40.4 million in 2008. Alabama Power, Gulf Power, and Mississippi Power also have discretionary authority from their state PSCs to accrue certain additional amounts as circumstances warrant. There were no material accruals for any year presented. See Note 3 under “Storm Damage Cost Recovery” for additional information regarding these reserves and the deferral of additional costs, as well as additional rate riders or other cost recovery mechanisms which have been approved by the respective state PSCs to recover the deferred costs and accrue reserves for future storms.
Leveraged Leases
Southern Company has several leveraged lease agreements, with terms ranging up to 45 years, which relate to international and domestic energy generation, distribution, and transportation assets. Southern Company receives federal income tax deductions for depreciation and amortization, as well as interest on long-term debt related to these investments. The Company reviews all important lease assumptions at least annually, or more frequently if events or changes in circumstances indicate that a change in assumptions has occurred or may occur. These assumptions include the effective tax rate, the residual value, the credit quality of the lessees, and the timing of expected tax cash flows.
Southern Company’s net investment in domestic leveraged leases consists of the following at December 31:

	2008	2007
	(in millions)
Net rentals receivable	$492	$494
Unearned income	(230)	(244)

Investment in leveraged leases	262	250
Deferred taxes from leveraged leases	(189)	(163)

Net investment in leveraged leases	$73	$87

A summary of the components of income from domestic leveraged leases was as follows:

	2008	2007	2006
	(in millions)
Pretax leveraged lease income	$14	$16	$20
Income tax expense	(6)	(7)	(9)

Net leveraged lease income	$8	$9	$11

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Southern Company’s net investment in international leveraged leases consists of the following at December 31:

	2008	2007
	(in millions)
Net rentals receivable	$1,298	$1,298
Unearned income	(663)	(563)

Investment in leveraged leases	635	735
Current taxes payable	(120)	—
Deferred taxes from leveraged leases	(117)	(316)

Net investment in leveraged leases	$398	$419

A summary of the components of income from international leveraged leases was as follows:

	2008	2007	2006
	(in millions)
Pretax leveraged lease income (loss)	$(99)	$24	$49
Income tax benefit (expense)	35	(8)	(17)

Net leveraged lease income (loss)	$(64)	$16	$32

See Note 3 under “Income Tax Matters” for additional information regarding the leveraged lease transactions.
Cash and Cash Equivalents
For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.
Materials and Supplies
Generally, materials and supplies include the average costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, at weighted average cost when installed.
Fuel Inventory
Fuel inventory includes the average costs of oil, coal, natural gas, and emission allowances. Fuel is charged to inventory when purchased and then expensed as used and recovered by the traditional operating companies through fuel cost recovery rates approved by each state PSC. Emission allowances granted by the Environmental Protection Agency (EPA) are included in inventory at zero cost.
Financial Instruments
Southern Company uses derivative financial instruments to limit exposure to fluctuations in interest rates, the prices of certain fuel purchases, and electricity purchases and sales. All derivative financial instruments are recognized as either assets or liabilities (categorized in “Other” or shown separately as “Risk Management Activities”) and are measured at fair value. See Note 10 for additional information. Substantially all of Southern Company’s bulk energy purchases and sales contracts that meet the definition of a derivative are exempt from fair value accounting requirements and are accounted for under the accrual method. Other derivative contracts qualify as cash flow hedges of anticipated transactions or are recoverable through the traditional operating companies’ fuel hedging programs. This results in the deferral of related gains and losses in other comprehensive income or regulatory assets and liabilities, respectively, until the hedged transactions occur. Any ineffectiveness arising from cash flow hedges is recognized currently in net income. Other derivative contracts, including derivatives related to synthetic fuel

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
investments, are marked to market through current period income and are recorded on a net basis in the statements of income. See Note 6 under “Financial Instruments” for additional information.
The Company does not offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement. At December 31, 2008, the Company has recognized $8.5 million for the obligation to return cash collateral arising from derivative instruments, which is included in “Accounts payable” in the balance sheets.
Southern Company is exposed to losses related to financial instruments in the event of counterparties’ nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company’s exposure to counterparty credit risk.
The other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

	Carrying Amount	Fair Value
	(in millions)
Long-term debt:
2008	$17,327	$17,114
2007	$15,095	$14,931
The fair values were based on either closing market prices (Level 1) or closing prices of comparable instruments (Level 2). See Note 10 for all other items recognized at fair value in the financial statements.
Comprehensive Income
The objective of comprehensive income is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income consists of net income, changes in the fair value of qualifying cash flow hedges and marketable securities, and certain changes in pension and other post retirement benefit plans, less income taxes and reclassifications for amounts included in net income.
Accumulated other comprehensive income (loss) balances, net of tax effects, were as follows:

			Pension and Other	Accumulated Other
	Qualifying	Marketable	Postretirement	Comprehensive
	Hedges	Securities	Benefit Plans	Income (Loss)
			(in millions)
Balance at December 31, 2007	$(54)	$13	$11	$(30)
Current period change	(19)	(7)	(49)	(75)

Balance at December 31, 2008	$(73)	$6	$(38)	$(105)

Variable Interest Entities
The primary beneficiary of a variable interest entity must consolidate the related assets and liabilities. Southern Company has established certain wholly-owned trusts to issue preferred securities. See Note 6 under “Long-Term Debt Payable to Affiliated Trusts” for additional information. However, Southern Company and the traditional operating companies are not considered the primary beneficiaries of the trusts. Therefore, the investments in these trusts are reflected as Other Investments, and the related loans from the trusts are included in Long-term Debt in the balance sheets.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
2. RETIREMENT BENEFITS
Southern Company has a defined benefit, trusteed, pension plan covering substantially all employees. The plan is funded in accordance with requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). No contributions to the plan are expected for the year ending December 31, 2009. Southern Company also provides certain defined benefit pension plans for a selected group of management and highly compensated employees. Benefits under these non-qualified pension plans are funded on a cash basis. In addition, Southern Company provides certain medical care and life insurance benefits for retired employees through other postretirement benefit plans. The traditional operating companies fund related trusts to the extent required by their respective regulatory commissions. For the year ending December 31, 2009, postretirement trust contributions are expected to total approximately $56 million.
The measurement date for plan assets and obligations for 2008 was December 31 while the measurement date for prior years was September 30. Pursuant to FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS No. 158), Southern Company was required to change the measurement date for its defined benefit postretirement plans from September 30 to December 31 beginning with the year ended December 31, 2008. As permitted, Southern Company adopted the measurement date provisions of SFAS No. 158 effective January 1, 2008 resulting in an increase in long-term liabilities of approximately $28 million and an increase in prepaid pension costs of approximately $16 million.
Pension Plans
The total accumulated benefit obligation for the pension plans was $5.5 billion in 2008 and $5.3 billion in 2007. Changes during the 15-month period ended December 31, 2008 and the 12-month period ended September 30, 2007 in the projected benefit obligations and the fair value of plan assets were as follows:

	2008	2007
	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$5,660	$5,491
Service cost	182	147
Interest cost	435	324
Benefits paid	(324)	(241)
Plan amendments	—	50
Actuarial gain	(74)	(111)

Balance at end of year	5,879	5,660

Change in plan assets
Fair value of plan assets at beginning of year	7,624	6,693
Actual return (loss) on plan assets	(2,234)	1,153
Employer contributions	27	19
Benefits paid	(324)	(241)

Fair value of plan assets at end of year	5,093	7,624

Funded status at end of year	(786)	1,964
Fourth quarter contributions	—	5

(Accrued liability) prepaid pension asset	$(786)	$1,969

At December 31, 2008, the projected benefit obligations for the qualified and non-qualified pension plans were $5.5 billion and $0.4 billion, respectively. All pension plan assets are related to the qualified pension plan.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Pension plan assets are managed and invested in accordance with all applicable requirements, including ERISA and the Internal Revenue Code of 1986, as amended (Internal Revenue Code). The Company’s investment policy covers a diversified mix of assets, including equity and fixed income securities, real estate, and private equity. Derivative instruments are used primarily as hedging tools but may also be used to gain efficient exposure to the various asset classes. The Company primarily minimizes the risk of large losses through diversification but also monitors and manages other aspects of risk. The actual composition of the Company’s pension plan assets as of the end of year, along with the targeted mix of assets, is presented below:

	Target	2008	2007

Domestic equity	36%	34%	38%
International equity	24	23	24
Fixed income	15	14	15
Real estate	15	19	16
Private equity	10	10	7

Total	100%	100%	100%

Amounts recognized in the consolidated balance sheets related to the Company’s pension plans consist of the following:

	2008	2007
	(in millions)
Prepaid pension costs	$—	$2,369
Other regulatory assets	1,579	188
Current liabilities, other	(23)	(21)
Other regulatory liabilities	—	(1,288)
Employee benefit obligations	(763)	(379)
Accumulated other comprehensive income	54	(26)

Presented below are the amounts included in accumulated other comprehensive income, regulatory assets, and regulatory liabilities at December 31, 2008 and 2007 related to the defined benefit pension plans that had not yet been recognized in net periodic pension cost along with the estimated amortization of such amounts for 2009.

	Prior Service Cost	Net(Gain)Loss
	(in millions)
Balance at December 31, 2008:
Accumulated other comprehensive income	$12	$42
Regulatory assets	220	1,359
Regulatory liabilities	—	—

Total	$232	$1,401

Balance at December 31, 2007:
Accumulated other comprehensive income	$14	$(40)
Regulatory assets	66	122
Regulatory liabilities	198	(1,486)

Total	$278	$(1,404)

Estimated amortization in net periodic pension cost in 2009:
Accumulated other comprehensive income	$2	$—
Regulatory assets	33	7
Regulatory liabilities	—	—

Total	$35	$7

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
The components of other comprehensive income, along with the changes in the balances of regulatory assets and regulatory liabilities, related to the defined benefit pension plans for the 15-month period ended December 31, 2008 and the 12-month period ended September 30, 2007 are presented in the following table:

	Accumulated Other
	Comprehensive Income	Regulatory Assets	Regulatory Liabilities
	(in millions)
Balance at December 31, 2006	$—	$158	$(507)
Net gain	(28)	—	(753)
Change in prior service costs	4	46	—
Reclassification adjustments:
Amortization of prior service costs	(2)	(7)	(28)
Amortization of net gain	—	(9)	—

Total reclassification adjustments	(2)	(16)	(28)

Total change	(26)	30	(781)

Balance at December 31, 2007	(26)	188	(1,288)
Net loss	83	1,412	1,322
Change in prior service costs	—	—	—
Reclassification adjustments:
Amortization of prior service costs	(2)	(10)	(34)
Amortization of net gain	(1)	(11)	—

Total reclassification adjustments	(3)	(21)	(34)

Total change	80	1,391	1,288

Balance at December 31, 2008	$54	$1,579	$—

Components of net periodic pension cost were as follows:

	2008	2007	2006
	(in millions)
Service cost	$146	$147	$153
Interest cost	348	324	300
Expected return on plan assets	(525)	(481)	(456)
Recognized net loss	9	10	16
Net amortization	37	35	26

Net periodic pension cost	$15	$35	$39

Net periodic pension cost is the sum of service cost, interest cost, and other costs netted against the expected return on plan assets. The expected return on plan assets is determined by multiplying the expected rate of return on plan assets and the market-related value of plan assets. In determining the market-related value of plan assets, the Company has elected to amortize changes in the market value of all plan assets over five years rather than recognize the changes immediately. As a result, the accounting value of plan assets that is used to calculate the expected return on plan assets differs from the current fair value of the plan assets.
Future benefit payments reflect expected future service and are estimated based on assumptions used to measure the projected benefit obligation for the pension plans. At December 31, 2008, estimated benefit payments were as follows:

Benefit Payments
(in millions)
2009	$289
2010	304
2011	322
2012	341
2013	362
2014 to 2018	2,187

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Other Postretirement Benefits
Changes during the 15-month period ended December 31, 2008 and the 12-month period ended September 30, 2007 in the accumulated postretirement benefit obligations (APBO) and in the fair value of plan assets were as follows:

	2008	2007
	(in millions)
Change in benefit obligation
Benefit obligation at beginning of year	$1,797	$1,830
Service cost	36	27
Interest cost	138	107
Benefits paid	(108)	(83)
Actuarial gain	(139)	(90)
Retiree drug subsidy	9	6

Balance at end of year	1,733	1,797

Change in plan assets
Fair value of plan assets at beginning of year	820	731
Actual return (loss) on plan assets	(232)	105
Employer contributions	142	61
Benefits paid	(99)	(77)

Fair value of plan assets at end of year	631	820

Funded status at end of year	(1,102)	(977)
Fourth quarter contributions	—	65

Accrued liability	$(1,102)	$(912)

Other postretirement benefit plan assets are managed and invested in accordance with all applicable requirements, including ERISA and the Internal Revenue Code. The Company’s investment policy covers a diversified mix of assets, including equity and fixed income securities, real estate, and private equity. Derivative instruments are used primarily as hedging tools but may also be used to gain efficient exposure to the various asset classes. The Company primarily minimizes the risk of large losses through diversification but also monitors and manages other aspects of risk. The actual composition of the Company’s other postretirement benefit plan assets as of the end of year, along with the targeted mix of assets, is presented below:

	Target	2008	2007

Domestic equity	44%	34%	45%
International equity	17	18	20
Fixed income	30	38	26
Real estate	5	7	6
Private equity	4	3	3

Total	100%	100%	100%

Amounts recognized in the balance sheets related to the Company’s other postretirement benefit plans consist of the following:

	2008	2007
	(in millions)
Other regulatory assets	$489	$360
Current liabilities, other	(3)	(3)
Employee benefit obligations	(1,099)	(909)
Accumulated other comprehensive income	8	8

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Presented below are the amounts included in accumulated other comprehensive income and regulatory assets at December 31, 2008 and 2007, related to the other postretirement benefit plans that had not yet been recognized in net periodic postretirement benefit cost along with the estimated amortization of such amounts for 2009.

	Prior Service	Net(Gain)	Transition
	Cost	Loss	Obligation
	(in millions)
Balance at December 31, 2008:
Accumulated other comprehensive income	$3	$5	$—
Regulatory assets	88	335	66

Total	$91	$340	$66

Balance at December 31, 2007:
Accumulated other comprehensive income	$4	$4	$—
Regulatory assets	99	177	84

Total	$103	$181	$84

Estimated amortization as net periodic postretirement benefit cost in 2009:
Accumulated other comprehensive income	$—	$—	$—
Regulatory assets	9	5	15

Total	$9	$5	$15

The components of other comprehensive income, along with the changes in the balance of regulatory assets, related to the other postretirement benefit plans for the 15-month period ended December 31, 2008 and the 12-month period ended September 30, 2007 are presented in the following table:

	Accumulated Other
	Comprehensive Income	Regulatory Assets
	(in millions)
Balance at December 31, 2006	$14	$539
Net gain	(6)	(141)
Change in prior service costs	—	—
Reclassification adjustments:
Amortization of transition obligation	—	(15)
Amortization of prior service costs	—	(9)
Amortization of net gain	—	(14)

Total reclassification adjustments	—	(38)

Total change	(6)	(179)

Balance at December 31, 2007	8	360
Net loss	1	166
Change in prior service costs	—	—
Reclassification adjustments:
Amortization of transition obligation	—	(18)
Amortization of prior service costs	(1)	(11)
Amortization of net gain	—	(8)

Total reclassification adjustments	(1)	(37)

Total change	—	129

Balance at December 31, 2008	$8	$489

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Components of the other postretirement benefit plans’ net periodic cost were as follows:

	2008	2007	2006
	(in millions)
Service cost	$28	$27	$30
Interest cost	111	107	98
Expected return on plan assets	(59)	(52)	(49)
Net amortization	31	38	43

Net postretirement cost	$111	$120	$122

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act) provides a 28% prescription drug subsidy for Medicare eligible retirees. The effect of the subsidy reduced Southern Company’s expenses for the years ended December 31, 2008, 2007, and 2006 by approximately $35 million, $35 million, and $39 million, respectively.
Future benefit payments, including prescription drug benefits, reflect expected future service and are estimated based on assumptions used to measure the accumulated benefit obligation for the postretirement plans. Estimated benefit payments are reduced by drug subsidy receipts expected as a result of the Medicare Act as follows:

	Benefit Payments	Subsidy Receipts	Total
	(in millions)
2009	$100	$(8)	$92
2010	110	(10)	100
2011	120	(11)	109
2012	127	(13)	114
2013	134	(14)	120
2014 to 2018	746	(100)	646

Actuarial Assumptions
The weighted average rates assumed in the actuarial calculations used to determine both the benefit obligations as of the measurement date and the net periodic costs for the pension and other postretirement benefit plans for the following year are presented below. Net periodic benefit costs were calculated in 2005 for the 2006 plan year using a discount rate of 5.50%.

	2008	2007	2006

Discount	6.75%	6.30%	6.00%
Annual salary increase	3.75	3.75	3.50
Long-term return on plan assets	8.50	8.50	8.50

The Company determined the long-term rate of return based on historical asset class returns and current market conditions, taking into account the diversification benefits of investing in multiple asset classes.
An additional assumption used in measuring the APBO was a weighted average medical care cost trend rate of 9.15% for 2009, decreasing gradually to 5.50% through the year 2015 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1% would affect the APBO and the service and interest cost components at December 31, 2008 as follows:

	1 Percent	1 Percent
	Increase	Decrease
	(in millions)
Benefit obligation	$122	$126
Service and interest costs	9	7

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Employee Savings Plan
Southern Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides an 85% matching contribution up to 6% of an employee’s base salary. Prior to November 2006, the Company matched employee contributions at a rate of 75% up to 6% of the employee’s base salary. Total matching contributions made to the plan for 2008, 2007, and 2006 were $76 million, $73 million, and $62 million, respectively.
3. CONTINGENCIES AND REGULATORY MATTERS
General Litigation Matters
Southern Company is subject to certain claims and legal actions arising in the ordinary course of business. In addition, Southern Company’s business activities are subject to extensive governmental regulation related to public health and the environment. Litigation over environmental issues and claims of various types, including property damage, personal injury, common law nuisance, and citizen enforcement of environmental requirements such as opacity and air and water quality standards, has increased generally throughout the United States. In particular, personal injury claims for damages caused by alleged exposure to hazardous materials have become more frequent. The ultimate outcome of such pending or potential litigation against Southern Company and its subsidiaries cannot be predicted at this time; however, for current proceedings not specifically reported herein, management does not anticipate that the liabilities, if any, arising from such current proceedings would have a material adverse effect on Southern Company’s financial statements.
Mirant Matters
Mirant Corporation (Mirant) was an energy company with businesses that included independent power projects and energy trading and risk management companies in the U.S. and selected other countries. It was a wholly-owned subsidiary of Southern Company until its initial public offering in October 2000. In April 2001, Southern Company completed a spin-off to its shareholders of its remaining ownership, and Mirant became an independent corporate entity.
Mirant Bankruptcy
In July 2003, Mirant and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. The Bankruptcy Court entered an order confirming Mirant’s plan of reorganization in December 2005, and Mirant announced that this plan became effective in January 2006. As part of the plan, Mirant transferred substantially all of its assets and its restructured debt to a new corporation that adopted the name Mirant Corporation (Reorganized Mirant).
Southern Company has certain contingent liabilities associated with guarantees of contractual commitments made by Mirant’s subsidiaries discussed in Note 7 under “Guarantees” and with various lawsuits related to Mirant discussed below. Also, Southern Company has joint and several liability with Mirant regarding the joint consolidated federal income tax returns through 2001, as discussed in Note 5. In December 2004, as a result of concluding an IRS audit for the tax years 2000 and 2001, Southern Company paid approximately $39 million in additional tax and interest related to Mirant tax items and filed a claim in Mirant’s bankruptcy case for that amount. Through December 2008, Southern Company received from the IRS approximately $38 million in refunds related to Mirant. Southern Company believes it has a right to recoup the $39 million tax payment owed by Mirant from such tax refunds. As a result, Southern Company intends to retain the tax refunds and reduce its claim against Mirant for the payment of Mirant taxes by the amount of such refunds. MC Asset Recovery, a special purpose subsidiary of Reorganized Mirant, has objected to and sought to equitably subordinate the Southern Company tax claim in its fraudulent

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transfer litigation against Southern Company. Southern Company has reserved the remaining amount with respect to its Mirant tax claim.
Under the terms of the separation agreements entered into in connection with the spin-off, Mirant agreed to indemnify Southern Company for costs associated with these guarantees, lawsuits, and additional IRS assessments. However, as a result of Mirant’s bankruptcy, Southern Company sought reimbursement as an unsecured creditor in Mirant’s Chapter 11 proceeding. As part of a complaint filed against Southern Company in June 2005 and amended thereafter, Mirant and The Official Committee of Unsecured Creditors of Mirant Corporation (Unsecured Creditors’ Committee) objected to and sought equitable subordination of Southern Company’s claims, and Mirant moved to reject the separation agreements entered into in connection with the spin-off. MC Asset Recovery has been substituted as plaintiff in the complaint. If Southern Company’s claims for indemnification with respect to these, or any additional future payments, are allowed, then Mirant’s indemnity obligations to Southern Company would constitute unsecured claims against Mirant entitled to stock in Reorganized Mirant. The final outcome of this matter cannot now be determined.
MC Asset Recovery Litigation
In June 2005, Mirant, as a debtor in possession, and the Unsecured Creditors’ Committee filed a complaint against Southern Company in the U.S. Bankruptcy Court for the Northern District of Texas, which was amended in July 2005, February 2006, May 2006, and March 2007.
In December 2005, the Bankruptcy Court entered an order authorizing the transfer of this proceeding, along with certain other actions, to MC Asset Recovery. Under that order, Reorganized Mirant is obligated to fund up to $20 million in professional fees in connection with the lawsuits, as well as certain additional amounts. Any net recoveries from these lawsuits will be distributed to, and shared equally by, certain unsecured creditors and the original equity holders. In January 2006, the U.S. District Court for the Northern District of Texas substituted MC Asset Recovery as plaintiff.
The complaint, as amended in March 2007, alleges that Southern Company caused Mirant to engage in certain fraudulent transfers and to pay illegal dividends to Southern Company prior to the spin-off. The alleged fraudulent transfers and illegal dividends include without limitation: (1) certain dividends from Mirant to Southern Company in the aggregate amount of $668 million, (2) the repayment of certain intercompany loans and accrued interest in an aggregate amount of $1.035 billion, and (3) the dividend distribution of one share of Series B Preferred Stock and its subsequent redemption in exchange for Mirant’s 80% interest in a holding company that owned SE Finance Capital Corporation and Southern Company Capital Funding, Inc., which transfer plaintiff asserts is valued at over $200 million. The complaint also seeks to recharacterize certain advances from Southern Company to Mirant for investments in energy facilities from debt to equity. The complaint further alleges that Southern Company is liable to Mirant’s creditors for the full amount of Mirant’s liability under an alter ego theory of recovery and that Southern Company breached its fiduciary duties to Mirant and its creditors, caused Mirant to breach its fiduciary duties to creditors, and aided and abetted breaches of fiduciary duties by Mirant’s directors and officers. The complaint also seeks recoveries under the theories of restitution and unjust enrichment. In addition, the complaint alleged a claim under the Federal Debt Collection Procedure Act (FDCPA) to avoid certain transfers from Mirant to Southern Company; however, on July 7, 2008, the court ruled that the FDCPA does not apply and that Georgia law should apply instead. The complaint seeks monetary damages in excess of $2 billion plus interest, punitive damages, attorneys’ fees, and costs. Finally, the complaint includes an objection to Southern Company’s pending claims against Mirant in the Bankruptcy Court (which relate to reimbursement under the separation agreements of payments such as income taxes, interest, legal fees, and other guarantees described in Note 7) and seeks equitable subordination of Southern Company’s claims to the claims of all other creditors. Southern Company served an answer to the complaint in April 2007.

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In January 2006, the U.S. District Court for the Northern District of Texas granted Southern Company’s motion to withdraw this action from the Bankruptcy Court and, in February 2006, granted Southern Company’s motion to transfer the case to the U.S. District Court for the Northern District of Georgia. In May 2006, Southern Company filed a motion for summary judgment seeking entry of judgment against the plaintiff as to all counts of the complaint. In December 2006, the U.S. District Court for the Northern District of Georgia granted in part and denied in part the motion. As a result, certain breach of fiduciary duty claims alleged in earlier versions of the complaint are barred; all other claims in the complaint were allowed to proceed. On August 6, 2008, Southern Company filed a second motion for summary judgment. MC Asset Recovery filed its response to Southern Company’s motion for summary judgment on October 20, 2008. On February 5, 2009, the court denied the summary judgment motion in connection with the fraudulent conveyance and illegal dividend claims concerning certain advance return/loan repayments in 1999, dividends in 1999 and 2000, and transfers in connection with Mirant’s separation from Southern Company. The court granted Southern Company’s motion for summary judgment with respect to certain claims, including claims for restitution and unjust enrichment, claims that Southern Company aided and abetted Mirant’s directors’ breach of fiduciary duties to Mirant, and claims that Southern Company used Mirant as an alter ego. In addition, the court granted Southern Company’s motion in connection with the fraudulent transfer and illegal dividend claims concerning certain turbine termination payments. Southern Company believes there is no meritorious basis for the claims in the complaint and is vigorously defending itself in this action. However, the final outcome of this matter cannot now be determined.
Mirant Securities Litigation
In November 2002, Southern Company, certain former and current senior officers of Southern Company, and 12 underwriters of Mirant’s initial public offering were added as defendants in a class action lawsuit that several Mirant shareholders originally filed against Mirant and certain Mirant officers in May 2002. Several other similar lawsuits filed subsequently were consolidated into this litigation in the U.S. District Court for the Northern District of Georgia. The amended complaint is based on allegations related to alleged improper energy trading and marketing activities involving the California energy market, alleged false statements and omissions in Mirant’s prospectus for its initial public offering and in subsequent public statements by Mirant, and accounting-related issues previously disclosed by Mirant. The lawsuit purports to include persons who acquired Mirant securities between September 26, 2000 and September 5, 2002.
In July 2003, the court dismissed all claims based on Mirant’s alleged improper energy trading and marketing activities involving the California energy market. The other claims do not allege any improper trading and marketing activity, accounting errors, or material misstatements or omissions on the part of Southern Company but seek to impose liability on Southern Company based on allegations that Southern Company was a “control person” as to Mirant prior to the spin-off date. Southern Company filed an answer to the consolidated amended class action complaint in September 2003. Plaintiffs also filed a motion for class certification.
During Mirant’s Chapter 11 proceeding, the securities litigation was stayed, with the exception of limited discovery. Since Mirant’s plan of reorganization has become effective, the stay has been lifted. In March 2006, the plaintiffs filed a motion for reconsideration requesting that the court vacate that portion of its July 2003 order dismissing the plaintiffs’ claims based upon Mirant’s alleged improper energy trading and marketing activities involving the California energy market. Southern Company and the other defendants opposed the plaintiffs’ motion. In March 2007, the court granted plaintiffs’ motion for reconsideration, reinstated the California energy market claims, and granted in part and denied in part defendants’ motion to compel certain class certification discovery. In March 2007, defendants filed renewed motions to dismiss the California energy claims on grounds originally set forth in their 2003 motions to dismiss, but which were not addressed by the court. In July 2007, certain defendants, including Southern Company, filed motions for reconsideration of the court’s denial of a motion seeking dismissal of certain federal securities laws claims based upon, among other things, certain alleged errors included in financial statements issued by Mirant. On August 6, 2008, the court entered an order in regard to the defendants’ motions to

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dismiss and for partial summary judgment. The court granted the defendants’ motion for partial summary judgment in two respects concluding that certain holders of Mirant stock do not have standing under the securities laws. The court denied the defendants’ other motions and granted leave to the plaintiffs to re-plead their claims against the defendants. In accordance with the court’s order, the plaintiffs filed an amended complaint. The plaintiffs added allegations based upon claims asserted against Southern Company in the MC Asset Recovery litigation. Southern Company and the remaining defendants filed motions to dismiss the amended complaint on October 9, 2008. On January 7, 2009, the trial judge dismissed all counts of the plaintiffs’ second amended complaint with prejudice. This matter is now concluded.
Environmental Matters
New Source Review Actions
In November 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia against certain Southern Company subsidiaries, including Alabama Power and Georgia Power, alleging that these subsidiaries had violated the New Source Review (NSR) provisions of the Clean Air Act and related state laws at certain coal-fired generating facilities. Through subsequent amendments and other legal procedures, the EPA filed a separate action in January 2001 against Alabama Power in the U.S. District Court for the Northern District of Alabama after Alabama Power was dismissed from the original action. In these lawsuits, the EPA alleged that NSR violations occurred at eight coal-fired generating facilities operated by Alabama Power and Georgia Power. The civil actions request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The action against Georgia Power has been administratively closed since the spring of 2001, and the case has not been reopened.
In June 2006, the U.S. District Court for the Northern District of Alabama entered a consent decree between Alabama Power and the EPA, resolving a portion of the Alabama Power lawsuit relating to the alleged NSR violations at Plant Miller. The consent decree required Alabama Power to pay $100,000 to resolve the government’s claim for a civil penalty and to donate $4.9 million of sulfur dioxide emission allowances to a nonprofit charitable organization. It also formalized specific emissions reductions to be accomplished by Alabama Power, consistent with other Clean Air Act programs that require emissions reductions. In August 2006, the district court in Alabama granted Alabama Power’s motion for summary judgment and entered final judgment in favor of Alabama Power on the EPA’s claims related to all of the remaining plants: Plants Barry, Gaston, Gorgas, and Greene County.
The plaintiffs appealed the district court’s decision to the U.S. Court of Appeals for the Eleventh Circuit, where the appeal was stayed, pending the U.S. Supreme Court’s decision in a similar case against Duke Energy. The Supreme Court issued its decision in the Duke Energy case in April 2007, and in December 2007, the Eleventh Circuit vacated the district court’s decision in the Alabama Power case and remanded the case back to the district court for consideration of the legal issues in light of the Supreme Court’s decision in the Duke Energy case. On July 24, 2008, the U.S. District Court for the Northern District of Alabama granted partial summary judgment in favor of Alabama Power regarding the proper legal test for determining whether projects are routine maintenance, repair, and replacement and therefore are excluded from NSR permitting. The decision did not resolve the case, and the ultimate outcome of these matters cannot be determined at this time.
Southern Company believes that the traditional operating companies complied with applicable laws and the EPA regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $37,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in either of these cases could require substantial capital expenditures or affect the timing of currently budgeted capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. Such expenditures could affect future results of operations, cash flows, and financial condition if such costs are not recovered through regulated rates.

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Carbon Dioxide Litigation
New York Case
In July 2004, three environmental groups and attorneys general from eight states, each outside of Southern Company’s service territory, and the corporation counsel for New York City filed complaints in the U.S. District Court for the Southern District of New York against Southern Company and four other electric power companies. The complaints allege that the companies’ emissions of carbon dioxide, a greenhouse gas, contribute to global warming, which the plaintiffs assert is a public nuisance. Under common law public and private nuisance theories, the plaintiffs seek a judicial order (1) holding each defendant jointly and severally liable for creating, contributing to, and/or maintaining global warming and (2) requiring each of the defendants to cap its emissions of carbon dioxide and then reduce those emissions by a specified percentage each year for at least a decade. The plaintiffs have not, however, requested that damages be awarded in connection with their claims. Southern Company believes these claims are without merit and notes that the complaint cites no statutory or regulatory basis for the claims. In September 2005, the U.S. District Court for the Southern District of New York granted Southern Company’s and the other defendants’ motions to dismiss these cases. The plaintiffs filed an appeal to the U.S. Court of Appeals for the Second Circuit in October 2005, but no decision has been issued. The ultimate outcome of these matters cannot be determined at this time.
Kivalina Case
On February 26, 2008, the Native Village of Kivalina and the City of Kivalina filed a suit in the U.S. District Court for the Northern District of California against several electric utilities (including Southern Company), several oil companies, and a coal company. The plaintiffs are the governing bodies of an Inupiat village in Alaska. The plaintiffs contend that the village is being destroyed by erosion allegedly caused by global warming that the plaintiffs attribute to emissions of greenhouse gases by the defendants. The plaintiffs assert claims for public and private nuisance and contend that the defendants have acted in concert and are therefore jointly and severally liable for the plaintiffs’ damages. The suit seeks damages for lost property values and for the cost of relocating the village, which is alleged to be $95 million to $400 million. On June 30, 2008, all defendants filed motions to dismiss this case. Southern Company believes that these claims are without merit and notes that the complaint cites no statutory or regulatory basis for the claims. The ultimate outcome of this matter cannot be determined at this time.
Environmental Remediation
Southern Company must comply with environmental laws and regulations that cover the handling and disposal of waste and releases of hazardous substances. Under these various laws and regulations, the subsidiaries may also incur substantial costs to clean up properties. The traditional operating companies have each received authority from their respective state PSCs to recover approved environmental compliance costs through regulatory mechanisms. Within limits approved by the state PSCs, these rates are adjusted annually or as necessary.
Georgia Power’s environmental remediation liability as of December 31, 2008 was $10.1 million. Georgia Power has been designated or identified as a potentially responsible party (PRP) at sites governed by the Georgia Hazardous Site Response Act and/or by the federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), including a large site in Brunswick, Georgia on the CERCLA National Priorities List (NPL). The parties have completed the removal of wastes from the Brunswick site as ordered by the EPA. Additional claims for recovery of natural resource damages at this site or for the assessment and potential cleanup of other sites on the Georgia Hazardous Sites Inventory and CERCLA NPL are anticipated.
By letter dated September 30, 2008, the EPA advised Georgia Power that it has been designated as a PRP at the Ward Transformer Superfund site located in Raleigh, North Carolina. Numerous other entities have also received notices from the EPA. Georgia Power, along with other named PRPs, will participate in negotiations with the EPA

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to address cleanup of the site and reimbursement for the EPA’s past expenditures related to work performed at the site. The ultimate outcome of this matter will depend upon further environmental assessment and the ultimate number of PRPs and cannot be determined at this time; however, it is not expected to have a material impact on Southern Company’s financial statements.
Gulf Power’s environmental remediation liability includes estimated costs of environmental remediation projects of approximately $66.8 million as of December 31, 2008. These estimated costs relate to site closure criteria by the Florida Department of Environmental Protection (FDEP) for potential impacts to soil and groundwater from herbicide applications at Gulf Power substations. The schedule for completion of the remediation projects will be subject to FDEP approval. The projects have been approved by the Florida PSC for recovery through Gulf Power’s environmental cost recovery clause; therefore, there was no impact on net income as a result of these estimates.
The final outcome of these matters cannot now be determined. However, based on the currently known conditions at these sites and the nature and extent of activities relating to these sites, management does not believe that additional liabilities, if any, at these sites would be material to the financial statements.
FERC Matters
Market-Based Rate Authority
Each of the traditional operating companies and Southern Power has authorization from the FERC to sell power to non-affiliates, including short-term opportunity sales, at market-based prices. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate.
In December 2004, the FERC initiated a proceeding to assess Southern Company’s generation dominance within its retail service territory. The ability to charge market-based rates in other markets is not an issue in the proceeding. Any new market-based rate sales by any subsidiary of Southern Company in Southern Company’s retail service territory entered into during a 15-month refund period that ended in May 2006 could be subject to refund to a cost-based rate level.
In November 2007, the presiding administrative law judge issued an initial decision regarding the methodology to be used in the generation dominance tests. The proceedings are ongoing. The ultimate outcome of this generation dominance proceeding cannot now be determined, but an adverse decision by the FERC in a final order could require the traditional operating companies and Southern Power to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates, and could also result in total refunds of up to $19.7 million, plus interest. Southern Company and its subsidiaries believe that there is no meritorious basis for an adverse decision in this proceeding and are vigorously defending themselves in this matter.
In June 2007, the FERC issued its final rule in Order No. 697 regarding market-based rate authority. The FERC generally retained its current market-based rate standards. Responding to a number of requests for rehearing, the FERC issued Order No. 697-A on April 21, 2008 and Order No. 697-B on December 12, 2008. These orders largely affirmed the FERC’s prior revision and codification of the regulations governing market-based rates for public utilities. In accordance with the orders, Southern Company submitted to the FERC an updated market power analysis on September 2, 2008 related to its continued market-based rate authority. The ultimate outcome of this matter cannot now be determined.
On October 17, 2008, Southern Company filed with the FERC a revised market-based rate (MBR) tariff and a new cost-based rate (CBR) tariff. The revised MBR tariff provides for a “must offer” energy auction whereby Southern Company offers all of its available energy for sale in a day-ahead auction and an hour-ahead auction with reserve prices not to exceed the CBR tariff price, after considering Southern Company’s native load requirements, reliability

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obligations, and sales commitments to third parties. All sales under the energy auction would be at market clearing prices established under the auction rules. The new CBR tariff provides for a cost-based price for wholesale sales of less than a year. On December 18, 2008, the FERC issued an order conditionally accepting the MBR tariff subject to certain revisions to the auction proposal. On January 21, 2009, Southern Company made a compliance filing that accepted all the conditions of the MBR tariff order. When this order becomes final, Southern Company will have 30 days to implement the wholesale auction. On December 31, 2008, the FERC issued an order conditionally accepting the CBR tariff subject to providing additional information concerning one aspect of the tariff. On January 30, 2009, Southern Company filed a response addressing the FERC inquiry to the CBR tariff order. Implementation of the energy auction in accordance with the MBR tariff order is expected to adequately mitigate going forward any presumption of market power that Southern Company may have in the Southern Company retail service territory. The timing of when the FERC may issue the final orders on the MBR and CBR tariffs and the ultimate outcome of these matters cannot be determined at this time.
Intercompany Interchange Contract
The Company’s generation fleet in its retail service territory is operated under the Intercompany Interchange Contract (IIC), as approved by the FERC. In May 2005, the FERC initiated a new proceeding to examine (1) the provisions of the IIC among the traditional operating companies, Southern Power, and SCS, as agent, under the terms of which the power pool of Southern Company is operated, (2) whether any parties to the IIC have violated the FERC’s standards of conduct applicable to utility companies that are transmission providers, and (3) whether Southern Company’s code of conduct defining Southern Power as a “system company” rather than a “marketing affiliate” is just and reasonable. In connection with the formation of Southern Power, the FERC authorized Southern Power’s inclusion in the IIC in 2000. The FERC also previously approved Southern Company’s code of conduct.
In October 2006, the FERC issued an order accepting a settlement resolving the proceeding subject to Southern Company’s agreement to accept certain modifications to the settlement’s terms and Southern Company notified the FERC that it accepted the modifications. The modifications largely involve functional separation and information restrictions related to marketing activities conducted on behalf of Southern Power. In November 2006, Southern Company filed with the FERC a compliance plan in connection with the order. In April 2007, the FERC approved, with certain modifications, the plan submitted by Southern Company. Implementation of the plan did not have a material impact on the Company’s financial statements. In November 2007, Southern Company notified the FERC that the plan had been implemented. On December 12, 2008, the FERC division of audits issued for public comment its final audit report pertaining to compliance implementation and related matters. No comments challenging the audit report’s findings were submitted. A decision is now pending from the FERC.
Generation Interconnection Agreements
In November 2004, generator company subsidiaries of Tenaska, Inc. (Tenaska), as counterparties to three previously executed interconnection agreements with subsidiaries of Southern Company, filed complaints at the FERC requesting that the FERC modify the agreements and that those Southern Company subsidiaries refund a total of $19 million previously paid for interconnection facilities. No other similar complaints are pending with the FERC.
In January 2007, the FERC issued an order granting Tenaska’s requested relief. Although the FERC’s order required the modification of Tenaska’s interconnection agreements, under the provisions of the order, Southern Company determined that no refund was payable to Tenaska. Southern Company requested rehearing asserting that the FERC retroactively applied a new principle to existing interconnection agreements. Tenaska requested rehearing of FERC’s methodology for determining the amount of refunds. The requested rehearings were denied, and Southern Company and Tenaska have appealed the orders to the U.S. Circuit Court for the District of Columbia. The final outcome of this matter cannot now be determined.

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Southern Company and Subsidiary Companies 2008 Annual Report
Right of Way Litigation
Southern Company and certain of its subsidiaries, including Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Southern Telecom, Inc. (a subsidiary of SouthernLINC Wireless), have been named as defendants in numerous lawsuits brought by landowners since 2001. The plaintiffs’ lawsuits claim that defendants may not use, or sublease to third parties, some or all of the fiber optic communications lines on the rights of way that cross the plaintiffs’ properties and that such actions exceed the easements or other property rights held by defendants. The plaintiffs assert claims for, among other things, trespass and unjust enrichment and seek compensatory and punitive damages and injunctive relief. Management of Southern Company and its subsidiaries believe that they have complied with applicable laws and that the plaintiffs’ claims are without merit.
To date, Mississippi Power has entered into agreements with plaintiffs in approximately 95% of the actions pending against Mississippi Power to clarify its easement rights in the State of Mississippi. These agreements have been approved by the Circuit Courts of Harrison County and Jasper County, Mississippi (First Judicial Circuit), and dismissals of the related cases are in progress. These agreements have not resulted in any material effects on Southern Company’s financial statements.
In addition, in late 2001, certain subsidiaries of Southern Company, including Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Southern Telecom, Inc. (a subsidiary of SouthernLINC Wireless), were named as defendants in a lawsuit brought in Troup County, Georgia, Superior Court by Interstate Fiber Network, a subsidiary of telecommunications company ITC DeltaCom, Inc. that uses certain of the defendants’ rights of way. This lawsuit alleges, among other things, that the defendants are contractually obligated to indemnify, defend, and hold harmless the telecommunications company from any liability that may be assessed against it in pending and future right of way litigation. The Company believes that the plaintiff’s claims are without merit. In the fall of 2004, the trial court stayed the case until resolution of the underlying landowner litigation discussed above. In January 2005, the Georgia Court of Appeals dismissed the telecommunications company’s appeal of the trial court’s order for lack of jurisdiction. An adverse outcome in this matter, combined with an adverse outcome against the telecommunications company in one or more of the right of way lawsuits, could result in substantial judgments; however, the final outcome of these matters cannot now be determined.
Income Tax Matters
Leveraged Leases
In 2002, the IRS began the examination of three sale-in-lease-out (SILO) transactions entered into by Southern Company. As a result of this examination, the IRS challenged the deductions related to these transactions. Southern disagreed with the IRS’s conclusion, went through all administrative appeals, paid approximately $168 million of the additional tax, and sued the IRS for the refund of such taxes.
During the second quarter 2008, decisions in favor of the IRS were reached in several court cases involving other taxpayers with similar leveraged lease investments. Pursuant to the application of FIN 48 and FASB Staff Position No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” management is required to assess on a periodic basis, the likely outcome of the uncertain tax positions related to the SILO transactions. Based on these accounting standards and management’s review of the recent court decisions, Southern Company recorded an after-tax charge of approximately $67 million in the second quarter 2008.
On December 12, 2008, Southern Company received from the Commissioner of the IRS an invitation to participate in a global settlement initiative related to the SILO transactions. Southern Company accepted the settlement offer on January 8, 2009. Pursuant to the settlement offer, Southern Company recorded an additional after-tax charge in the fourth quarter 2008 of $16 million. Including charges recorded in the second quarter 2008, total after-tax

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charges related to settling the SILO litigation amounted to $83 million in 2008. Of the total, approximately $7 million represents interest and $76 million represents non-cash charges related to the reallocation of lease income and will be recognized in income over the remaining term of the affected leases. A final closing agreement with the IRS is expected to be completed in the first quarter 2009. At that time, Southern Company will make a cash payment to the IRS of approximately $113 million. This payment will represent $120 million related to the timing of tax benefits recognized in prior year tax returns, partially offset by $7 million in interest refunds. The settlement of the SILO issue represented a significant non-cash operating transaction due to the deposits previously paid to the IRS. This resulted in a reduction to other current assets of approximately $207 million, a reduction of approximately $168 million in accrued taxes, and a reduction of approximately $39 million in other current liabilities.
Georgia State Income Tax Credits
Georgia Power’s 2005 through 2008 income tax filings for the State of Georgia include state income tax credits for increased activity through Georgia ports. Georgia Power has also filed similar claims for the years 2002 through 2004. The Georgia Department of Revenue has not responded to these claims. In July 2007, Georgia Power filed a complaint in the Superior Court of Fulton County to recover the credits claimed for the years 2002 through 2004. An unrecognized tax benefit has been recorded related to these credits. See Note 5 under “Unrecognized Tax Benefits” for additional information. If Georgia Power prevails, these claims could have a significant, and possibly material, positive effect on Southern Company’s net income. If Georgia Power is not successful, payment of the related state tax could have a significant, and possibly material, negative effect on Southern Company’s cash flow. The ultimate outcome of this matter cannot now be determined.
Alabama Power Retail Regulatory Matters
Alabama Power operates under a Rate Stabilization and Equalization Plan (Rate RSE) approved by the Alabama PSC. Prior to 2007, Rate RSE provided for periodic annual adjustments based upon Alabama Power’s earned return on end-of-period retail common equity. Effective January 2007 and thereafter, Rate RSE adjustments are based on forward-looking information for the applicable upcoming calendar year. Rate adjustments for any two-year period, when averaged together, cannot exceed 4% per year and any annual adjustment is limited to 5%. Prior to January 2007, annual adjustments were limited to 3.0%. Retail rates remain unchanged when the retail return on common equity (ROE) is projected to be between 13% and 14.5%. If Alabama Power’s actual retail ROE is above the allowed equity return range, customer refunds will be required; however, there is no provision for additional customer billings should the actual retail ROE fall below the allowed equity return range. The Rate RSE increase for 2008 was 3.24%, or $147 million annually and was effective in January 2008. On October 7, 2008, the Alabama PSC approved a corrective rate package primarily providing for adjustments associated with customer charges to certain existing rate structures. This package, effective in January 2009, is expected to generate additional annual revenues of approximately $168 million. Alabama Power expects these additional revenues will preclude the need for a rate adjustment under the Rate RSE in 2009 and agreed to a moratorium on any increase in 2009 under Rate RSE. On December 1, 2008, Alabama Power made its submission of projected data for calendar year 2009. The ratemaking procedures will remain in effect until the Alabama PSC votes to modify or discontinue them.
The Alabama PSC has also approved a rate mechanism that provides for adjustments to recognize the cost of placing new generating facilities in retail service and for the recovery of retail costs associated with certificated purchased power agreements (Rate CNP). The annual true-up adjustment effective in April 2006 increased retail rates by 0.5%, or $19 million annually. In April 2007, there was no adjustment to Rate CNP.

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Southern Company and Subsidiary Companies 2008 Annual Report
Rate CNP also allows for the recovery of Alabama Power’s retail costs associated with environmental laws, regulations, or other such mandates. The rate mechanism, based on forward-looking information, began operation in January 2005 and provides for the recovery of these costs pursuant to a factor that will be calculated annually. Environmental costs to be recovered include operations and maintenance expenses, depreciation, and a return on invested capital. Retail rates increased due to environmental costs approximately 1.2% in January 2006, 0.6% in January 2007, and 2.4% in January 2008. On October 7, 2008, Alabama Power agreed to defer any increase in rates during 2009 under the portion of Rate CNP which permits recovery of costs associated with environmental laws and regulations until 2010. The deferral of the retail rate adjustments will have no significant effect on Southern Company’s revenues or net income, but will have an immaterial impact on annual cash flows. On December 1, 2008, Alabama Power made its submission of projected data for calendar year 2009.
Alabama Power fuel costs are recovered under Rate ECR (Energy Cost Recovery), which provides for the addition of a fuel and energy cost factor to base rates. In June 2007, the Alabama PSC approved Alabama Power’s request to increase the retail energy cost recovery rate to 3.100 cents per kilowatt hour (KWH), effective with billings beginning July 2007 for the 30-month period ending December 2009. On October 7, 2008, the Alabama PSC approved an increase in Alabama Power’s Rate ECR factor to 3.983 cents per KWH for a 24-month period beginning with October 9, 2008 billings. Thereafter, the Rate ECR factor shall be 5.910 cents per KWH, absent a contrary order by the Alabama PSC. During the 24-month period, Alabama Power will be allowed to continue to include a carrying charge associated with the under recovered fuel costs in the fuel expense calculation. In the event the application of this increased Rate ECR factor results in an over recovered position during this period, Alabama Power will pay interest on any such over recovered balance at the same rate used to derive the carrying cost. Accordingly, this approved increase in the billing factor will have no significant effect on Southern Company’s revenues or net income, but will increase annual cash flow. As of December 31, 2008, Alabama Power had an under recovered fuel balance of approximately $306 million, of which approximately $181 million is included in deferred charges and other assets in the balance sheets.
Georgia Power Retail Regulatory Matters
In December 2007, the Georgia PSC approved the 2007 Retail Rate Plan. Under the 2007 Retail Rate Plan, Georgia Power’s earnings will continue to be evaluated against a retail ROE range of 10.25% to 12.25%. Two-thirds of any earnings above 12.25% will be applied to rate refunds with the remaining one-third applied to an environmental compliance cost recovery (ECCR) tariff. There were no refunds related to earnings for the year 2008. Georgia Power has agreed that it will not file for a general base rate increase during this period unless its projected retail ROE falls below 10.25%. Retail base rates increased by approximately $99.7 million effective January 1, 2008 to provide for cost recovery of transmission, distribution, generation, and other investments, as well as increased operating costs. In addition, the ECCR tariff was implemented to allow for the recovery of costs for required environmental projects mandated by state and federal regulations. The ECCR tariff increased rates by approximately $222 million effective January 1, 2008. Georgia Power is required to file a general rate case by July 1, 2010, in response to which the Georgia PSC would be expected to determine whether the 2007 Retail Rate Plan should be continued, modified, or discontinued.
In December 2004, the Georgia PSC approved the retail rate plan for the years 2005 through 2007 (2004 Retail Rate Plan) for Georgia Power. Under the terms of the 2004 Retail Rate Plan, Georgia Power’s earnings were evaluated against a retail ROE range of 10.25% to 12.25%. Two-thirds of any earnings above 12.25% were applied to rate refunds, with the remaining one-third retained by Georgia Power. Retail rates and customer fees increased by approximately $203 million effective January 1, 2005 to cover the higher costs of purchased power, operating and maintenance expenses, environmental compliance, and continued investment in new generation, transmission, and distribution facilities to support growth and ensure reliability. In 2007, Georgia Power refunded 2005 earnings above 12.25% retail ROE. There were no refunds related to earnings for 2006 or 2007.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Georgia Power has established fuel cost recovery rates approved by the Georgia PSC. The Georgia PSC approved increases in Georgia Power’s total annual billings of approximately $383 million effective March 2007 and approximately $222 million effective June 1, 2008. The Georgia PSC order also requires Georgia Power to file for a new fuel cost recovery rate no later than March 1, 2009. On February 19, 2009, the Georgia PSC approved Georgia Power’s request to delay the filing of that case until March 13, 2009. The new rates are expected to become effective on June 1, 2009. As of December 31, 2008, Georgia Power had an under recovered fuel balance of approximately $764 million, of which approximately $426 million is included in deferred charges and other assets in the balance sheets.
Gulf Power Retail Regulatory Matters
On July 29, 2008, the Florida PSC approved Gulf Power’s request to increase the fuel cost recovery factor effective with billings beginning September 2008. The remaining portion of the projected under recovered balance is expected to be recovered in 2009. On September 2, 2008, Gulf Power filed its 2009 projected fuel cost recovery filing with the Florida PSC which includes the fuel factors proposed for January 2009 through December 2009. On October 13, 2008, Gulf Power notified the Florida PSC that the updated projected fuel cost under recovery balance at year-end exceeds the 10% threshold, but no adjustment to the fuel factor was requested. On November 6, 2008, the Florida PSC approved an increase of approximately 12.9% in the fuel factor for retail customers effective with billings beginning January 2009. The fuel factors are intended to allow Gulf Power to recover its projected 2009 fuel and purchased power costs as well as the 2008 under recovered amounts in 2009. Fuel cost recovery revenues, as recorded on the financial statements, are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, changing the billing factor has no significant effect on Southern Company’s revenues or net income, but does impact annual cash flow. As of December 31, 2008, Gulf Power had an under recovered fuel balance of approximately $97 million, which is included in current assets in the balance sheets.
Storm Damage Cost Recovery
Each traditional operating company maintains a reserve to cover the cost of damages from major storms to its transmission and distribution lines and generally the cost of uninsured damages to its generation facilities and other property. In addition, each traditional operating company affected by recent hurricanes has been authorized by its state PSC to defer the portion of the hurricane restoration costs that exceeded the balance in its storm damage reserve account. As of December 31, 2008, the under recovered balance in Southern Company’s storm damage reserve accounts totaled approximately $27 million, of which approximately $21 million and $6 million, respectively, are included in the balance sheets herein under “Other Current Assets” and “Other Regulatory Assets.”
In August 2005, Hurricane Katrina hit the Gulf Coast of the United States and caused significant damage within Mississippi Power’s service area. The estimated total storm restoration costs relating to Hurricane Katrina through December 31, 2007 of $302.4 million, which was net of expected insurance proceeds of approximately $77 million, without offset for the property damage reserve of $3.0 million, was affirmed by the Mississippi PSC in June 2006, and Mississippi Power was ordered to establish a regulatory asset for the retail portion. The Mississippi PSC issued an order directing Mississippi Power to file an application with the Mississippi Development Authority (MDA) for a Community Development Block Grant (CDBG). In October 2006, Mississippi Power received from the MDA a CDBG in the amount of $276.4 million, which was allocated to both the retail and wholesale jurisdictions. In the same month, the Mississippi PSC issued a financing order that authorized the issuance of system restoration bonds for the remaining $25.2 million of the retail portion of storm recovery costs not covered by the CDBG. These funds were received in June 2007. Mississippi Power affirmed the $302.4 million total storm costs incurred as of December 31, 2007. Mississippi Power plans to file with the Mississippi PSC its final accounting of the restoration cost relating to Hurricane Katrina and the storm operations center by the end of the first quarter 2009, at which time the final net retail receivable of approximately $3.2 million is expected to be recovered.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
In July 2006, the Florida PSC issued its order approving a stipulation and settlement between Gulf Power and several consumer groups that resolved all matters relating to Gulf Power’s request for recovery of incurred costs for storm-recovery activities and the replenishment of Gulf Power’s property damage reserve. The order provided for an extension of the storm-recovery surcharge then being collected by Gulf Power for an additional 27 months, expiring in June 2009. Funds collected by Gulf Power related to the storm recovery costs associated with previous hurricanes had been fully recovered by August 31, 2008. Funds collected by Gulf Power through its storm recovery surcharge are now being credited to the property damage reserve and will continue though June 2009 when the approved surcharge ends. The Florida PSC-approved annual accrual to the property damage reserve is $3.5 million, with a target level for the reserve between $25.1 million and $36.0 million. The Florida PSC also authorized Gulf Power to make additional accruals above the $3.5 million at Gulf Power’s discretion. Gulf Power accrued total expenses of $3.5 million in 2008, $3.5 million in 2007, and $6.5 million in 2006. According to the order, in the case of future storms, if Gulf Power incurs cumulative costs for storm-recovery activities in excess of $10 million during any calendar year, Gulf Power will be permitted to file a streamlined formal request for an interim surcharge. Any interim surcharge would provide for the recovery, subject to refund, of up to 80% of the claimed costs for storm-recovery activities. Gulf Power would then petition the Florida PSC for full recovery through an additional surcharge or other cost recovery mechanism. As of December 31, 2008, Gulf Power’s balance in the property damage reserve totaled approximately $9.8 million which is included in the balance sheets under deferred liabilities.
Integrated Coal Gasification Combined Cycle
On January 16, 2009, Mississippi Power filed for a Certificate of Public Convenience and Necessity with the Mississippi PSC to allow construction of a new electric generating plant located in Kemper County, Mississippi. The plant would utilize an advanced integrated coal gasification combined cycle (IGCC) with an output capacity of 582 megawatts. The Kemper IGCC will use locally mined lignite (an abundant, lower heating value coal) from a proposed mine adjacent to the plant as fuel. This certificate, if approved by the Mississippi PSC, would authorize Mississippi Power to acquire, construct and operate the Kemper IGCC and related facilities. The Kemper IGCC, subject to federal and state environmental reviews and certain regulatory approvals, is expected to begin commercial operation in November 2013. As part of its filing, Mississippi Power has requested certain rate recovery treatment in accordance with the base load construction legislation.
Mississippi Power filed an application in June 2006 with the U.S. Department of Energy (DOE) for certain tax credits available to projects using clean coal technologies under the Energy Policy Act of 2005. The DOE subsequently certified the Kemper IGCC, and in November 2006 the IRS allocated Internal Revenue Code Section 48A tax credits of $133 million to Mississippi Power. The utilization of these credits is dependent upon meeting the certification requirements for the Kemper IGCC, including an in-service date no later than November 2013. Mississippi Power has secured all environmental reviews and permits necessary to commence construction of the Kemper IGCC and has entered into a binding contract for the steam turbine generator, completing two milestone requirements for the Section 48A credits.
On February 14, 2008, Mississippi Power also requested that the DOE transfer the remaining funds previously granted to a cancelled Southern Company project that would have been located in Orlando, Florida. On December 12, 2008, an agreement was reached to assign the remaining funds to the Kemper IGCC. The estimated construction cost of the Kemper IGCC is approximately $2.2 billion, which is net of $220 million related to funding to be received from the DOE related to project construction. The remaining DOE funding of $50 million is projected to be used for demonstration over the first few years of operation.
Beginning in December 2006, the Mississippi PSC has approved Mississippi Power’s requested accounting treatment to defer the costs associated with Mississippi Power’s generation resource planning, evaluation, and screening activities as a regulatory asset. On December 22, 2008, Mississippi Power requested an amendment to its original order that would allow these costs to continue to be charged to and remain in a regulatory asset until January 1, 2010. In its application, Mississippi Power reported that it anticipated spending approximately $61

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
million by or before May 31, 2009. At December 31, 2008, Mississippi Power had spent $42.3 million of the $61 million, of which $3.7 million related to land purchases capitalized. Of the remaining amount, $0.8 million was expensed and $37.8 million was deferred in other regulatory assets.
The final outcome of this matter cannot now be determined.
Nuclear
In August 2006, Southern Nuclear, on behalf of Georgia Power, Oglethorpe Power Corporation (OPC), the Municipal Electric Authority of Georgia (MEAG Power), and the City of Dalton, Georgia, an incorporated municipality in the State of Georgia acting by and through its Board of Water, Light and Sinking Fund Commissioners (collectively, Owners), filed an application with the Nuclear Regulatory Commission (NRC) for an early site permit relating to two additional nuclear units on the site of Plant Vogtle. See Note 4 to the financial statements for additional information on these co-owners. On March 31, 2008, Southern Nuclear filed an application with the NRC for a combined construction and operating license (COL) for the new units.
On April 8, 2008, Georgia Power, acting for itself and as agent for the Owners, and a consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc. (collectively, Consortium) entered into an engineering, procurement, and construction agreement to design, engineer, procure, construct, and test two AP1000 nuclear units with electric generating capacity of approximately 1,100 megawatts each and related facilities, structures, and improvements at Plant Vogtle (Vogtle 3 and 4 Agreement).
The Vogtle 3 and 4 Agreement is an arrangement whereby the Consortium supplies and constructs the entire facility with the exception of certain items provided by the Owners. Under the terms of the Vogtle 3 and 4 Agreement, the Owners will pay a purchase price that will be subject to certain price escalation and adjustments, adjustments for change orders, and performance bonuses. Each Owner is severally (and not jointly) liable for its proportionate share, based on its ownership interest, of all amounts owed to the Consortium under the Vogtle 3 and 4 Agreement. Georgia Power’s proportionate share, based on its current ownership interest, is 45.7%. Under the terms of a separate joint development agreement, the Owners finalized their ownership percentages on July 2, 2008, except for allowed changes, under certain limited circumstances, during the Georgia PSC certification process.
On August 1, 2008, Georgia Power submitted an application for the Georgia PSC to certify the project. Hearings began November 3, 2008 and a final certification decision is expected in March 2009.
If certified by the Georgia PSC and licensed by the NRC, Vogtle Units 3 and 4 are scheduled to be placed in service in 2016 and 2017, respectively. The total plant value to be placed in service will also include financing costs for each of the Owners, the impacts of inflation on costs, and transmission and other costs that are the responsibility of the Owners. Georgia Power’s proportionate share of the estimated in-service costs, based on its current ownership interest, is approximately $6.4 billion, subject to adjustments and performance bonuses under the Vogtle 3 and 4 Agreement.
The Owners and the Consortium have agreed to certain liquidated damages upon the Consortium’s failure to comply with the schedule and performance guarantees. The Owners and the Consortium also have agreed to certain bonuses payable to the Consortium for early completion and unit performance. The Consortium’s liability to the Owners for schedule and performance liquidated damages and warranty claims is subject to a cap.
The obligations of Westinghouse Electric Company LLC and Stone & Webster, Inc. under the Vogtle 3 and 4 Agreement are guaranteed by Toshiba Corporation and The Shaw Group, Inc., respectively. In the event of certain credit rating downgrades of any Owner, such Owner will be required to provide a letter of credit or other credit enhancement.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
The Vogtle 3 and 4 Agreement is subject to certification by the Georgia PSC. In addition, the Owners may terminate the Vogtle 3 and 4 Agreement at any time for their convenience, provided that the Owners will be required to pay certain termination costs and, at certain stages of the work, cancellation fees to the Consortium. The Consortium may terminate the Vogtle 3 and 4 Agreement under certain circumstances, including delays in receipt of the COL or delivery of full notice to proceed, certain Owner suspension or delays of work, action by a governmental authority to permanently stop work, certain breaches of the Vogtle 3 and 4 Agreement by the Owners, Owner insolvency, and certain other events.
Southern Company also is participating in NuStart Energy Development, LLC (NuStart Energy), a broad-based nuclear industry consortium formed to share the cost of developing a COL and the related NRC review. NuStart Energy was organized to complete detailed engineering design work and to prepare COL applications for two advanced reactor designs. COLs for the two reactor designs were submitted to the NRC during the fourth quarter of 2007. The COLs ultimately are expected to be transferred to one or more of the consortium companies; however, at this time, none of them have committed to build a new nuclear plant.
Southern Company is also exploring other possibilities relating to additional nuclear power projects, both on its own or in partnership with other utilities. The final outcome of these matters cannot now be determined.
Nuclear Fuel Disposal Costs
Alabama Power and Georgia Power have contracts with the United States, acting through the DOE, which provide for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent nuclear fuel in 1998 as required by the contracts, and Alabama Power and Georgia Power are pursuing legal remedies against the government for breach of contract.
In July 2007, the U.S. Court of Federal Claims awarded Georgia Power approximately $30 million, based on its ownership interests, and awarded Alabama Power approximately $17 million, representing substantially all of the direct costs of the expansion of spent nuclear fuel storage facilities at Plants Farley, Hatch, and Vogtle from 1998 through 2004. In July 2007, the government filed a motion for reconsideration, which was denied in November 2007. On January 2, 2008, the government filed an appeal, and on February 29, 2008, filed a motion to stay the appeal. On April 1, 2008, the court granted the government’s motion to stay the appeal pending the court’s decisions in three other similar cases already on appeal. Those cases were decided in August 2008. Based on the rulings in those cases, the appeal is expected to proceed in first quarter 2009.
On April 3, 2008, a second claim against the government was filed for damages incurred after December 31, 2004 (the court-mandated cut-off in the original claim), due to the government’s alleged continuing breach of contract. On October 31, 2008, the court denied a similar request by the government to stay this proceeding. The complaint does not contain any specific dollar amount for recovery of damages. Damages will continue to accumulate until the issue is resolved or the storage is provided. No amounts have been recognized in the financial statements as of December 31, 2008 for either claim. The final outcome of these matters cannot be determined at this time, but no material impact on net income is expected as any damage amounts collected from the government are expected to be returned to customers.
Sufficient pool storage capacity for spent fuel is available at Plant Vogtle to maintain full-core discharge capability for both units into 2014. Expanded wet storage capacity and construction of an on-site dry storage facility at Plant Vogtle is expected to begin in sufficient time to maintain pool full-core discharge capability. At Plants Hatch and Farley, on-site dry storage facilities are operational and can be expanded to accommodate spent fuel through the expected life of each plant.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
4. JOINT OWNERSHIP AGREEMENTS
Alabama Power owns an undivided interest in units 1 and 2 of Plant Miller and related facilities jointly with Power South Energy Cooperative, Inc. Georgia Power owns undivided interests in Plants Vogtle, Hatch, Scherer, and Wansley in varying amounts jointly with OPC, MEAG Power, the City of Dalton, Georgia, Florida Power & Light Company, and Jacksonville Electric Authority. In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain facilities and with Florida Power Corporation for a combustion turbine unit at Intercession City, Florida. Southern Power owns an undivided interest in Plant Stanton Unit A and related facilities jointly with the Orlando Utilities Commission, Kissimmee Utility Authority, and Florida Municipal Power Agency.
At December 31, 2008, Alabama Power’s, Georgia Power’s, and Southern Power’s ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

	Percent	Amount of	Accumulated
	Ownership	Investment	Depreciation
		(in millions)
Plant Vogtle (nuclear)	45.7%	$3,303	$1,918
Plant Hatch (nuclear)	50.1	953	521
Plant Miller (coal) Units 1 and 2	91.8	986	425
Plant Scherer (coal) Units 1 and 2	8.4	117	68
Plant Wansley (coal)	53.5	552	189
Rocky Mountain (pumped storage)	25.4	175	102
Intercession City (combustion turbine)	33.3	12	3
Plant Stanton (combined cycle) Unit A	65.0	151	14

At December 31, 2008, the portion of total construction work in progress related to Plants Miller, Scherer, and Wansley was $174 million, $247 million, and $114 million, respectively, primarily for environmental projects.
Alabama Power, Georgia Power, and Southern Power have contracted to operate and maintain the jointly owned facilities, except for Rocky Mountain and Intercession City, as agents for their respective co-owners. The companies’ proportionate share of their plant operating expenses is included in the corresponding operating expenses in the statements of income and each company is responsible for providing its own financing.
5. INCOME TAXES
Southern Company files a consolidated federal income tax return and combined state income tax returns for the States of Alabama, Georgia, and Mississippi. Under a joint consolidated income tax allocation agreement, each subsidiary’s current and deferred tax expense is computed on a stand-alone basis. In accordance with IRS regulations, each company is jointly and severally liable for the tax liability.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Current and Deferred Income Taxes
Details of income tax provisions are as follows:

	2008	2007	2006
	(in millions)
Federal —
Current	$628	$715	$465
Deferred	177	11	207

	805	726	672

State —
Current	72	114	110
Deferred	38	(5)	(2)

	110	109	108

Total	$915	$835	$780

Net cash payments for income taxes in 2008, 2007, and 2006 were $537 million, $732 million, and $649 million, respectively.
The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

	2008	2007
	(in millions)
Deferred tax liabilities —
Accelerated depreciation	$5,356	$4,878
Property basis differences	968	950
Leveraged lease basis differences	306	479
Employee benefit obligations	364	856
Under recovered fuel clause	516	443
Premium on reacquired debt	107	114
Regulatory assets associated with employee benefit obligations	869	303
Regulatory assets associated with asset retirement obligations	480	483
Other	132	140

Total	9,098	8,646

Deferred tax assets —
Federal effect of state deferred taxes	354	305
State effect of federal deferred taxes	105	97
Employee benefit obligations	1,325	656
Other property basis differences	144	147
Deferred costs	99	131
Unbilled revenue	100	90
Other comprehensive losses	82	48
Regulatory liabilities associated with employee benefit obligations	—	514
Asset retirement obligations	480	483
Other	279	259

Total	2,968	2,730

Total deferred tax liabilities, net	6,130	5,916
Portion included in prepaid expenses (accrued income taxes), net	(90)	(106)
Deferred state tax assets	103	88
Valuation allowance	(63)	(59)

Accumulated deferred income taxes	$6,080	$5,839

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
At December 31, 2008, Southern Company had a State of Georgia net operating loss (NOL) carryforward totaling $1.0 billion, which could result in net state income tax benefits of $57 million, if utilized. However, Southern Company has established a valuation allowance for the potential $57 million tax benefit due to the remote likelihood that the tax benefit will be realized. These NOLs will expire between 2009 and 2021. During 2008, Southern Company utilized $5.8 million in available NOLs, which resulted in a $0.3 million state income tax benefit. The State of Georgia allows the filing of a combined return, which should substantially reduce any additional NOL carryforwards.
At December 31, 2008, the tax-related regulatory assets and liabilities were $972 million and $260 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than the current enacted tax law and to unamortized investment tax credits.
In accordance with regulatory requirements, deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the statements of income. Credits amortized in this manner amounted to $23 million in 2008, $23 million in 2007, and $23 million in 2006. At December 31, 2008, all investment tax credits available to reduce federal income taxes payable had been utilized.
Effective Tax Rate
The provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. federal statutory rate to earnings before income taxes and preferred and preference dividends of subsidiaries, as a result of the following:

	2008	2007	2006

Federal statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal deduction	2.6	2.7	2.9
Synthetic fuel tax credits	—	(1.4)	(2.7)
Employee stock plans dividend deduction	(1.3)	(1.3)	(1.4)
Non-deductible book depreciation	0.8	0.9	1.0
Difference in prior years’ deferred and current tax rate	(0.2)	(0.2)	(0.3)
AFUDC-Equity	(1.9)	(1.4)	(0.7)
Production activities deduction	(0.4)	(0.8)	(0.2)
Donations	—	(0.8)	—
Other	(1.0)	(0.8)	(0.9)

Effective income tax rate	33.6%	31.9%	32.7%

Southern Company’s effective tax rate increased due to the unavailability of the synthetic fuel tax credits in 2008. The credits were no longer allowed under Internal Revenue Code Section 45K for production after December 31, 2007.
The American Jobs Creation Act of 2004 created a tax deduction for a portion of income attributable to U. S. production activities as defined in the Internal Revenue Code Section 199 (production activities deduction). The deduction is equal to a stated percentage of qualified production activities net income. The percentage is phased in over the years 2005 through 2010 with a 3% rate applicable to the years 2005 and 2006, a 6% rate applicable for years 2007 through 2009, and a 9% rate thereafter. This increase from 3% in 2006 to 6% in 2007 was one of several

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
factors that increased Southern Company’s 2007 deduction by $32 million over the 2006 deduction. The resulting additional tax benefit was $11 million. The IRS has not clearly defined a methodology for calculating this deduction. However, Southern Company has agreed with the IRS on a calculation methodology and signed a closing agreement on December 11, 2008. Therefore, Southern Company reversed the unrecognized tax benefit and adjusted the deduction for all previous years to conform to the agreement which resulted in a decrease in the 2008 deduction when compared to the 2007 deduction. The net impact of the reversal of the unrecognized tax benefits combined with the application of the new methodology had no material effect on the Company’s financial statements.
In 2007, Georgia Power donated 2,200 acres of land in the Tallulah Gorge State Park to the State of Georgia. The estimated value of the donation caused a lower effective income tax rate for the year ended December 31, 2007, when compared to December 31, 2008.
Unrecognized Tax Benefits
FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, and classification of income tax uncertainties, along with any related interest and penalties. For 2008, the total amount of unrecognized tax benefits decreased by $118 million, resulting in a balance of $146 million as of December 31, 2008.
Changes during the year in unrecognized tax benefits were as follows:

	2008	2007
	(in millions)

Unrecognized tax benefits at beginning of year	$264	$211
Tax positions from current periods	49	46
Tax positions from prior periods	130	7
Reductions due to settlements	(297)	—

Balance at end of year	$146	$264

The tax positions from current periods increase for 2008 relate primarily to the Georgia state tax credits litigation and other miscellaneous uncertain tax positions. The tax positions from prior periods increase for 2008 relate primarily to the SILO transactions that was remeasured during the second quarter 2008 and effectively settled in December 2008. The reduction due to settlements relates to the agreement with the IRS on the SILO transactions and the agreement with the IRS regarding the production activities deduction methodology. The results of the effective settlement of the SILO transactions were related to timing differences and therefore had no impact on income. See Note 3 under “Income Tax Matters” for additional information.
Impact on Southern Company’s effective tax rate, if recognized, is as follows:

	2008	2007	Change
	(in millions)

Tax positions impacting the effective tax rate	$143	$96	$47
Tax positions not impacting the effective tax rate	3	168	(165)

Balance of unrecognized tax benefits	$146	$264	$(118)

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
The tax positions impacting the effective tax rate increase of $47 million primarily relate to Georgia state tax credit litigation at Georgia Power. The $165 million decrease in tax positions not impacting the effective tax rate relates to the effective settlement of the SILO transactions. See Note 3 under “Income Tax Matters.”
Accrued interest for unrecognized tax benefits:

	2008	2007
	(in millions)

Interest accrued at beginning of year	$31	$27
Interest reclassified due to settlements	(49)	—
Interest accrued during the year	33	4

Balance at end of year	$15	$31

Southern Company classifies interest on tax uncertainties as interest expense. The net amount of interest accrued during the period was primarily associated with the SILO transactions and the Georgia state tax credit litigation. Interest reclassified due to settlements relates to the SILO transactions effective settlement agreement and the production activities deduction methodology. These amounts have been reclassified from interest on tax uncertainties to current interest payable.
Southern Company did not accrue any penalties on uncertain tax positions.
It is reasonably possible that the amount of the unrecognized benefit with respect to a majority of Southern Company’s unrecognized tax positions will significantly increase or decrease within the next 12 months. The possible settlement of the Georgia state tax credits litigation and/or the conclusion or settlement of federal or state audits could impact the balances significantly. At this time, an estimate of the range of reasonably possible outcomes cannot be determined.
The IRS has audited and closed all tax returns prior to 2004. The audits for the state returns have either been concluded, or the statute of limitations has expired, for years prior to 2002.
6. FINANCING
Long-Term Debt Payable to Affiliated Trusts
Southern Company and certain of the traditional operating companies have formed certain wholly-owned trust subsidiaries for the purpose of issuing preferred securities. The proceeds of the related equity investments and preferred security sales were loaned back to Southern Company or the applicable traditional operating company through the issuance of junior subordinated notes totaling $412 million, which constitute substantially all of the assets of these trusts and are reflected in the balance sheets as “Long-term Debt.” Southern Company and such traditional operating companies each consider that the mechanisms and obligations relating to the preferred securities issued for its benefit, taken together, constitute a full and unconditional guarantee by it of the respective trusts’ payment obligations with respect to these securities. At December 31, 2008, preferred securities of $400 million were outstanding. See Note 1 under “Variable Interest Entities” for additional information on the accounting treatment for these trusts and the related securities.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Securities Due Within One Year
A summary of scheduled maturities and redemptions of securities due within one year at December 31 was as follows:

	2008	2007
	(in millions)

Capitalized leases	$20	$15
Senior notes	565	1,005
Other long-term debt	32	33
Redeemable preferred stock	—	125

Total	$617	$1,178

Debt and preferred stock redemptions, and/or serial maturities through 2013 applicable to total long-term debt are as follows: $617 million in 2009; $1.1 billion in 2010; $825 million in 2011; $1.8 billion in 2012; and $950 million in 2013.
Bank Term Loans
Certain of the traditional operating companies entered into bank term loan agreements in 2008. Georgia Power borrowed $300 million under a three-year term loan agreement and $100 million under a short-term loan agreement. Gulf Power borrowed $110 million under a three-year loan agreement and $50 million under a short-term loan agreement. Mississippi Power also borrowed $80 million under a three-year term loan agreement. The proceeds of these loans were used to repay maturing long-term and short-term indebtedness and for other general corporate purposes. Another Southern Company subsidiary had outstanding long-term bank loans of $184 million at December 31, 2008.
Senior Notes
Southern Company and its subsidiaries issued a total of $2.5 billion of senior notes in 2008. Southern Company issued $600 million, and the traditional operating companies’ combined issuances totaled $1.9 billion. The proceeds of these issuances were used to repay maturing long-term and short-term indebtedness and for other general corporate purposes.
At December 31, 2008 and 2007, Southern Company and its subsidiaries had a total of $12.9 billion and $11.4 billion, respectively, of senior notes outstanding. At December 31, 2008 and 2007, Southern Company had a total of $1.1 billion and $900 million, respectively, of senior notes outstanding.
Subsequent to December 31, 2008, Georgia Power issued $500 million long-term senior notes. The proceeds were used to repay long-term and short-term indebtedness and for other general corporate purposes.
Assets Subject to Lien
Each of Southern Company’s subsidiaries is organized as a legal entity, separate and apart from Southern Company and its other subsidiaries. Alabama Power and Gulf Power have granted one or more liens on certain of their respective property in connection with the issuance of certain pollution control revenue bonds with an outstanding principal amount of $194 million. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its other subsidiaries.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Bank Credit Arrangements
At December 31, 2008, unused credit arrangements with banks totaled $4.2 billion, of which $970 million expires during 2009, $25 million expires in 2011, and $3.2 billion expires in 2012. The following table outlines the credit arrangements by company:

			Expires
Company	Total	Unused	2009	2011	2012
	(in millions)

Alabama Power	$1,256	$1,256	$466	$25	$765
Georgia Power	1,345	1,333	225	—	1,120
Gulf Power	120	120	120	—	—
Mississippi Power	99	99	99	—	—
Southern Company	950	950	—	—	950
Southern Power	400	400	—	—	400
Other	60	60	60	—	—

Total	$4,230	$4,218	$970	$25	$3,235

Approximately $84 million of the credit facilities expiring in 2009 allow the execution of term loans for an additional two-year period and $544 million allow execution of one-year term loans. Most of these agreements include stated borrowing rates.
All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. Commitment fees average one-eighth of 1% or less for Southern Company, the traditional operating companies, and Southern Power. Compensating balances are not legally restricted from withdrawal.
Most of the credit arrangements with banks have covenants that limit debt levels to 65% of total capitalization, as defined in the agreements. For purposes of these definitions, debt excludes the long-term debt payable to affiliated trusts and, in certain arrangements, other hybrid securities. At December 31, 2008, Southern Company, Southern Power, and the traditional operating companies were each in compliance with their respective debt limit covenants.
In addition, the credit arrangements typically contain cross default provisions that would be triggered if the borrower defaulted on other indebtedness above a specified threshold. The cross default provisions are restricted only to the indebtedness, including any guarantee obligations, of the company that has such credit arrangements. Southern Company and its subsidiaries are currently in compliance with all such covenants.
A portion of the $4.2 billion unused credit with banks is allocated to provide liquidity support to the traditional operating companies’ variable rate pollution control revenue bonds. The amount of variable rate pollution control revenue bonds requiring liquidity support as of December 31, 2008 was approximately $1.3 billion.
Southern Company, the traditional operating companies, and Southern Power make short-term borrowings primarily through commercial paper programs that have the liquidity support of committed bank credit arrangements. Southern Company and the traditional operating companies may also borrow through various other arrangements with banks. The amounts of commercial paper outstanding and included in notes payable in the balance sheets at December 31, 2008 and December 31, 2007 were $794.3 million and $1.2 billion, respectively. The amounts of short-term bank loans included in notes payable in the balance sheets at December 31, 2008 and December 31, 2007 were $150 million and $113 million, respectively.
During 2008, the peak amount outstanding for short-term debt was $1.7 billion, and the average amount outstanding was $1.1 billion. The average annual interest rate on short-term debt was 2.7% for 2008 and 5.3% for 2007.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Redeemable Preferred Stock of Subsidiaries
The following table presents changes in redeemable preferred stock of subsidiaries during the years ended December 31, 2008, 2007, and 2006:

Redeemable
Preferred
Stock of
Subsidiaries
(in millions)
Balance at December 31, 2005	$513
Redemption of preferred stock	(15)

Balance at December 31, 2006	$498
No change	—

Balance at December 31, 2007	$498
Redemption of preferred stock	(125)
Other	2

Balance at December 31, 2008	$375

Financial Instruments
The traditional operating companies and Southern Power enter into energy-related derivatives to hedge exposures to electricity, gas, and other fuel price changes. However, due to cost-based rate regulations, the traditional operating companies have limited exposure to market volatility in commodity fuel prices and prices of electricity. Southern Power also has limited exposure to market volatility in commodity fuel prices and prices of electricity because its long-term sales contracts shift substantially all fuel cost responsibility to the purchaser. However, Southern Power has been and may continue to be exposed to market volatility in energy-related commodity prices as a result of sales of uncontracted generating capacity. Each of the traditional operating companies manage fuel-hedging programs implemented per the guidelines of their respective state PSCs. In addition to hedges on fuel and purchased power, the traditional operating companies and Southern Power may also enter into hedges of forward electricity sales.
At December 31, the net fair value of energy-related derivative contracts by hedge designation was reflected in the financial statements as assets/(liabilities) as follows:

	2008	2007
	(in millions)

Regulatory hedges	$(288)	$—
Cash flow hedges	(1)	1
Non-accounting hedges	4	3

Total fair value	$(285)	$4

Energy-related derivative contracts which are designated as regulatory hedges relate primarily to the traditional operating companies’ fuel hedging programs, where gains and losses are initially recorded as regulatory liabilities and assets, respectively, and then are included in fuel expense as they are recovered through the fuel cost recovery clauses. Gains and losses on energy-related derivatives designated as cash flow hedges are mainly used by Southern Power to hedge anticipated purchases and sales and are initially deferred in other comprehensive income before being recognized in income in the same period as the hedged transactions. Gains and losses on energy-related derivative contracts that are not designated or fail to qualify as hedges are recognized in the statements of income as incurred. The pre-tax gains/(losses) reclassified from other comprehensive income to revenue and fuel expense were not material for any period presented and are not expected to be material for 2009. Additionally, no material ineffectiveness was recorded in earnings for any period presented. Southern Company has energy-related hedges in place up to and including 2012.
During 2006 and 2007, Southern Company had derivatives in place to reduce its exposure to a phase-out of certain income tax credits related to synthetic fuel production in 2007. In accordance with Internal Revenue Code Section 45K, these tax credits were subject to limitation as the annual average price of oil increases. These derivatives settled on January 1, 2008 and thus there was no income statement impact for the period ended December 31, 2008. At December 31, 2007, the fair value of all derivative transactions related to synthetic fuel production was a $43 million net asset. For 2007 and 2006, the fair value gain/(loss) recognized in other income (expense) to mark the transactions to market was $27 million and $(32) million, respectively.
Southern Company and certain subsidiaries also enter into derivatives to hedge exposure to changes in interest rates. Derivatives related to fixed-rate securities are accounted for as fair value hedges. Derivatives related to existing variable rate securities or forecasted transactions are accounted for as cash flow hedges. The derivatives employed as hedging instruments are structured to minimize ineffectiveness. As such, no material ineffectiveness has been recorded in earnings for any period presented.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
At December 31, 2008, Southern Company had $1.4 billion notional amount of interest rate derivatives outstanding with net fair value losses of $40 million as follows:
Cash Flow Hedges

			Weighted		Fair Value
	Notional	Variable Rate	Average	Hedge Maturity	Gain (Loss)
	Amount	Received	Fixed Rate Paid	Date	December 31, 2008
	(in millions)				(in millions)

Cash Flow Hedges on Existing Debt
Alabama Power*	$576	SIFMA Index	2.69%	February 2010	$(11)
Georgia Power*	301	SIFMA Index	2.22%	December 2009	(3)
Georgia Power	150	3-month LIBOR	2.63%	February 2009	(-)
Georgia Power	300	1-month LIBOR	2.43%	April 2010	(5)

Cash Flow Hedges on Forecasted Debt
Georgia Power	100	3-month LIBOR	4.98%	February 2019	(21)

*	Hedged using the Securities Industry and Financial Markets Association Municipal Swap Index (SIFMA) (formerly the Bond Market Association/PSA Municipal Swap Index)
For fair value hedges, the changes in the fair value of the hedging derivatives are recorded in earnings and are offset by the changes in the fair value of the hedged item. The Company did not have any fair value hedges as of December 31, 2008.
The fair value gains/(losses) for cash flow hedges are recorded in other comprehensive income and are reclassified into earnings at the same time the hedged items affect earnings. In 2008, 2007, and 2006, the Company incurred net gains/(losses) of $(26) million, $9 million, and $1 million, respectively, upon termination of certain interest derivatives at the same time it issued debt. The effective portion of these gains/(losses) has been deferred in other comprehensive income and will be amortized to interest expense over the life of the original interest derivative. The Company also settled an interest derivative early because of counterparty credit issues at a loss of $(2) million. This loss is deferred in other comprehensive income and will be amortized into earnings once the forecasted debt is issued in 2009. For 2008, 2007, and 2006, approximately $(19) million, $(15) million, and $(1) million, respectively, of pre-tax losses were reclassified from other comprehensive income to interest expense. For 2009, pre-tax losses of approximately $(34) million are expected to be reclassified from other comprehensive income to interest expense. The Company has interest-related hedges in place through 2019 and has deferred realized gains/(losses) that are being amortized through 2037.
Subsequent to December 31, 2008, Georgia Power settled $100 million of hedges related to the forecasted debt issuance in February 2009 at a loss of approximately $16 million. This loss will be amortized into earnings over 10 years.
All derivative financial instruments are recognized as either assets or liabilities and are measured at fair value. See Note 10 for additional information.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
7. COMMITMENTS
Construction Program
Southern Company is engaged in continuous construction programs, currently estimated to total $5.7 billion in 2009, $5.1 billion in 2010, and $5.8 billion in 2011. These amounts include $187 million, $151 million, and $150 million in 2009, 2010, and 2011, respectively, for construction expenditures related to contractual purchase commitments for nuclear fuel included herein under “Fuel and Purchased Power Commitments.” The construction programs are subject to periodic review and revision, and actual construction costs may vary from these estimates because of numerous factors. These factors include: changes in business conditions; changes in load projections; changes in environmental statutes and regulations; changes in nuclear plants to meet new regulatory requirements; changes in FERC rules and regulations; PSC approvals; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. At December 31, 2008, significant purchase commitments were outstanding in connection with the ongoing construction program, which includes new facilities and capital improvements to transmission, distribution, and generation facilities, including those to meet environmental standards.
Long-Term Service Agreements
The traditional operating companies and Southern Power have entered into Long-Term Service Agreements (LTSAs) with General Electric (GE), Alstom Power, Inc., Mitsubishi Power Systems Americas, Inc., and Siemens AG for the purpose of securing maintenance support for the combined cycle and combustion turbine generating facilities owned or under construction by the subsidiaries. The LTSAs cover all planned inspections on the covered equipment, which generally includes the cost of all labor and materials. The LTSAs are also obligated to cover the costs of unplanned maintenance on the covered equipment subject to limits and scope specified in each contract.
In general, these LTSAs are in effect through two major inspection cycles per unit. Scheduled payments under the LTSAs, which are subject to price escalation, are made at various intervals based on actual operating hours or number of gas turbine starts of the respective units. Total remaining payments under these agreements for facilities owned are currently estimated at $2.3 billion over the remaining life of the agreements, which are currently estimated to range up to 28 years. However, the LTSAs contain various cancellation provisions at the option of the purchasers.
Georgia Power has also entered into an LTSA with GE through 2014 for neutron monitoring system parts and electronics at Plant Hatch. Total remaining payments to GE under this agreement are currently estimated at $10 million. The contract contains cancellation provisions at the option of Georgia Power.
Payments made under the LTSAs prior to the performance of any work are recorded as a prepayment in the balance sheets. All work performed is capitalized or charged to expense (net of any joint owner billings), as appropriate based on the nature of the work.
Limestone Commitments
As part of Southern Company’s program to reduce sulfur dioxide emissions from its coal plants, the traditional operating companies have begun construction of flue gas desulfurization projects and have entered into various long-term commitments for the procurement of limestone to be used in such equipment. Limestone contracts are structured with tonnage minimums and maximums in order to account for fluctuations in coal burn and sulfur content. Southern Company has a minimum contractual obligation of 7.5 million tons, equating to approximately $299 million, through 2019. Estimated expenditures (based on minimum contracted obligated dollars) over the next five years are, $13 million in 2009, $35 million in 2010, $35 million in 2011, $36 million in 2012, and $36 million in 2013.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Fuel and Purchased Power Commitments
To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Coal commitments include forward contract purchases for sulfur dioxide and nitrogen oxide emission allowances. Natural gas purchase commitments contain fixed volumes with prices based on various indices at the time of delivery; amounts included in the chart below represent estimates based on New York Mercantile Exchange future prices at December 31, 2008. Also, Southern Company has entered into various long-term commitments for the purchase of capacity and electricity. Total estimated minimum long-term obligations at December 31, 2008 were as follows:

	Commitments
	Natural Gas	Coal	Nuclear Fuel	Purchased Power
	(in millions)

2009	$1,507	$4,608	$187	$217
2010	969	3,333	151	239
2011	640	2,666	150	216
2012	611	1,370	152	222
2013	631	1,232	123	191
2014 and thereafter	3,798	3,421	43	1,938

Total	$8,156	$16,630	$806	$3,023

Additional commitments for fuel will be required to supply Southern Company’s future needs. Total charges for nuclear fuel included in fuel expense amounted to $147 million in 2008, $144 million in 2007, and $137 million in 2006.
Operating Leases
In 2001, Mississippi Power began the initial 10-year term of a lease agreement for a combined cycle generating facility built at Plant Daniel for approximately $370 million. In 2003, the generating facility was acquired by Juniper Capital L.P. (Juniper), whose partners are unaffiliated with Mississippi Power. Simultaneously, Juniper entered into a restructured lease agreement with Mississippi Power. Juniper has also entered into leases with other parties unrelated to Mississippi Power. The assets leased by Mississippi Power comprise less than 50% of Juniper’s assets. Mississippi Power is not required to consolidate the leased assets and related liabilities, and the lease with Juniper is considered an operating lease. The initial lease term ends in 2011, and the lease includes a purchase and renewal option based on the cost of the facility at the inception of the lease. Mississippi Power is required to amortize approximately 4% of the initial acquisition cost over the initial lease term. Eighteen months prior to the end of the initial lease, Mississippi Power may elect to renew for 10 years. If the lease is renewed, the agreement calls for Mississippi Power to amortize an additional 17% of the initial completion cost over the renewal period. Upon termination of the lease, at Mississippi Power’s option, it may either exercise its purchase option or the facility can be sold to a third party.
The lease provides for a residual value guarantee, approximately 73% of the acquisition cost, by Mississippi Power that is due upon termination of the lease in the event that Mississippi Power does not renew the lease or purchase the assets and that the fair market value is less than the unamortized cost of the asset. A liability of approximately $5 million, $7 million, and $9 million for the fair market value of this residual value guarantee is included in the balance sheets as of December 31, 2008, 2007, and 2006, respectively.
Southern Company also has other operating lease agreements with various terms and expiration dates. Total operating lease expenses were $184 million, $187 million, and $181 million for 2008, 2007, and 2006, respectively. Southern Company includes any step rents, escalations, and lease concessions in its computation of minimum lease payments, which are recognized on a straight-line basis over the minimum lease term.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
At December 31, 2008, estimated minimum lease payments for noncancelable operating leases were as follows:

	Minimum Lease Payments
	Plant Daniel	Barges & Rail Cars	Other	Total
	(in millions)
2009	$29	$66	$48	$143
2010	28	46	42	116
2011	28	34	34	96
2012	—	21	25	46
2013	—	18	17	35
2014 and thereafter	—	40	106	146

Total	$85	$225	$272	$582

For the traditional operating companies, a majority of the barge and rail car lease expenses are recoverable through fuel cost recovery provisions. In addition to the above rental commitments, Alabama Power and Georgia Power have obligations upon expiration of certain leases with respect to the residual value of the leased property. These leases expire in 2010, 2011, and 2013, and the maximum obligations are $61 million, $40 million, and $19 million, respectively. At the termination of the leases, the lessee may either exercise its purchase option, or the property can be sold to a third party. Alabama Power and Georgia Power expect that the fair market value of the leased property would substantially reduce or eliminate the payments under the residual value obligations.
Guarantees
Prior to the Mirant spin-off, Southern Company made separate guarantees to certain counterparties regarding performance of contractual commitments by Mirant’s trading and marketing subsidiaries. The total notional amount of the guarantees is not material.
As discussed earlier in this Note under “Operating Leases,” Alabama Power, Georgia Power, and Mississippi Power have entered into certain residual value guarantees.
8. COMMON STOCK
Stock Issued
In 2008, Southern Company raised $474 million from the issuance of 14.1 million new common shares under the Company’s various stock programs. In 2007, Southern Company raised $379 million from the issuance of 11.6 million new common shares and $159 million from the re-issuance of 5.3 million shares of treasury stock under the Company’s various stock programs.
Shares Reserved
At December 31, 2008, a total of 72 million shares were reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Omnibus Incentive Compensation Plan (which includes the stock option plan discussed below).
Stock Option Plan
Southern Company provides non-qualified stock options to a large segment of its employees ranging from line management to executives. As of December 31, 2008, there were 7,009 current and former employees participating in the stock option plan, and there were 33.2 million shares of common stock remaining available for awards under this plan. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of three years from the date of grant.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Southern Company generally recognizes stock option expense on a straight-line basis over the vesting period which equates to the requisite service period; however, for employees who are eligible for retirement, the total cost is expensed at the grant date. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the stock option plan. For certain stock option awards, a change in control will provide accelerated vesting.
The estimated fair values of stock options granted in 2008, 2007, and 2006 were derived using the Black-Scholes stock option pricing model. Expected volatility was based on historical volatility of Southern Company’s stock over a period equal to the expected term. Southern Company used historical exercise data to estimate the expected term that represents the period of time that options granted to employees are expected to be outstanding. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant that covers the expected term of the stock options. The following table shows the assumptions used in the pricing model and the weighted average grant-date fair value of stock options granted:

Year Ended December 31	2008	2007	2006

Expected volatility	13.1%	14.8%	16.9%
Expected term (in years)	5.0	5.0	5.0
Interest rate	2.8%	4.6%	4.6%
Dividend yield	4.5%	4.3%	4.4%
Weighted average grant-date fair value	$2.37	$4.12	$4.15
Southern Company’s activity in the stock option plan for 2008 is summarized below:

	Shares Subject	Weighted Average
	To Option	Exercise Price

Outstanding at December 31, 2007	34,074,622	$30.77
Granted	7,084,902	35.78
Exercised	(4,112,651)	27.42
Cancelled	(105,600)	34.70

Outstanding at December 31, 2008	36,941,273	$32.09

Exercisable at December 31, 2008	24,194,943	$30.20

The number of stock options vested, and expected to vest in the future, as of December 31, 2008 was not significantly different from the number of stock options outstanding at December 31, 2008 as stated above. As of December 31, 2008, the weighted average remaining contractual term for the options outstanding and options exercisable was 6.3 years and 5.1 years, respectively, and the aggregate intrinsic value for the options outstanding and options exercisable was $181 million and $165 million, respectively.
As of December 31, 2008, there was $7 million of total unrecognized compensation cost related to stock option awards not yet vested. That cost is expected to be recognized over a weighted-average period of approximately 10 months.
For the years ended December 31, 2008, 2007, and 2006, total compensation cost for stock option awards recognized in income was $20 million, $28 million, and $28 million, respectively, with the related tax benefit also recognized in income of $8 million, $11 million, and $11 million, respectively.
The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $45 million, $81 million, and $36 million, respectively. The actual tax benefit realized by the Company for the tax deductions from stock option exercises totaled $17 million, $31 million, and $14 million, respectively, for the years ended December 31, 2008, 2007, and 2006.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Southern Company has a policy of issuing shares to satisfy share option exercises. Cash received from issuances related to option exercises under the share-based payment arrangements for the years ended December 31, 2008, 2007, and 2006 was $113 million, $195 million, and $77 million, respectively.
Diluted Earnings Per Share
For Southern Company, the only difference in computing basic and diluted earnings per share is attributable to outstanding options under the stock option plan. The effect of the stock options was determined using the treasury stock method. Shares used to compute diluted earnings per share are as follows:

	Average Common Stock Shares
	2008	2007	2006
	(in thousands)

As reported shares	771,039	756,350	743,146
Effect of options	3,809	4,666	4,739

Diluted shares	774,848	761,016	747,885

Common Stock Dividend Restrictions
The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 2008, consolidated retained earnings included $5.3 billion of undistributed retained earnings of the subsidiaries. Southern Power’s credit facility contains potential limitations on the payment of common stock dividends; as of December 31, 2008, Southern Power was in compliance with all such requirements.
9. NUCLEAR INSURANCE
Under the Price-Anderson Amendments Act (Act), Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies’ nuclear power plants. The Act provides funds up to $12.5 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $300 million by American Nuclear Insurers (ANI), with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of commercial nuclear reactors. A company could be assessed up to $117.5 million per incident for each licensed reactor it operates but not more than an aggregate of $17.5 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power, based on its ownership and buyback interests, is $235 million and $237 million, respectively, per incident, but not more than an aggregate of $35 million per company to be paid for each incident in any one year. Both the maximum assessment per reactor and the maximum yearly assessment are adjusted for inflation at least every five years. The next scheduled adjustment is due no later than October 29, 2013.
Alabama Power and Georgia Power are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members’ nuclear generating facilities.
Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.
NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member’s nuclear plant. Members can purchase this coverage, subject to a deductible waiting period of up to 26 weeks, with a maximum per occurrence per unit limit of $490 million. After the deductible

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
period, weekly indemnity payments would be received until either the unit is operational or until the limit is exhausted in approximately three years. Alabama Power and Georgia Power each purchase the maximum limit allowed by NEIL, subject to ownership limitations. Each facility has elected a 12-week waiting period.
Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for Alabama Power and Georgia Power under the NEIL policies would be $39 million and $51 million, respectively.
Claims resulting from terrorist acts are covered under both the ANI and NEIL policies (subject to normal policy limits). The aggregate, however, that NEIL will pay for all claims resulting from terrorist acts in any 12-month period is $3.2 billion plus such additional amounts NEIL can recover through reinsurance, indemnity, or other sources.
For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.
All retrospective assessments, whether generated for liability, property, or replacement power, may be subject to applicable state premium taxes.
10. FAIR VALUE MEASUREMENTS
On January 1, 2008, Southern Company adopted FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157) which defines fair value, establishes a framework for measuring fair value, and requires additional disclosures about fair value measurements. The criterion that is set forth in SFAS No. 157 is applicable to fair value measurement where it is permitted or required under other accounting pronouncements.
SFAS No. 157 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on inputs of observable and unobservable market data that a market participant would use in pricing the asset or liability. The use of observable inputs is maximized where available and the use of unobservable inputs is minimized for fair value measurement. As a means to illustrate the inputs used, SFAS No. 157 establishes a three-tier fair value hierarchy that prioritizes inputs to valuation techniques used for fair value measurement.
•	Level 1 consists of observable market data in an active market for identical assets or liabilities.
•	Level 2 consists of observable market data, other than that included in Level 1, that is either directly or indirectly observable.
•	Level 3 consists of unobservable market data. The input may reflect the assumptions of the Company of what a market participant would use in pricing an asset or liability. If there is little available market data, then the Company’s own assumptions are the best available information.
In the case of multiple inputs being used in a fair value measurement, the lowest level input that is significant to the fair value measurement represents the level in the fair value hierarchy in which the fair value measurement is reported.

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
The adoption of SFAS No. 157 has not resulted in any significant changes to the methodologies used for fair value measurement. Primarily all the changes in the fair value of assets and liabilities are recorded in other comprehensive income or regulatory assets and liabilities, and thus the impact on earnings is limited to derivatives that do not qualify for hedge accounting.
The fair value measurements performed on a recurring basis and the level of the fair value hierarchy in which they fall at December 31, 2008 are as follows:

At December 31, 2008:	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Energy-related derivatives	$—	$22	$—	$22
Nuclear decommissioning trusts(a)	498	364	—	862
Cash equivalents and restricted cash	469	—	—	469
Other	2	46	35	83

Total fair value	$969	$432	$35	$1,436

Liabilities:
Energy-related derivatives	$—	$307	$—	$307
Interest rate derivatives	—	40	—	40

Total fair value	$—	$347	$—	$347

(a)	Excludes receivables related to investment income, pending investment sales, and payables related to pending investment purchases.
Energy-related derivatives and interest rate derivatives primarily consist of over-the-counter contracts. See Note 6 under “Financial Instruments” for additional information. The nuclear decommissioning trust funds are invested in a diversified mix of equity and fixed income securities. See Note 1 under “Nuclear Decommissioning” for additional information. The cash equivalents and restricted cash consist of securities with original maturities of 90 days or less. “Other” represents marketable securities and certain deferred compensation funds also invested in various marketable securities. All of these financial instruments and investments are valued primarily using the market approach.
Changes in the fair value measurement of the Level 3 items for the year ended December 31, 2008 are as follows:

Level 3
Other
(in millions)
Beginning balance at December 31, 2007	$50
Total gains (losses) — realized/unrealized:
Included in other comprehensive income	(12)
Purchases, issuances and settlements	1
Transfers in and/or out of Level 3	(4)

Ending balance at December 31, 2008	$35

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
11. SEGMENT AND RELATED INFORMATION
Southern Company’s reportable business segments are the sale of electricity in the Southeast by the four traditional operating companies and Southern Power. Southern Power’s revenues from sales to the traditional operating companies were $638 million, $547 million, and $492 million in 2008, 2007, and 2006, respectively. The “All Other” column includes parent Southern Company, which does not allocate operating expenses to business segments. Also, this category includes segments below the quantitative threshold for separate disclosure. These segments include investments in telecommunications, energy-related services, and leveraged lease projects. Also included are investments in synthetic fuels for 2007 and 2006. In addition, see Note 1 under “Related Party Transactions” for information regarding revenues from services for synthetic fuel production that are included in the cost of fuel purchased by Alabama Power and Georgia Power. All other intersegment revenues are not material. Financial data for business segments and products and services are as follows:

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
Business Segments

	Electric Utilities
	Traditional
	Operating	Southern			All
	Companies	Power	Eliminations	Total	Other	Eliminations	Consolidated
	(in millions)
2008
Operating revenues	$16,521	$1,314	$(835)	$17,000	$182	$(55)	$17,127
Depreciation and amortization	1,325	89	—	1,414	29	—	1,443
Interest income	32	1	—	33	—	—	33
Interest expense	689	83	—	772	94	—	866
Income taxes	944	93	—	1,037	(122)	—	915
Segment net income (loss) after dividends on preferred and preference stock of subsidiaries	1,703	144	—	1,847	(104)	(1)	1,742
Total assets	44,794	2,813	(139)	47,468	1,407	(528)	48,347
Gross property additions	4,058	50	—	4,108	14	—	4,122

	Electric Utilities
	Traditional
	Operating	Southern			All
	Companies	Power	Eliminations	Total	Other	Eliminations	Consolidated
	(in millions)
2007
Operating revenues	$14,851	$972	$(683)	$15,140	$380	$(167)	$15,353
Depreciation and amortization	1,141	74	—	1,215	30	—	1,245
Interest income	31	1	—	32	14	(1)	45
Interest expense	685	79	—	764	122	—	886
Income taxes	866	84	—	950	(115)	—	835
Segment net income (loss) after dividends on preferred and preference stock of subsidiaries	1,582	132	—	1,714	22	(2)	1,734
Total assets	41,812	2,769	(122)	44,459	1,767	(437)	45,789
Gross property additions	3,465	184	(4)	3,645	13	—	3,658

	Electric Utilities
	Traditional
	Operating	Southern			All
	Companies	Power	Eliminations	Total	Other	Eliminations	Consolidated
	(in millions)
2006
Operating revenues	$13,920	$777	$(609)	$14,088	$413	$(145)	$14,356
Depreciation and amortization	1,098	66	—	1,164	37	(1)	1,200
Interest income	33	2	—	35	7	(1)	41
Interest expense	637	80	—	717	149	—	866
Income taxes	867	82	—	949	(169)	—	780
Segment net income (loss) after dividends on preferred and preference stock of subsidiaries	1,462	124	—	1,586	(11)	(2)	1,573
Total assets	38,825	2,691	(110)	41,406	1,933	(481)	42,858
Gross property additions	2,561	501	(16)	3,046	26	—	3,072

Products and Services

Electric Utilities’ Revenues
Year	Retail	Wholesale	Other	Total
	(in millions)
2008	$14,055	$2,400	$545	$17,000
2007	12,639	1,988	513	15,140
2006	11,801	1,822	465	14,088

NOTES (continued)
Southern Company and Subsidiary Companies 2008 Annual Report
12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Summarized quarterly financial data for 2008 and 2007 are as follows:

				Consolidated Net Income After Dividends on	Per Common Share
			Consolidated	Preferred and			Trading
	Operating	Operating	Net	Preference Stock	Basic		Price Range
Quarter Ended	Revenues	Income	Income	of Subsidiaries	Earnings	Dividends	High	Low
		(in millions)
March 2008	$3,683	$708	$375	$359	$0.47	$0.4025	$40.60	$33.71
June 2008	4,215	924	433	417	0.54	0.4200	37.81	34.28
September 2008	5,427	1,405	797	780	1.01	0.4200	40.00	34.46
December 2008	3,802	469	202	186	0.24	0.4200	38.18	29.82

March 2007	$3,409	$691	$349	$339	$0.45	$0.3875	$37.25	$34.85
June 2007	3,772	844	439	429	0.57	0.4025	38.90	33.50
September 2007	4,832	1,382	773	762	1.00	0.4025	37.70	33.16
December 2007	3,340	409	221	204	0.27	0.4025	39.35	35.15
Southern Company’s business is influenced by seasonal weather conditions.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
For the Periods Ended December 2004 through 2008
Southern Company and Subsidiary Companies 2008 Annual Report

	2008	2007	2006	2005	2004

Operating Revenues (in millions)	$17,127	$15,353	$14,356	$13,554	$11,729
Total Assets (in millions)	$48,347	$45,789	$42,858	$39,877	$36,955
Gross Property Additions (in millions)	$4,122	$3,658	$3,072	$2,476	$2,099
Return on Average Common Equity (percent)	13.57	14.60	14.26	15.17	15.38
Cash Dividends Paid Per Share of Common Stock	$1.6625	$1.595	$1.535	$1.475	$1.415
Consolidated Net Income After Dividends on Preferred and Preference Stock of Subsidiaries (in millions):	$1,742	$1,734	$1,573	$1,591	$1,532
Earnings Per Share —
Basic	$2.26	$2.29	$2.12	$2.14	$2.07
Diluted	2.25	2.28	2.10	2.13	2.06

Capitalization (in millions):
Common stock equity	$13,276	$12,385	$11,371	$10,689	$10,278
Preferred and preference stock of subsidiaries	707	707	246	98	44
Redeemable preferred stock of subsidiaries	375	373	498	498	517
Long-term debt	16,816	14,143	12,503	12,846	12,449

Total (excluding amounts due within one year)	$31,174	$27,608	$24,618	$24,131	$23,288

Capitalization Ratios (percent):
Common stock equity	42.6	44.9	46.2	44.3	44.1
Preferred and preference stock of subsidiaries	2.3	2.6	1.0	0.4	0.2
Redeemable preferred stock of subsidiaries	1.2	1.3	2.0	2.1	2.2
Long-term debt	53.9	51.2	50.8	53.2	53.5

Total (excluding amounts due within one year)	100.0	100.0	100.0	100.0	100.0

Other Common Stock Data:
Book value per share	$17.08	$16.23	$15.24	$14.42	$13.86
Market price per share:
High	$40.60	$39.35	$37.40	$36.47	$33.96
Low	29.82	33.16	30.48	31.14	27.44
Close (year-end)	37.00	38.75	36.86	34.53	33.52
Market-to-book ratio (year-end) (percent)	216.6	238.8	241.9	239.5	241.8
Price-earnings ratio (year-end) (times)	16.4	16.9	17.4	16.1	16.2
Dividends paid (in millions)	$1,279	$1,204	$1,140	$1,098	$1,044
Dividend yield (year-end) (percent)	4.5	4.1	4.2	4.3	4.2
Dividend payout ratio (percent)	73.5	69.5	72.4	69.0	68.3
Shares outstanding (in thousands):
Average	771,039	756,350	743,146	743,927	738,879
Year-end	777,192	763,104	746,270	741,448	741,495
Stockholders of record (year-end)	97,324	102,903	110,259	118,285	125,975

Traditional Operating Company Customers (year-end) (in thousands):
Residential	3,785	3,756	3,706	3,642	3,600
Commercial	594	600	596	586	578
Industrial	15	15	15	15	14
Other	8	6	5	5	5

Total	4,402	4,377	4,322	4,248	4,197

Employees (year-end)	27,276	26,742	26,091	25,554	25,642

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
For the Periods Ended December 2004 through 2008
Southern Company and Subsidiary Companies 2008 Annual Report

	2008	2007	2006	2005	2004

Operating Revenues (in millions):
Residential	$5,476	$5,045	$4,716	$4,376	$3,848
Commercial	5,018	4,467	4,117	3,904	3,346
Industrial	3,445	3,020	2,866	2,785	2,446
Other	116	107	102	100	92

Total retail	14,055	12,639	11,801	11,165	9,732
Wholesale	2,400	1,988	1,822	1,667	1,341

Total revenues from sales of electricity	16,455	14,627	13,623	12,832	11,073
Other revenues	672	726	733	722	656

Total	$17,127	$15,353	$14,356	$13,554	$11,729

Kilowatt-Hour Sales (in millions):
Residential	52,262	53,326	52,383	51,082	49,702
Commercial	54,427	54,665	52,987	51,857	50,037
Industrial	52,636	54,662	55,044	55,141	56,399
Other	934	962	920	996	1,005

Total retail	160,259	163,615	161,334	159,076	157,143
Sales for resale	39,368	40,745	38,460	37,072	34,568

Total	199,627	204,360	199,794	196,148	191,711

Average Revenue Per Kilowatt-Hour (cents):
Residential	10.48	9.46	9.00	8.57	7.74
Commercial	9.22	8.17	7.77	7.53	6.69
Industrial	6.54	5.52	5.21	5.05	4.34
Total retail	8.77	7.72	7.31	7.02	6.19
Wholesale	6.10	4.88	4.74	4.50	3.88
Total sales	8.24	7.16	6.82	6.54	5.78
Average Annual Kilowatt-Hour Use Per Residential Customer	13,844	14,263	14,235	14,084	13,879
Average Annual Revenue Per Residential Customer	$1,451	$1,349	$1,282	$1,207	$1,074
Plant Nameplate Capacity Ratings (year-end) (megawatts)	42,607	41,948	41,785	40,509	38,622
Maximum Peak-Hour Demand (megawatts):
Winter	32,604	31,189	30,958	30,384	28,467
Summer	37,166	38,777	35,890	35,050	34,414
System Reserve Margin (at peak) (percent)	15.3	11.2	17.1	14.4	20.2
Annual Load Factor (percent)	58.7	57.6	60.8	60.2	61.4
Plant Availability (percent):
Fossil-steam	90.5	90.5	89.3	89.0	88.5
Nuclear	91.3	90.8	91.5	90.5	92.8

Source of Energy Supply (percent):
Coal	64.0	67.1	67.2	67.4	65.0
Nuclear	14.0	13.4	14.0	14.0	14.5
Hydro	1.4	0.9	1.9	3.1	2.9
Oil and gas	15.4	15.0	12.9	10.9	10.9
Purchased power	5.2	3.6	4.0	4.6	6.7

Total	100.0	100.0	100.0	100.0	100.0